Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

TYCO INTERNATIONAL LTD.,

COVIDIEN LTD.,

and

TYCO ELECTRONICS LTD.

Dated as of           , 2007

i

List of Schedules

Schedule 1.1(14)(1)	Assumed Tyco Contingent Liabilities
Schedule 1.1(27)	Continuing Arrangements
Schedule 1.1(48)(vi)	Electronics Assets
Schedule 1.1(63)	Electronics Group
Schedule 1.1(66)(i)	Electronics Liabilities
Schedule 1.1(66)(iii)	Electronics Assumed Divested Business Liabilities
Schedule 1.1(82)(A) & (B)

(A) Members of the Electronics Group whose former employees are not Former Electronics Employees; (B) Members of the Healthcare Group or Tyco Group whose former employees shall be treated as Former Electronics Employees

Schedule 1.1(83)(A) & (B)

(A) Members of the Healthcare Group whose former employees are not Former Healthcare Employees; (B) Members of the Electronics Group or Tyco Group whose former employees shall be treated as Former Healthcare Employees

Schedule 1.1(84)(A) & (B)

(A) Members of the Tyco Group whose former employees are not Former Tyco Employees; (B) Members of the Electronics Group or Healthcare Group whose former employees shall be treated as Former Tyco Employees

Schedule 1.1(93)(vi)	Healthcare Assets
Schedule 1.1(108)	Healthcare Group
Schedule 1.1(111)(i)	Healthcare Liabilities
Schedule 1.1(111)(iii)(B)	Healthcare Assumed Divested Business Liabilities
Schedule 1.1(174)	Specified Shared Expenses
Schedule 1.1(191)	Tyco Contingent Assets
Schedule 1.1(191)	Tyco Deferred Compensation Plans
Schedule 1.1(191)	Employees to Transfer to Tyco Post-Distribution
Schedule 1.1(196)	Tyco Equity Plans
Schedule 1.1(197)	Tyco Group
Schedule 1.1(203)(vi)	Tyco Retained Assets
Schedule 1.1(206)(i)	Tyco Retained Liabilities
Schedule 1.1(206)(iii)(B)	Tyco Assumed Divested Business Liabilities
Schedule 2.2(c)	Shared Contracts
Schedule 2.5	Tyco Retained Contracts
Schedule 2.10(a)	Guarantees Not Removed
Schedule 2.10(a)(i)	Tyco Removal of Guarantees
Schedule 2.10(a)(ii)	Healthcare Removal of Guarantees
Schedule 2.10(a)(iii)	Electronics Removal of Guarantees
Schedule 3.5	Determination of Free Cash Flow
Schedule 6.1(d)	Tyco Corporate Employees
Schedule 6.4(a)	Healthcare Nonqualified Deferred Compensation Plans
Schedule 6.4(b)	Electronics Nonqualified Deferred Compensation Plans
Schedule 6.4(c)	Tyco Nonqualified Deferred Compensation Plans
Schedule 6.5(a)	Healthcare Pension Plans
Schedule 6.5(b)	Electronics Pension Plans

v

Schedule 6.5(c)	Tyco Retained Pension Plans
Schedule 6.5(d)	Pension Asset Transfer Assumptions
Schedule 6.6(a)	Healthcare Savings Plans
Schedule 6.6(b)	Electronics Savings Plans
Schedule 6.6(c)	Tyco Retained Savings Plans
Schedule 6.7(a)	Tyco Retiree Medical Plans
Schedule 6.7(b)	Healthcare Retiree Medical Plans
Schedule 6.7(c)	Electronics Retiree Medical Plans
Schedule 6.9(c)	Employees on International Assignment
Schedule 6.10(c)	Service Credit Under Employee Benefit Plans
Schedule 7.1(c)	Settlement Escrow Agreement
Schedule 10.9	Exception to Arbitration
Schedule 12.5	Separation Expenses

List of Exhibits

Exhibit A	[Reserved]
Exhibit B	[Reserved]
Exhibit C	Joint Venture Agreement
Exhibit D	Tax Sharing Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of              , 2007, by and among Tyco International Ltd., a Bermuda corporation (“Tyco”), Covidien Ltd., a Bermuda corporation (formerly known as Tyco Healthcare Ltd.) (“Healthcare”), and Tyco Electronics Ltd., a Bermuda corporation (“Electronics”). Each of Tyco, Healthcare and Electronics is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Tyco, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Healthcare Business (as defined herein), (ii) the Electronics Business (as defined herein) and (iii) the Tyco Retained Business (as defined herein);

WHEREAS, the Board of Directors of Tyco has determined that it is appropriate, desirable and in the best interests of Tyco and its stockholders to separate Tyco into three separate, publicly traded companies, one for each of (i) the Healthcare Business, which shall be owned and conducted, directly or indirectly, by Healthcare, (ii) the Electronics Business, which shall be owned and conducted, directly or indirectly, by Electronics and (iii) the Tyco Retained Business which shall be owned and conducted, directly or indirectly, by Tyco;

WHEREAS, in order to effect such separation, the Board of Directors of Tyco has determined that it is appropriate, desirable and in the best interests of Tyco and its stockholders (i) to enter into a series of transactions whereby (A) Tyco and/or one or more members of the Tyco Group will, collectively, own all of the Tyco Retained Assets and assume (or retain) all of the Tyco Retained Liabilities, (B) Healthcare and/or one or more members of the Healthcare Group will, collectively, own all of the Healthcare Assets and assume (or retain) all of the Healthcare Liabilities and (C) Electronics and/or one or more members of the Electronics Group will, collectively, own all of the Electronics Assets and assume (or retain) all of the Electronics Liabilities and (ii) for Tyco to distribute to the holders of Tyco Common Stock on a pro rata basis (in each case without consideration being paid by such stockholders) (A) all of the outstanding shares of common stock, par value $0.20 per share, of Healthcare (the “Healthcare Common Stock”) and (B) all of the outstanding shares of common stock, par value $0.20 per share, of Electronics (the “Electronics Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Separation”);

WHEREAS, each of Tyco, Healthcare and Electronics has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to allocate and assign to the applicable Party or its Subsidiaries responsibility for those Liabilities, in respect of the activities of the applicable Businesses of such entities and those Assets and Liabilities in respect of other businesses and activities of Tyco and its current and former Subsidiaries;

WHEREAS, it is the intention of the Parties that each of the contributions of Assets to, and the assumption of Liabilities by, Healthcare and Electronics together with the corresponding distribution of all of the Healthcare Common Stock and the Electronics Common Stock,

respectively, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the Parties that each of the distribution of the Healthcare Common Stock and the Electronics Common Stock to the stockholders of Tyco will qualify as tax-free under Section355(a) of the Code to such stockholders, and as tax-free to Tyco under Section 361(c) of the Code;

WHEREAS, each of Tyco, Healthcare and Electronics has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Separation and each Distribution and to set forth other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1                                      General. As used in this Agreement, the following terms shall have the following meanings:

(1)                                  “AAA” shall have the meaning set forth in Section 10.2.

(2)                                  “Accountant” shall have the meaning set forth in Section 3.5.

(3)                                  “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(4)                                  “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common.

(5)                                  “Agreement Disputes” shall have the meaning set forth in Section 10.1.

(6)                                  “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Tax Sharing Agreement, the Joint Venture Agreement and the License Agreements.

(7)                                  “Annual Reports” shall have the meaning set forth in Section 5.3(d).

(8)                                  “Applicable Electronics Percentage” shall mean thirty-one percent (31%).

(9)                                  “Applicable Healthcare Percentage” shall mean forty-two percent (42%).

(10)                            “Applicable Percentage” shall mean (i) as to Tyco, the Applicable Tyco Percentage, (ii) as to Electronics, the Applicable Electronics Percentage and (iii) as to Healthcare, the Applicable Healthcare Percentage.

(11)                            “Applicable Tyco Percentage” shall mean twenty-seven percent (27%).

(12)                            “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i)                                     all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii)                                  all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property;

(iii)                               all inventories of products, goods, materials, parts, raw materials and supplies;

(iv)                              all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v)                                 all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi)                              all license Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii)                           all deposits, letters of credit and performance and surety bonds;

(viii)                        all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix)                                all Intellectual Property;

(x)                                   all Software;

(xi)                                all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii)                             all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii)                          all rights under Contracts, all claims or rights against any Person, choses in action or similar rights, whether accrued or contingent;

(xiv)                         all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv)                            all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi)                         all cash or cash equivalents, bank accounts, lock boxes and other third-party deposit arrangements; and

(xvii)                      all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(13)                            “Assume” shall have the meaning set forth in Section 2.3.

(14)                            “Assumed Tyco Contingent Liabilities” shall mean any of the Liabilities set forth on Schedule 1.1(14).

(15)                            “Audited Party” shall have the meaning set forth in Section 5.3(b).

(16)                            “Business” shall mean the Tyco Retained Business, the Healthcare Business or the Electronics Business, as applicable.

(17)                            “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

(18)                            “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(19)                            “Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

(20)                            “Closing Tyco Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(21)                            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(22)                            “Code” shall have the meaning set forth in the preamble.

(23)                            “Commission” shall mean the United States Securities and Exchange Commission.

(24)                            “Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 9.1 or Section 9.2 or any other provision of this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party or its Subsidiaries or (ii) lawfully acquired by such Party or its Subsidiaries from other sources; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such furnishing sources did not provide such information in breach of any confidentiality obligations).

(25)                            “Confidential Business Information” shall mean all Information, data or material other than Confidential Operational Information, including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business plans, (iv) general market evaluations and surveys and (v) financing and credit-related information.

(26)                            “Confidential Operational Information” shall mean all operational Information, data or material including (i) specifications, ideas and concepts for products and services, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) Software, (v) training materials and information and (vi) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes.

(27)                            “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(27) and such other commercial arrangements among the Parties that are intended to survive and continue following the applicable Relevant Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i)                                     any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Groups is a party hereto (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Healthcare Assets or Healthcare Liabilities, Electronics Assets or Electronics Liabilities or Tyco Retained Assets or Tyco Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(ii)                                  any agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of Tyco, Healthcare or Electronics, as the case may be, is a Party.

(28)                            “Contract” shall mean any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking (whether written or oral and whether express or implied).

(29)                            “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(30)                            “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(31)                            “D&O Tail Policies” shall have the meaning set forth in Section 11.2(a).

(32)                            “Deferred Stock Unit” (i) when immediately preceded by “Tyco,” shall mean a unit granted by Tyco pursuant to one of the Tyco Equity Plans representing a general unsecured promise by Tyco to deliver a share of Tyco Common Stock; (ii) when immediately preceded by “Healthcare” shall mean a unit granted by Healthcare representing a general unsecured promise by Healthcare to deliver a share of Healthcare Common Stock, which unit is granted pursuant to the Healthcare Director Deferred Compensation Plan as part of the adjustment to Tyco Deferred Stock Units in connection with the Healthcare Distribution; and (iii) when immediately preceded by “Electronics” shall mean a unit granted by Electronics representing a general unsecured promise by Electronics to deliver a share of Electronics Common Stock, which unit is granted pursuant to the Electronics Director Deferred Compensation Plan as part of the adjustment to Tyco Deferred Stock Units in connection with the Electronics Distribution.

(33)                            [Reserved]

(34)                            “Delivering Party” shall have the meaning set forth in Section 3.5.

(35)                            “Determination Date” shall mean the earlier of (i) 12:01 a.m., Eastern Standard Time, on the Final Separation Date or (ii) 11:59 p.m., Eastern Standard Time, September 30, 2007.

(36)                            “Direct Transfer”  shall mean a Healthcare Employee, Electronics Employee or Tyco Employee’s direct transfer of employment (without interruption) to another Party (or its subsidiary) between the Distribution Date and December 31, 2007.

(37)                            “Disability Plan” when immediately preceded by “Tyco,” shall mean any short-term disability program and long-term disability program sponsored by Tyco, (ii) when immediately preceded by “Healthcare,” shall mean the short-term disability program and long-term disability program to be established by Healthcare under Section 6.8(d); and (iii) when immediately preceded by “Electronics,” shall mean the short-term disability program and long-term disability program to be established by Electronics under Section 6.8(d).

(38)                            “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) filed with the Commission by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.

(39)                            “Dispute Notice” shall have the meaning set forth in Section 10.1.

(40)                            “Disputed Item” shall have the meaning set forth in Section 3.5.

(41)                            “Distribution Agent” shall mean Mellon Investor Services, LLC.

(42)                            “Distribution Date” shall mean (i) with respect to Healthcare, the Healthcare Distribution Date and (ii) with respect to Electronics, the Electronics Distribution Date.

(43)                            “Distribution Electronics Stock Price” shall have the meaning set forth in Section 6.1(b)(ii).

(44)                            “Distribution Healthcare Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(45)                            “Distributions” shall mean, collectively, the Healthcare Distribution and the Electronics Distribution.

(46)                            “Effective Time” shall mean 12:01 a.m., Eastern Standard Time, on the earlier to occur of the Electronics Distribution Date and the Healthcare Distribution Date.

(47)                            “Electronics” shall have the meaning set forth in the preamble.

(48)                            “Electronics Assets” shall mean:

(i)                                     the ownership interests in those Business Entities that are included in the definition of Electronics Group including those Business Entities set forth on Schedule 1.1(63) in the definition of Electronics Group;

(ii)                                  all Electronics Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Electronics Asset or the Electronics Business;

(iii)                               any and all Assets reflected on the Electronics Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Electronics or any member of the Electronics Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv)                              subject to Article XI, any rights of any member of the Electronics Group under any Policies, including any rights thereunder arising after the Electronics Distribution Date in respect of any Policies that are occurrence policies;

(v)                                 any and all Assets owned or held immediately prior to the Relevant Time by Tyco or any of its Subsidiaries (including, prior to their applicable Distribution Date, Healthcare or any of its respective Subsidiaries) primarily relating to or used in the Electronics Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an Electronics Asset. No Asset shall be deemed an Electronics Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Electronics within the applicable time period(s) established by Section 2.6(d);

(vi)                              the Assets set forth on Schedule 1.1(48)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Electronics or any other member of the Electronics Group;

(vii)                           any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Electronics; provided, that personal computers shall be Transferred to the Party who, following the Relevant Time, employs the applicable employee who, prior to the Relevant Time, used such personal computer; and

(viii)                        the Applicable Electronics Percentage of any Tyco Contingent Asset.

Notwithstanding the foregoing, the Electronics Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Tyco Group, or Healthcare Group, as the case may be.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Electronics Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (v) shall take priority over clause (iii) of this Section 1.1(48) and over clause (iii) of Section 1.1(93) in the definition of Healthcare Assets and Section 1.1(203) in the definition of Tyco Retained Assets.

(49)                            “Electronics Balance Sheet” shall mean the combined balance sheet of the Electronics Group, including the notes thereto, as of September 29, 2006, as filed with the Electronics Form 10.

(50)                            “Electronics Business” shall mean (i) the business and operations of the Electronics segment of Tyco as each is described in Electronics’ Form 10, (ii) any other business conducted primarily through the use of the Electronics Assets prior to the Relevant Time and (iii) the businesses and operations of Business Entities acquired or established by or for Electronics or any of its Subsidiaries after the date of this Agreement.

(51)                            “Electronics Cash Allocation” shall have the meaning set forth in Section 3.5.

(52)                            “Electronics Common Stock” shall have the meaning set forth in the recitals hereto.

(53)                            “Electronics Contracts” shall mean the following Contracts to which Tyco or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Tyco Group or the Healthcare Group to the Electronics Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Tyco Group or the Healthcare Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i)                                     any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Electronics Group;

(ii)                                  any Contract that relates primarily to the Electronics Business;

(iii)                               any Contract representing capital or operating equipment lease obligations reflected on the Electronics Balance Sheet;

(iv)                              any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Electronics Group; and

(v)                                 any guarantee, indemnity, representation or warranty of or in favor of any member of the Electronics Group.

(54)                            “Electronics Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.4(b)(i).

(55)                            “Electronics Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans listed in Schedule 6.4(b) and any other legacy nonqualified deferred compensation plan sponsored by members of the Electronics Group.

(56)                            “Electronics Director Deferred Compensation Plan” shall mean the 2007 Tyco Electronics Ltd. Director Deferred Compensation Plan adopted by Electronics to provide for non-employee director nonqualified deferred compensation.

(57)                            “Electronics Distribution” shall mean the distribution on the Electronics Distribution Date to holders of record of shares of Tyco Common Stock as of the Electronics Distribution Record Date of the Electronics Common Stock owned by Tyco on the basis of one share of Electronics Common Stock for every          outstanding shares of Tyco Common Stock.

(58)                            “Electronics Distribution Cash Balance” shall have the meaning set forth in Section 3.5.

(59)                            “Electronics Distribution Date” shall mean the date on which Tyco distributes all of the issued and outstanding shares of Electronics Common Stock to the holders of Tyco Common Stock.

(60)                            “Electronics Distribution Record Date” shall mean such date as may be determined by Tyco’s Board of Directors as the record date for the Electronics Distribution.

(61)                            “Electronics Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who immediately following the Electronics Distribution Date is employed by Electronics or any member of the Electronics Group. Electronics Employee shall also include any employee of an entity in the Electronics Group who, as of the Electronics Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(62)                            “Electronics Form 10” shall mean the registration statement on Form 10 filed by Electronics with the Commission in connection with the Electronics Distribution.

(63)                            “Electronics Group” shall mean Electronics and each Person (other than any member of the Healthcare Group or the Tyco Group) that is a direct or indirect Subsidiary of Electronics immediately after the Effective Time, and each Person that becomes a Subsidiary of Electronics after the Effective Time, which shall include those entities identified as such on Schedule 1.1(63).

(64)                            “Electronics Indemnitees” shall mean each member of the Electronics Group and each of their Affiliates and each member of the Electronics Group and their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(65)                            “Electronics Information Statement” shall mean the Information Statement attached as an exhibit to the Electronics Form 10 sent to the holders of shares of Tyco Common Stock in connection with the Electronics Distribution, including any amendment or supplement thereto.

(66)                            “Electronics Liabilities” shall mean:

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(66)(i) hereto) as Liabilities to be Assumed by any member of the Electronics Group, and all obligations and Liabilities expressly Assumed by any member of the Electronics Group under this Agreement or any of the Ancillary Agreements;

(ii)                                  any and all Liabilities primarily relating to, arising out of or resulting from:

(a)                                  the operation or conduct of the Electronics Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(b)                                 the operation or conduct of any business conducted by any member of the Electronics Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(c)                                  any Electronics Assets, whether arising before, on or after the Effective Time;

(iii)                               any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or associated with any member of the Electronics Group or any Electronics Business or (B) set forth on Schedule 1.1(66)(iii);

(iv)                              the Applicable Electronics Percentage of any Assumed Tyco Contingent Liability;

(v)                                 any Liabilities relating to any Electronics Employee or Former Electronics Employee in respect of the period prior to, on or after the Effective Time;

(vi)                              any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Electronics Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Electronics Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the Electronics Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(vii)                           Specified Shared Expenses to the extent provided in Section 5.5;

(viii)                        all Liabilities reflected as liabilities or obligations on the Electronics Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Electronics Balance Sheet.

Notwithstanding anything to the contrary herein, the Electronics Liabilities shall not include:

(x)                                   any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Tyco Group or the Healthcare Group or for which any such Party is liable;

(y)                                 any Contracts expressly Assumed by any member of the Tyco Group or the Healthcare Group under this Agreement or any of the Ancillary Agreements; and

(z)                                   any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Electronics Liability, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (ii) shall take priority over clause (viii) of this Section 1.1(66) and over clause (viii) of

Section 1.1(111) in the definition of Healthcare Liabilities and clause (vii) of Section 1.1(206) in the definition of Tyco Retained Liabilities.

(67)                            “Electronics Master Trust” shall have the meaning set forth in Section 6.5(b)(ii)(A).

(68)                            “Electronics Option” shall have the meaning set forth in Section 6.1(b)(i).

(69)                            “Electronics Pension Plans” shall have the meaning set forth in Section 6.5(b)(i).

(70)                            “Electronics Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements established or assumed by the Electronics Group under this Agreement for the benefit of Electronics Employees and where applicable, Former Electronics Employees.

(71)                            “Electronics Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any Subsidiary of Tyco, which relate exclusively to the Electronics Business and which Policies are either maintained by Electronics or a member of the Electronics Group or assignable to Electronics or a member of the Electronics Group.

(72)                            “Electronics Retiree Medical Plans” shall have the meaning set forth in Section 6.7.

(73)                            “Electronics RSIP” shall have the meaning set forth in Section 6.6(b)(i).

(74)                            “Electronics Savings Plan” shall have the meaning set forth in Section 6.6(b)(i).

(75)                            “Electronics Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any Subsidiary of Tyco which relate to the Electronics Business, other than Electronics Policies.

(76)                            “Electronics US Pension Plans” shall have the meaning set forth in Section 6.5(b)(ii).

(77)                            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(78)                            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(79)                            “Fiduciary Tail Policies” shall have the meaning set forth in Section 11.2(b).

(80)                            “Final Separation Date” shall mean the last to occur of the Electronics Distribution Date or the Healthcare Distribution Date; provided, that in the event that Tyco makes a public announcement that its board of directors has determined that the shares of either Electronics or Healthcare shall not be distributed by Tyco to its stockholders, then the “Final Separation Date” shall be the date of the last Distribution to be made by Tyco to its stockholders as contemplated by the Plan of Separation, as so amended.

(81)                            “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

(82)                            “Former Electronics Employee” shall mean any former employee who terminated employment with all members of the Tyco controlled group of corporations before the Electronics Distribution Date and who was last employed by (i) a member of the Electronics Group other than those members of the Electronics Group identified on part A of Schedule 1.1(82) or (ii) a member of the Healthcare Group or Tyco Group identified on part B of Schedule 1.1(82).

(83)                            “Former Healthcare Employee” shall mean any former employee who terminated employment with all members of the Tyco controlled group of corporations before the Healthcare Distribution Date and who was last employed by (i) a member of the Healthcare Group other than those members of the Healthcare Group identified on part A of Schedule 1.1(83), (ii) a member of the Electronics Group or Tyco Group identified on part B of Schedule 1.1(83) or (iii) the Tyco Plastics and Adhesives business unit of the Tyco Group that was divested by Tyco in 2006.

(84)                            “Former Tyco Employee” shall mean any former employee who terminated employment with all members of the Tyco controlled group of corporations before the Electronics Distribution Date or the Healthcare Distribution Date and who was last employed by (i) a member of the Tyco Group other than those members of the Tyco Group identified on part A of Schedule 1.1(84) or (ii) a member of the Electronics Group or Healthcare Group identified on part B of  Schedule 1.1(84).

(85)                            “Free Cash Flow” shall, for each of Healthcare and Electronics, mean cash generated from continuing operations, (i) minus capital expenditures, net, (ii) minus any increase in the sale of accounts receivable, (iii) minus any changes in purchase accounting and holdback liabilities, (iv) plus voluntary pension contributions, (v) plus its portion of Separation Expenses, for the period from September 30, 2006 to its respective Distribution Date. The elements of “Free Cash Flow” shall be calculated as set forth in

Tyco’s Form 10-K for the fiscal year ended September 29, 2006 in Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “Liquidity and Capital Resources” and determined in accordance with generally accepted accounting principles.

(86)                            “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(87)                            “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(88)                            “Group” shall mean (i) with respect to Tyco, the Tyco Group, (ii) with respect to Healthcare, the Healthcare Group and (iii) with respect to Electronics, the Electronics Group.

(89)                            “Group Insurance Plans” when immediately preceded by “Tyco,” shall mean any basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance and executive group universal life insurance programs sponsored by Tyco, (ii) when immediately preceded by “Healthcare,” shall mean the basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance and executive group universal life insurance programs to be established by Healthcare under Section 6.8(e); and (iii) when immediately preceded by “Electronics,” shall mean the basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance and executive group universal life insurance program to be established by Electronics under Section 6.8(e).

(90)                            “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(91)                            “Health Plans” when immediately preceded by “Tyco,” shall mean the Tyco International employee health benefit plans, any other medical, HMO, vision, and dental plans and any similar or successor plans, (ii) when immediately preceded by “Healthcare,” shall mean the employee health benefit plans, any other medical, HMO, vision, and dental plans and any similar or successor plans to be established by Healthcare under Section 6.8(a); and (iii) when immediately preceded by “Electronics,” shall mean employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans program to be established by Electronics under Section 6.8(a).

(92)                            “Healthcare” shall have the meaning set forth in the preamble.

(93)                            “Healthcare Assets” shall mean:

(i)                                     the ownership interests in those Business Entities that are included in the definition of Healthcare Group, including those Business Entities set forth on Schedule 1.1(108) in the definition of Healthcare Group and any Business Entities previously engaged in the Tyco Plastics and Adhesives business or the A&E Products business;

(ii)                                  all Healthcare Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Healthcare Asset or the Healthcare Business;

(iii)                               any and all Assets reflected on the Healthcare Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Healthcare or any member of the Healthcare Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv)                              subject to Article XI, any rights of any member of the Healthcare Group under any Policies, including any rights thereunder arising after the Distribution Date in respect of any Policies that are occurrence policies;

(v)                                 any and all Assets owned or held immediately prior to the Relevant Time by Tyco or any of its Subsidiaries (including, prior to their applicable Distribution Date, Electronics or any of their respective Subsidiaries) primarily relating to or used in the Healthcare Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Healthcare Asset. No Asset shall be deemed a Healthcare Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Healthcare within the applicable time period(s) established by Section 2.6(d);

(vi)                              the Assets set forth on Schedule 1.1(93)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Healthcare or any other member of the Healthcare Group;

(vii)                           any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Healthcare; provided, that personal computers shall be Transferred to the Party who, following the Relevant Time, employs the applicable employee who, prior to the Relevant Time, used such personal computer; and

(viii)                        the Applicable Healthcare Percentage of any Tyco Contingent Asset.

Notwithstanding the foregoing, the Healthcare Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Tyco Group or the Electronics Group, as the case may be.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Healthcare Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (v) shall take priority over clause (iii) of this Section 1.1(93) and over clause (iii) of Section 1.1(48) in the definition of Electronics Assets and Section 1.1(203) in the definition of Tyco Retained Assets.

(94)                            “Healthcare Balance Sheet” shall mean the combined balance sheet of the Healthcare Group, including the notes thereto, as of December 29, 2006, as filed with the Healthcare Form 10.

(95)                            “Healthcare Business” shall mean (i) the business and operations of the Healthcare segment of Tyco as described in Healthcare’s Form 10, (ii) any other business conducted primarily through the use of the Healthcare Assets prior to the Relevant Time and (iii) the businesses and operations of Business Entities acquired or established by or for Healthcare or any of its Subsidiaries after the date of this Agreement.

(96)                            “Healthcare Cash Allocation” shall have the meaning set forth in Section 3.5.

(97)                            “Healthcare Common Stock” shall have the meaning set forth in the recitals hereto.

(98)                            “Healthcare Contracts” shall mean the following Contracts to which Tyco or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Tyco Group or the Electronics Group to the Healthcare Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Tyco Group or the Electronics Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i)                                     any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Healthcare Group;

(ii)                                  any Contract that relates primarily to the Healthcare Business;

(iii)                               any Contract representing capital or operating equipment lease obligations reflected on the Healthcare Balance Sheet;

(iv)                              any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Healthcare Group; and

(v)                                 any guarantee, indemnity, representation or warranty of or in favor of any member of the Healthcare Group.

(99)                            “Healthcare Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.4(a)(i).

(100)                      “Healthcare Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans listed in Schedule 6.4(a) and any other legacy nonqualified deferred compensation plan sponsored by members of the Healthcare Group.

(101)                      “Healthcare Director Deferred Compensation Plan” shall mean the Tyco Healthcare Ltd. Director Deferred Compensation Plan adopted by Healthcare to provide for non-employee director nonqualified deferred compensation.

(102)                      “Healthcare Distribution” shall mean the distribution on the Healthcare Distribution Date to holders of record of shares of Tyco Common Stock as of the Healthcare Distribution Record Date of the Healthcare Common Stock owned by Tyco on the basis of one share of Healthcare Common Stock for every          outstanding shares of Tyco Common Stock.

(103)                      “Healthcare Distribution Date” shall mean the date on which Tyco distributes all of the issued and outstanding shares of Healthcare Common Stock to the holders of Tyco Common Stock.

(104)                      “Healthcare Distribution Cash Balance” shall have the meaning set forth in Section 3.5(e).

(105)                      “Healthcare Distribution Record Date” shall mean such date as may be determined by Tyco’s Board of Directors as the record date for the Healthcare Distribution.

(106)                      “Healthcare Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who immediately following the Healthcare Distribution Date is employed by Healthcare or any member of the Healthcare Group. Healthcare Employee shall also include any employee of an entity in the Healthcare Group who, as of the Healthcare Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(107)                      “Healthcare Form 10” shall mean the registration statement on Form 10 filed by Healthcare with the Commission in connection with the Healthcare Distribution.

(108)                      “Healthcare Group” shall mean Healthcare and each Person (other than any member of the Electronics Group or the Tyco Group) that is a direct or indirect

Subsidiary of Healthcare immediately after the Effective Time, and each Person that becomes a Subsidiary of Healthcare after the Effective Time, which shall include those entities identified as such on Schedule 1.1(108).

(109)                      “Healthcare Indemnitees” shall mean each member of the Healthcare Group and each of their Affiliates and each member of the Healthcare Group and their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(110)                      “Healthcare Information Statement” shall mean the Information Statement attached as an exhibit to the Healthcare Form 10 sent to the holders of shares of Tyco Common Stock in connection with the Healthcare Distribution, including any amendment or supplement thereto.

(111)                      “Healthcare Liabilities” shall mean:

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(111)(i) hereto) as Liabilities to be Assumed by any member of the Healthcare Group, and all obligations and Liabilities expressly Assumed by any member of the Healthcare Group under this Agreement or any of the Ancillary Agreements;

(ii)                                  any and all Liabilities primarily relating to, arising out of or resulting from:

(A)                              the operation or conduct of the Healthcare Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B)                                the operation or conduct of any business conducted by any member of the Healthcare Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C)                                any Healthcare Assets, whether arising before, on or after the Effective Time;

(iii)                               any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or associated with any member of the Healthcare Group or any Healthcare Business or (B) set forth on Schedule 1.1(111)(iii);

(iv)                              the Applicable Healthcare Percentage of any Assumed Tyco Contingent Liability;

(v)                                 any Liabilities relating to any Healthcare Employee or Former Healthcare Employee in respect of the period prior to, on or after the Effective Time;

(vi)                              any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Healthcare Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Healthcare Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the Healthcare Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(vii)                           Specified Shared Expenses to the extent provided in Section 5.5; and

(viii)                        all Liabilities reflected as liabilities or obligations on the Healthcare Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Healthcare Balance Sheet.

Notwithstanding anything to the contrary herein, the Healthcare Liabilities shall not include:

(x)                                   any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Tyco Group or the Electronics Group or for which any such Party is liable;

(y)                                 any Contracts expressly Assumed by any member of the Tyco Group or the Electronics Group under this Agreement or any of the Ancillary Agreements; and

(z)                                   any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Healthcare Liability, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (ii) shall take priority over clause (viii) of this Section 1.1(111) and over clause (viii) of Section 1.1(66) in the definition of Electronics Liabilities and clause (vii) of Section 1.1(206) in the definition of Tyco Retained Liabilities.

(112)                      “Healthcare Master Trust” shall have the meaning set forth in Section 6.5(a)(ii)(A).

(113)                      “Healthcare Option” shall have the meaning set forth in Section 6.1(a)(i).

(114)                      “Healthcare Pension Plans” shall have the meaning set forth in Section 6.5(a)(i).

(115)                      “Healthcare Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements established or assumed by the Healthcare Group under this Agreement for the benefit of Healthcare Employees and, where applicable, Former Healthcare Employees.

(116)                      “Healthcare Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any Subsidiary of Tyco, which relate exclusively to the Healthcare Business and which Policies are either maintained by Healthcare or a member of the Healthcare Group or assignable to Healthcare or a member of the Healthcare Group.

(117)                      “Healthcare Retiree Medical Plans” shall have the meaning set forth in Section 6.7.

(118)                      “Healthcare RSIPs” shall have the meaning set forth in Section 6.6(a)(i).

(119)                      “Healthcare Savings Plans” shall have the meaning set forth in Section 6.6(a).

(120)                      “Healthcare Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any Subsidiary of Tyco which relate to the Healthcare Business, other than Healthcare Policies.

(121)                      “Healthcare US Pension Plans” shall have the meaning set forth in Section 6.5(a)(ii).

(122)                      “HIPAA” shall have the meaning set forth in Section 6.9(e).

(123)                      “Income Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

(124)                      “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party) and/or Taxes.

(125)                      “Indemnifying Party” shall have the meaning set forth in Section 8.5(b).

(126)                      “Indemnitee” shall have the meaning set forth in Section 8.5(b).

(127)                      “Indemnity Payment” shall have the meaning set forth in Section 8.9(a).

(128)                      “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, trade secrets, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

(129)                      “Insurance Administration” shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

(130)                      “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium deductible or self insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a Party in pursuing insurance coverage.

(131)                      “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, self-insured retentions, or uncollectibility due to insurer insolvency.

(132)                      “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, derivative patents and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models and methodologies, (viii) rights of privacy and rights to personal information, (ix) telephone numbers and Internet protocol addresses,

(x) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing and (xii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(133)                      [Reserved].

(134)                      “Joint Venture Agreement” shall mean the Joint Venture Agreement by and among Tyco and Electronics, in the form attached hereto as Exhibit C.

(135)                      “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law).

(136)                      “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(137)                      “Liable Party” shall have the meaning set forth in Section 2.9(b).

(138)                      “LIBOR” shall mean the London Interbank Offered Rate for U.S. Dollar deposits.

(139)                      “License Agreements” shall mean the license agreements related to use of certain Tyco Trademarks to be entered between Tyco International Services, GmbH as the licensor and Tyco, Electronics and Healthcare individually as licensees.

(140)                      “Managing Party” shall have the meaning set forth in Section 7.2(a).

(141)                      “Mediation Period” shall have the meaning set forth in Section 10.2.

(142)                      “New York Courts” shall have the meaning set forth in Section 12.19.

(143)                      “NYSE” shall mean the New York Stock Exchange.

(144)                      “Option” (i) when immediately preceded by “Tyco,” shall mean an option to purchase shares of Tyco Common Stock granted pursuant to one of the Tyco Equity Plans; (ii) when immediately preceded by “Healthcare,” shall mean an option to purchase shares of Healthcare Common Stock as of the Healthcare Distribution, which Option shall be granted pursuant to the 2007 Healthcare Stock and Incentive Plan (as hereinafter defined) as part of the adjustment to Tyco Options in connection with the Healthcare Distribution or (iii) when immediately preceded by “Electronics,” shall mean an option to purchase shares of Electronics Common Stock as of the Electronics Distribution, which Option shall be granted pursuant to the 2007 Electronics Stock and Incentive Plan (as

hereinafter defined) as part of the adjustment to Tyco Options in connection with the Electronics Distribution.

(145)                      “Other Parties’ Auditors” shall have the meaning set forth in Section 5.3(b).

(146)                      “Other Party” shall have the meaning set forth in Section 2.9(a).

(147)                      “Other Party Marks” shall have the meaning set forth in Section 5.2(a).

(148)                      “Party” shall have the meaning set forth in the preamble.

(149)                      “Performance Share Unit” (i) when immediately preceded by “Tyco,” shall mean a unit granted by Tyco pursuant to one of the Tyco Equity Plans representing a general unsecured promise by Tyco to deliver a share of Tyco Common Stock and which is subject to certain performance measures; (ii) when immediately preceded by “Healthcare” shall mean a unit granted by Healthcare representing a general unsecured promise by Healthcare to deliver a share of Healthcare Common Stock, which unit is granted pursuant to a Healthcare equity plan as part of the adjustment to Tyco Performance Share Units in connection with the Healthcare Distribution; and (iii) when immediately preceded by “Electronics” shall mean a unit granted by Electronics representing a general unsecured promise by Electronics to deliver a share of Electronics Common Stock, which unit is granted pursuant to an Electronics equity plan as part of the adjustment to Tyco Performance Share Units in connection with the Electronics Distribution.

(150)                      “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(151)                      “Pension Plans” (i) when immediately preceded by “Tyco,” shall mean the pension plans sponsored by Tyco described in Section 6.5(c), (ii) when immediately preceded by “Healthcare,” shall mean the pension plans to be established by Healthcare under Section 6.5; and (iii) when immediately preceded by “Electronics,” shall mean the pension plans to be established by Electronics under Section 6.5(b).

(152)                      “PHI” shall have the meaning set forth in Section 6.9(e).

(153)                      “Plan of Separation” shall have the meaning set forth in the preamble.

(154)                      “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, marine, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder, including the insurance policies written by White Mountain Insurance Company and Mountainbran Limited.

(155)                      “Pre-Distribution Electronics Stock Price” shall have the meaning set forth in Section 6.1(b)(ii).

(156)                      “Pre-Distribution Healthcare Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(157)                      “Pre-Distribution Tyco Stock Price” shall have the meaning set forth in Section 6.1(c).

(158)                      “Prime Rate” shall mean the rate per annum publicly announced by Citibank, N.A. (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

(159)                      “Records” shall mean any Contracts, documents, books, records or files.

(160)                      “Relevant Time” shall mean, 12:01 a.m., Eastern Standard Time as between (i) Tyco and Healthcare, on the Healthcare Distribution Date, (ii) Tyco and Electronics, on the Electronics Distribution Date and (iii) Healthcare and Electronics on the earlier to occur of the Healthcare Distribution Date and the Electronics Distribution Date.

(161)                      “Response Letter” shall have the meaning set forth in Section 3.5.

(162)                      “Restricted Person” shall have the meaning set forth in Section 5.1(a).

(163)                      “Restricted Stock” (i) when immediately preceded by “Tyco,” shall mean a grant by Tyco pursuant to one of the Tyco Equity Plans of a share of Tyco Common Stock subject to certain vesting or other restrictions; (ii) when immediately preceded by “Healthcare” shall mean a grant by Healthcare pursuant to the 2007 Healthcare Stock and Incentive Plan of a share of Healthcare Common Stock subject to certain vesting or other restrictions granted by Healthcare in connection with the Healthcare Distribution; and (iii) when immediately preceded by “Electronics” shall mean a grant by Electronics pursuant to the 2007 Electronics Stock and Incentive Plan of a share of Electronics Common Stock subject to certain vesting or other restrictions granted by Electronics in connection with the Electronics Distribution.

(164)                      “Restricted Stock Unit” (i) when immediately preceded by “Tyco,” shall mean a unit granted by Tyco pursuant to one of the Tyco Equity Plans representing a general unsecured promise by Tyco to deliver a share of Tyco Common Stock; (ii) when immediately preceded by “Healthcare” shall mean a unit granted by Healthcare representing a general unsecured promise by Healthcare to deliver a share of Healthcare Common Stock, which unit is granted pursuant to the 2007 Healthcare Stock and Incentive Plan as part of the adjustment to Tyco Restricted Stock Units in connection with the Healthcare Distribution; and (iii) when immediately preceded by “Electronics” shall mean a unit granted by Electronics representing a general unsecured promise by Electronics to deliver a share of Electronics Common Stock, which unit is granted pursuant to the 2007 Electronics Stock and Incentive Plan as part of the adjustment to Tyco Restricted Stock Units in connection with the Electronics Distribution.

(165)                      “Rules” shall have the meaning set forth in Section 10.3.

(166)                      “Section 125 Plan” (i) when immediately preceded by “Tyco,” shall mean a flexible spending account or flexible benefit plan qualified under Section 125 of the Internal Revenue Code sponsored by Tyco, (ii) when immediately preceded by “Healthcare,” shall mean the flexible spending account or flexible benefit plan qualified under Section 125 of the Internal Revenue Code sponsored program to be established by Healthcare under Section 6.8(b)(i); and (iii) when immediately preceded by “Electronics,” shall mean the short flexible spending account or flexible benefit plan qualified under Section 125 of the Internal Revenue Code sponsored to be established by Electronics under Section 6.8(b)(ii).

(167)                      “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(168)                      “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(169)                      “Separation Expenses” shall have the meaning set forth in Section 12.5.

(170)                      “Severance Plan” (i) when immediately preceded by “Tyco,” shall mean any severance program sponsored by Tyco, (ii) when immediately preceded by “Healthcare,” shall mean the severance program to be established by Healthcare under Section 6.8(c); and (iii) when immediately preceded by “Electronics,” shall mean the severance program to be established by Electronics under Section 6.8(c).

(171)                      “Shared Contract” shall have the meaning set forth in Section 2.2(c)(i).

(172)                      “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any of its Subsidiaries which relate to one or more of the Tyco Retained Business, the Healthcare Business or the Electronics Business.

(173)                      “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

(174)                      “Specified Shared Expenses” shall mean any costs and expenses relating to the items or categories set forth on Schedule 1.1(174) and shall be shared in the manner specified in Section 5.5.

(175)                      “Statement of Cash Allocation” shall have the meaning set forth in Section 3.5.

(176)                      “Statement of Cash Flow Detail” shall have the meaning set forth in Section 3.5.

(177)                      “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(178)                      “Tax” shall have the meaning set forth in the Tax Sharing Agreement.

(179)                      “Tax Contest” shall have the meaning of the definition of “Audit” as set forth in the Tax Sharing Agreement.

(180)                      “Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

(181)                      “Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Tyco, Healthcare and Electronics, in the form attached hereto as Exhibit D.

(182)                      “Third Party Claim” shall have the meaning set forth in Section 8.5(b).

(183)                      “Third Party Proceeds” shall have the meaning set forth in Section 8.9(a).

(184)                      “TIS” shall have the meaning set forth in Section 5.2(d).

(185)                      “Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(186)                      “Transfer” shall have the meaning set forth in Section 2.2(a)(i).

(187)                      [Reserved]

(188)                      “Tyco” shall have the meaning set forth in the preamble.

(189)                      “Tyco Balance Sheet” shall mean the combined balance sheet of the Tyco Group prepared to give effect to the transactions contemplated hereby, including the notes thereto, as of September 29, 2006, set forth in the Tyco Registration Statement; provided, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to Tyco or any member of the Tyco Group or vice versa in connection with the Plan of Separation and prior to the Final Separation Date, such assets and/or liabilities shall be deemed to be included or excluded from the Tyco Balance Sheet, as the case may be.

(190)                      “Tyco Common Stock” shall mean the issued and outstanding shares of Tyco common stock, par value $0.20 per share, of Tyco International Ltd.

(191)                      “Tyco Contingent Asset” shall mean (i) any of the Assets set forth on Schedule 1.1(191), (ii) any and all Assets relating to, arising out of or resulting from the business or operations of Tyco or any of its predecessor companies or businesses or any of its Affiliates, Subsidiaries and divisions other than any claim or right that is specified as a Healthcare Asset, Electronics Asset and/or Tyco Retained Asset (or otherwise specifically allocated to any Party or Parties under this Agreement or any Ancillary Agreement) (against any Person other than any member of the Tyco Group, Healthcare Group or Electronics Group), if and to the extent such claim or other right has accrued as of the Determination Date (or relates to any events or circumstances prior to the Determination Date), or if such claim or other right were known and fixed prior to the Determination Date, would have been reflected on the consolidated balance sheet of Tyco prior to the Determination Date or (iii) any Assets relating to, arising from or involving a general corporate matter of Tyco, including any Assets to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation formerly owned or managed by Tyco or any of its Affiliates prior to the Determination Date (other than any Asset to the extent relating to any terminated Business Entity, business or operation formerly and primarily owned and managed by or associated with any member of the Healthcare Group, the Electronics Group or the Tyco Group, as the case may be, or any of their respective Businesses), and, in each case of subclauses (i), (ii) and (iii), which is not otherwise specified to be a Healthcare Asset, Electronics Asset or Tyco Retained Asset. An Asset meeting the foregoing definition shall be considered a Tyco Contingent Asset regardless of whether there was any Action pending, threatened or contemplated as of the Determination Date with respect thereto. For purposes of the foregoing, an Asset shall be deemed to have accrued as of the Determination Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Determination Date, such that the Asset were it asserted in an Action on or prior to the Determination Date, would not be dismissed by a court on ripeness or similar grounds.

Notwithstanding anything to the contrary in this definition of Tyco Contingent Assets, Tyco Contingent Assets shall not include any Assets related to or attributable to or arising in connection with Taxes or Tax Returns that are expressly governed by the Tax Sharing Agreement

The term “Contingent” as used in the definition of “Tyco Contingent Asset” is a term of convenience only and shall not otherwise limit the type or manner of Assets that would otherwise be within the provisions of clauses (i) – (iii) of this definition.

(192)                      “Tyco Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.4(c).

(193)                      “Tyco Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans set forth in Schedule 6.4(c) and any other legacy nonqualified deferred compensation plan sponsored by members of the Tyco Group.

(194)                      “Tyco Directors” shall have the meaning set forth in Section 6.1(d)(i).

(195)                      “Tyco Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who, (i) immediately following the Final Separation Date is employed by Tyco or any member of the Tyco Group. Tyco Employee shall also include any employee of an entity in the Tyco Group who, as of the Final Separation Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(196)                      “Tyco Equity Plans” shall mean, collectively, the equity-based plans set forth on Schedule 1.1(196).

(197)                      “Tyco Group” shall mean Tyco and each Person (other than any member of the Healthcare Group or the Electronics Group) that is a direct or indirect Subsidiary of Tyco immediately after the Effective Time, and each Business Entity that becomes a Subsidiary of Tyco after the Effective Time, which shall include those entities identified as such on Schedule 1.1(197).

(198)                      “Tyco Indemnitees” shall mean Tyco, each member of the Tyco Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Healthcare Indemnitees and the Electronics Indemnitees.

(199)                      “Tyco International (US) Inc. Retirement Savings Master Trust” shall mean the trust created by an agreement between the plan sponsor and trustees of the Tyco International (US) Inc. Retirement Savings and Investment Plans I – VI and IX for purposes of holding assets under such plans.

(200)                      “Tyco Master Trust” means the Tyco International Master Retirement Trust.

(201)                      “Tyco Option” means an option to purchase from Tyco a stated number of shares of Tyco Common Stock at a specified price.

(202)                      “Tyco Registration Statement” shall mean the Registration Statement on Form S-1 (No. 333-140064) filed by Tyco with the Commission in the form in which it became effective under the Securities Act.

(203)                      “Tyco Retained Assets” shall mean:

(i)                                     the ownership interests in those Business Entities that are included in the definition of Tyco Group, including those Business Entities set forth on Schedule 1.1(197) in the definition of Tyco Group;

(ii)                                  all Tyco Retained Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Tyco Retained Asset or the Tyco Retained Business;

(iii)                               any and all Assets (other than cash) reflected on the Tyco Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Tyco or any member of the Tyco Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv)                              subject to Article XI, any rights of any member of the Tyco Group under any Policies, including any rights thereunder;

(v)                                 any and all Assets owned or held immediately prior to the applicable Relevant Time by Tyco or any of its Subsidiaries (including, prior to their applicable Distribution Date, Healthcare or any of their respective Subsidiaries) primarily relating to or used in the Tyco Retained Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Tyco Retained Asset. No Asset shall be deemed a Tyco Retained Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Tyco within the applicable time period(s) established by Section 2.6(d);

(vi)                              the Assets set forth on Schedule 1.1(203)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Tyco or any other member of the Tyco Group; and

(vii)                           any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Tyco; provided, that personal computers shall be Transferred to the Party who, following the Relevant Time, employs the applicable employee who, prior to the Relevant Time, used such personal computer.

Notwithstanding the foregoing, the Tyco Retained Assets shall not include:

(x)                                   any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Healthcare Group or Electronics Group, as the case may be; or

(y)                                 the Assets set forth or described on Schedule 1.1(191) (in the definition of Tyco Contingent Assets).

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Tyco Retained Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (v) shall take priority over clause (iii) of this Section 1.1(203) and over clause (viii) of Section 1.1(48) in the definition of Electronics Assets and clause (viii) of Section 1.1(93) in the definition of Healthcare Assets.

(204)                      “Tyco Retained Business” shall mean (i) the business and operations of the Fire and Security and Engineered Products and Services segments of Tyco as described in the Tyco Registration Statement  for the fiscal year ended September 29, 2006, (ii) any other business conducted primarily through the use of the Tyco Retained Assets prior to the Relevant Time and (iii) the businesses and operations of Business Entities acquired or established by or for Tyco or any of its Subsidiaries in connection with the operation of the Tyco Retained Business after the date of this Agreement.

(205)                      “Tyco Retained Contracts” shall mean the following Contracts to which Tyco or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Healthcare Group or the Electronics Group to Tyco or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Healthcare Group or the Electronics Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i)                                     any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Tyco Group;

(ii)                                  any Contract that relates primarily to the Tyco Retained Business;

(iii)                               any Contract representing capital or operating equipment lease obligations reflected on the Tyco Balance Sheet;

(iv)                              any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Tyco Group; and

(v)                                 any guarantee, indemnity, representation or warranty of or in favor of any member of the Tyco Group.

(206)                      “Tyco Retained Liabilities” shall mean:

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(206)(i) hereto) as Liabilities to be Assumed by any member of the Tyco Group, and all obligations and Liabilities expressly Assumed by any member of the Tyco Group under this Agreement or any of the Ancillary Agreements;

(ii)                                  any and all Liabilities primarily relating to, arising out of or resulting from:

(A)                              the operation or conduct of the Tyco Retained Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B)                                the operation or conduct of any business conducted by any member of the Tyco Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C)                                any Tyco Retained Assets, whether arising before, on or after the Effective Time;

(iii)                               any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or associated with any member of the Tyco Group as it relates to the Tyco Retained Business or (B) set forth on Schedule 1.1(206)(iii);

(iv)                              any Liabilities relating to employees of Tyco who do not become either a Healthcare Employee or Electronics Employee, in each case, immediately following the Effective Time and Former Tyco Employees;

(v)                                 any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Tyco Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Tyco Retained Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the Tyco Retained Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(vi)                              Specified Shared Expenses to the extent provided in Section 5.5; and

(vii)                           all Liabilities reflected as Liabilities or obligations on the Tyco Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Tyco Balance Sheet.

Notwithstanding anything to the contrary herein, the Tyco Retained Liabilities shall not include:

(x)                                   any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Healthcare Group or the Electronics Group or for which any such Party is liable;

(y)                                 any Contracts expressly Assumed by any member of the Healthcare Group or the Electronics Group under this Agreement or any of the Ancillary Agreements; and

(z)                                   any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Tyco Liability, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (ii) shall take priority over clause (vii) of this Section 1.1(206) and over clause (viii) of Section 1.1(111) in the definition of Healthcare Liabilities and clause (vii) of Section 1.1(206) in the definition of Tyco Retained Liabilities.

For the sake of clarity, no Liability shall be a Tyco Retained Liability solely as a result of Tyco being named as party to or in any Action due to Tyco’s status as the remaining and legacy Business Entity, or as a result of its status as the direct or indirect stockholder of any Business Entity (unless such entity is (A) a member of the Tyco Group and (B) such Liability primarily relates to the Tyco Retained Business or otherwise fits within one of the categories of Tyco Retained Liabilities in clauses (i) through (vii) above).

(207)                      “Tyco Retained Pension Plans” shall have the meaning set forth in Section 6.5(c)(i).

(208)                      “Tyco Retained Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements retained by the Tyco Group under this Agreement for the benefit of Tyco Employees and, where applicable, Former Tyco Employees.

(209)                      “Tyco Retained Savings Plans” means the savings plans sponsored by Tyco described in Section 6.6(c).

(210)                      “Tyco Retiree Medical Plans” shall have the meaning set forth in Section 6.7.

(211)                      “Tyco Target Cash Balance” means $1 billion.

(212)                      “VITAL Campaign” shall have the meaning set forth in Section 5.2(d).

(213)                      “VITAL Marks” shall have the meaning set forth in Section 5.2(d).

(214)                      “VITAL Properties” shall have the meaning set forth in Section 5.2(d).

(215)                      “2007 Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.3(a).

(216)                      “2007 Healthcare Stock and Incentive Plan” shall have the meaning set forth in Section 6.1(a)(iv).

(217)                      “2007 Electronics Stock and Incentive Plan” shall have the meaning set forth in Section 6.1(b)(iv).

Section 1.2                                      References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

Section 1.3                                      Effective Time; Suspension.

(a)                                  This Agreement shall be effective as of the Effective Time.

(b)                                 Notwithstanding Section 1.3(a) above, as between any of the Parties that are Affiliates, the provisions of, and the obligations under, this Agreement shall be suspended as between such Parties until the applicable Relevant Time, other than for Sections 2.1, 2.2, 2.3 and 2.7 each of which will be effective as of the Effective Time.

ARTICLE II

THE SEPARATION

Section 2.1                                      General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective best efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that after consummation of the transactions contemplated hereby Tyco shall be restructured, to the extent necessary, such that following the consummation of such restructuring, subject to Section 2.6, (i) all of Tyco’s and its Subsidiaries’ right, title and interest in and to the Healthcare Assets will be owned or held by a member of the Healthcare Group, the Healthcare Business will be conducted by the members of the Healthcare Group and all of the Healthcare Liabilities will be Assumed directly or indirectly by (or remain with) a member of the Healthcare Group, (ii) all of Tyco’s and its Subsidiaries’ right, title and interest in and to the Electronics Assets will be owned or held by a member of the Electronics Group, the Electronics Business will be conducted by the members of the Electronics Group and all of the Electronics Liabilities will be Assumed directly or indirectly by (or remain with) a member of the Electronics Group, and (iii) all of Tyco’s and its Subsidiaries’ right, title and interest in and to the Tyco Retained Assets will be owned or held by a member of the Tyco Group, the Tyco Retained Business will be conducted by the members of the Tyco Group and all of the Tyco Retained Liabilities will be Assumed directly or indirectly by (or remain with) a member of the Tyco Group.

Section 2.2                                      Transfer of Assets.

(a)                                  On or prior to the Effective Time and to the extent not already completed (and it being understood that some of such Transfers may occur following the Effective Time and prior to the applicable Relevant Time):

(i)                                     Tyco shall, on behalf of itself and its Subsidiaries, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to (A) Healthcare or another member of the Healthcare Group all of its and its Subsidiaries’ right, title and interest in and to the Healthcare Assets and (B) Electronics or another member of the Electronics Group all of its and its Subsidiaries’ right, title and interest in and to the Electronics Assets;

(ii)                                  Healthcare shall, on behalf of itself and its Subsidiaries, as applicable, Transfer to (A) Tyco or another member of the Tyco Group all of its and its Subsidiaries’ right, title and interest in and to the Tyco Retained Assets, and (B) Electronics or another member of the Electronics Group all of its and its Subsidiaries’ right, title and interest in and to the Electronics Assets; and

(iii)                               Electronics shall, on behalf of itself and its Subsidiaries, as applicable, Transfer to (A) Tyco or another member of the Tyco Group all of its and its Subsidiaries’ right, title and interest in and to the Tyco Retained Assets, and (B) Healthcare or another member of the Healthcare Group all of its and its Subsidiaries’ right, title and interest in and to the Healthcare Assets.

(b)                                 [Reserved]

(c)                                  Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a) and 2.2(b):

(i)                                     Unless the Parties otherwise agree or the benefits of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, (A) any Contract that is (1) listed on Schedule 2.2(c), (2) a Tyco Retained Asset but inures in part to the benefit or burden of any member of the Healthcare Group or the Electronics Group, as the case may be, (3) a Healthcare Asset but inures in part to the benefit or burden of any member of the Tyco Group or the Electronics Group, as the case may be or (4) an Electronics Asset but inures in part to the benefit or burden of any member of the Tyco Group or the Healthcare Group, as the case may be (each, a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the Healthcare Group, the Electronics Group or the Tyco Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Healthcare Business, the Electronics Business or the Tyco Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.2 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2.

(ii)                                  Each of Tyco, Healthcare and Electronics shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party not later than the applicable Relevant Time and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

(iii)                               Nothing in this Section 2.2(c) shall require any member of any Group to make any material payment (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group or as otherwise provided on Schedule 1.1(14)(i)), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(c).

(d)                                 Consents. The Parties shall use their best efforts to obtain the required Consents to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement.

Section 2.3                                      Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement from and after the Effective Time, (a) Tyco shall, or shall cause a member of the Tyco Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Tyco Retained Liabilities, (b) Healthcare shall, or shall cause a member of the Healthcare Group to, Assume all the Healthcare Liabilities and (c) Electronics shall, or shall cause a member of the Electronics Group to, Assume all the Electronics Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (iii) where or against whom such Liabilities are asserted or determined or (iv) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Tyco Group, the Healthcare Group or the Electronics Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.4                                      Intercompany Accounts.

(a)                                  Except as set forth in Section 8.1(b), all intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(27), including payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements) treated as debt for U.S. federal income Tax purposes by the Parties, if any, (a) between any member of the Tyco Group, on the one hand, and any member of the Healthcare Group or the Electronics Group, on the other hand or (b) between any member of the Healthcare Group, on the one hand, and any member of the Electronics Group, on the other hand, in each case, which exist and are reflected in the accounting records of the relevant Parties as of the applicable Relevant Time shall be promptly eliminated as discovered, subject to the relevant Parties’ agreement (I) as to the most cost efficient means of effecting such elimination, and (II) to share any incremental costs arising as a result of such elimination; provided, however, that in any event any such means of elimination shall place the Parties in the same position as if the means were economically equivalent to an elimination of such amount as of the Relevant Time; and, provided further, that if the relevant Parties cannot agree on a means of elimination within thirty (30) days from the date on which all relevant Parties have notice of the discovery of such item, then the item shall be deemed eliminated without further action. Except as set forth in Section 8.1(b), all intercompany balances not treated as debt for U.S. federal income Tax purposes by the Parties, including in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, (a) between any member of the Tyco Group, on the one hand, and any member of the Healthcare Group or the Electronics Group, on the other hand or (b) between any member of the Healthcare Group, on the one hand, and any member of the Electronics Group, on the other hand, in each case, which exist and are reflected in the accounting records of the relevant Parties as of the applicable Relevant Time shall be promptly eliminated as discovered, subject to the relevant Parties’ agreement (I) as to the most cost efficient means of effecting such elimination, and (II) to share any incremental costs arising as a result of such elimination; provided, however, that in any event any such means of elimination shall place the Parties in the same position as if the means were economically equivalent to an elimination of such amount as of the Relevant Time; and, provided further, that if the relevant Parties cannot agree on a means of elimination within thirty (30) days from the date on which all relevant Parties have notice of the discovery of such item, then the item shall be deemed eliminated without further action.

(b)                                 As between any two Parties (and the members of their respective group) all payments and reimbursements received after the applicable Relevant Time by any Party (or member of its Group) that relate to a Business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the applicable Party the amount of such payment or reimbursement without right of set-off.

Section 2.5                                      Limitation of Liability.

(a)                                  Except as provided in Section 3.5 or in the case of any knowing violation of Law, fraud or misrepresentation, no Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b)                                 No Party or any Subsidiary thereof shall be liable to any other Party or any Subsidiary of any other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Relevant Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation or any Contract specified on Schedule 2.5) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and any other Party effective as of the Relevant Time (other than this Agreement or any Ancillary Agreement, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation or any Contract specified on  Schedule 2.5), provided, however, that with respect to any Contract, arrangement, course of dealing or understanding discovered after the Relevant Time, the relevant Parties agree to terminate such Contract, arrangement, course of dealing or understanding subject to the relevant Parties’ agreement (I) as to the most cost efficient means of effecting such cancellation, release and waiver and (II) to share any incremental costs arising as a result of such resolution; provided, however, that in any event any such means of effecting such cancellation, release and waiver shall place the Parties in the same position as if the means were economically equivalent to an elimination of such amount as of the Relevant Time; and, provided further, that if the relevant Parties cannot agree on a resolution within thirty (30) days from the date that all relevant Parties have notice of the discovery of any such Contract, arrangement, course of dealing or understanding, then such item shall be deemed eliminated without further action of the Parties. It is the Parties intent that no such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the applicable Relevant Time, or, where applicable, after the resolution described in this Section 2.5 following discovery of such Contract, arrangement, course of dealing or understanding after the Relevant Time.

Section 2.6                                      Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a)                                  To the extent that any Transfers contemplated by this Article II shall not have been consummated on or prior to the Effective Time, the Parties shall use best efforts to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use best efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Tyco Group, the Healthcare Group or the Electronics Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b)                                 If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(c)                                  The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d)                                 On and prior to the eighteen (18) month  anniversary following the applicable Relevant Time, if any Party owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other applicable Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt), as between any two Parties, for any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the applicable Relevant Time), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the Party identified as the appropriate transferee and following such Transfer, such Asset shall be a Healthcare Asset, Electronics Asset or Tyco Retained Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities, in all events, subject to the relevant Parties’ agreement (I) as to the most cost efficient means of effecting such Transfer or grant of rights and (II) to share any incremental costs arising as a result of such Transfer; provided, that if the relevant Parties cannot agree on a means of effecting the Transfer or grant of rights within thirty (30) days from the date that all relevant Parties have notice of the discovery of such Asset, then the Asset shall be immediately Transferred or such rights shall be immediately granted.

(e)                                  After the Relevant Time, each Party may receive mail, packages and other communications properly belonging to another Party. Accordingly, at all times after the Relevant Time, each Party authorizes the other applicable Party to receive and open all mail, packages and other communications received by such Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 12.6. The provisions of this Section 2.6(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(f)                                    With respect to Assets and Liabilities described in Section 2.6(a), each of Tyco, Healthcare and Electronics shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the applicable Relevant Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the applicable Relevant Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.7                                      Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Relevant Time, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer, and for Transfers to be effected pursuant to non-U.S. Laws, in such other form as the Parties shall reasonably agree, including the Transfer of real property with deeds as may be appropriate. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8                                      Further Assurances.

(a)                                  In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) best efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, on and after the Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

Section 2.9                                      Novation of Liabilities.

(a)                                  Each Party, at the request of another Party, shall use best efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of another Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b)                                 If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith;

provided, that the Liable Party shall have no obligation to indemnify any Other Party with respect to any matter to the extent that such Other Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities.

(c)                                  If the Liable Party (i) suffers a downgrade to its senior debt credit rating to below BB (as rated by Standard & Poor’s) or (ii) no longer has its debt securities rated by any nationally recognized credit rating agencies, then, upon the demand of the Other Party, such Liable Party shall be required to post an irrevocable letter of credit or similar security obligation reasonably acceptable to the Other Party in an amount reasonably necessary to provide security to the Other Party for the Liable Party’s obligations pursuant to Section 2.9(b); provided, however, that the foregoing shall not apply with respect to Assumed Tyco Contingent Liability. For the avoidance of doubt, the posting of such a letter of credit or similar security obligation shall in no event relieve the issuing Party’s obligations pursuant to Section 2.9(b), and shall not result in a cap or limitation on such Party’s Liabilities with respect thereto.

Section 2.10                                Guarantees.

(a)                                  Except for those guarantees set forth on Schedule 2.10(a) where Tyco shall remain as guarantor and the applicable Party shall indemnify and hold harmless the Tyco Indemnitees for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) or as otherwise specified in any Ancillary Agreement on or prior to the Effective Time or as soon as practicable thereafter, (i) Tyco shall (with the reasonable cooperation of the relevant beneficiary) use its best efforts to have any member of the Healthcare Group and/or the Electronics Group removed as guarantor of or obligor for any Tyco Retained Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Tyco Retained Liabilities, (ii) Healthcare shall (with the reasonable cooperation of the relevant beneficiary) use its best efforts to have any member of the Tyco Group and/or the Electronics Group removed as guarantor of or obligor for any Healthcare Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Healthcare Liabilities and (iii) Electronics shall (with the reasonable cooperation of the relevant beneficiary) use its best efforts to have any member of the Tyco Group and/or the Healthcare Group removed as guarantor of or obligor for any

Electronics Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(iii), to the extent that they relate to Electronics Liabilities.

(b)                                 On or prior to the Relevant Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):

(i)                                     of any member of the Tyco Group, Healthcare and/or Electronics shall, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Healthcare or Electronics, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached;

(ii)                                  of any member of the Healthcare Group, Tyco and/or Electronics, shall, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Tyco or Electronics, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(iii)                               of any member of the Electronics Group, Tyco and/or Healthcare shall, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Tyco or Healthcare, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)                                  If Tyco, Healthcare or Electronics is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Tyco, Healthcare and Electronics, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.11           Disclaimer of Representations and Warranties. EACH OF TYCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TYCO GROUP), HEALTHCARE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE HEALTHCARE GROUP), AND ELECTRONICS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ELECTRONICS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1             Certificate of Incorporation; Bye-laws.

(a)           On or prior to the Healthcare Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and Bye-laws filed by Healthcare with the Commission as exhibits to the Healthcare Form 10.

(b)           On or prior to the Electronics Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and Bye-laws filed by Electronics with the Commission as exhibits to the Electronics Form 10.

Section 3.2             Directors.

(a)           On or prior to the Healthcare Distribution Date, Tyco shall take all necessary action to cause the Board of Directors of Healthcare to consist of the individuals identified in the Healthcare Information Statement as director nominees of Healthcare.

(b)           On or prior to the Electronics Distribution Date, Tyco shall take all necessary action to cause the Board of Directors of Electronics to consist of the individuals identified in the Electronics Information Statement as director nominees of Electronics.

Section 3.3             Resignations.

(a)           On or prior to the Healthcare Distribution Date, (i) Tyco shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the Healthcare Group) to resign, effective as of the Healthcare Distribution Date, from all positions as officers or directors of any member of the Healthcare Group in which they serve, and (ii) Healthcare shall cause all its employees and any employees of its Affiliates to resign, effective as of the Healthcare Distribution Date, from all positions as officers or directors of any members of the Tyco Group or the Electronics Group in which they serve.

(b)           On or prior to the Electronics Distribution Date, (i) Tyco shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the Electronics Group) to resign, effective as of the Electronics Distribution Date, from all positions as officers or directors of any member of the Electronics Group in which they serve, and (ii) Electronics shall cause all its employees and any employees of its Affiliates to resign, effective as of the Electronics Distribution Date, from all positions as officers or directors of any members of the Tyco Group or the Healthcare Group in which they serve.

(c)           No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Information Statement as the Person who is to hold such position or office following the applicable Distribution.

Section 3.4             [Reserved]

Section 3.5             Cash Adjustments.

(a)           Subject to Section 3.5(c), prior to the Final Separation Date, either (i) Healthcare will transfer funds to Tyco or (ii) Tyco will transfer funds to Healthcare, such that Healthcare’s cash balance in its accounts immediately prior to the Final Separation Date shall equal at least $500 million (the “Healthcare Target Cash Balance”).

(b)           Subject to Section 3.5(c), prior to the Final Separation Date, either (i) Electronics will transfer funds to Tyco or (ii) Tyco will transfer funds to Electronics, such that Electronics’ cash balance in its accounts immediately prior to the Final Separation Date shall equal at least $500 million (the “Electronics Target Cash Balance”).

(c)           Notwithstanding Sections 3.5(a) and (b), if on the Business Day prior to the Final Separation Date, Tyco’s cash balance in its accounts is less than $700 million (net of accrued but unpaid Separation Expenses to be borne by Tyco pursuant to Section 12.5), then each of the Electronics Target Cash Balance and Healthcare Target Cash Balance will be reduced by an amount equal to 50% of the amount by which Tyco’s cash balance is below $700 million (net of accrued but unpaid Separation Expenses to be borne by Tyco pursuant to Section 12.5). In the event that the actual book cash balance of the Parties on the Final Separation Date is greater than the sum of the Healthcare Target Cash Balance, Electronics Target Cash Balance and the Tyco Target Cash Balance, as calculated above, such excess cash will be allocated to the Parties on the basis of each Parties’ respective contribution to the Free Cash Flow generated in the year.

(d)           Promptly following the Final Separation Date, and in any event not later than forty-five (45) days following such Distribution Date, Healthcare, and Electronics (each, a “Delivering Party”) shall each prepare for the period after September 30, 2006 up to its respective Distribution Date an exhibit (a “Statement of Cash Flow Detail”) which includes:  (a) a complete cash flow statement indicating the Free Cash Flow generated by the Delivering Party during such period, (b) a list of acquisitions and divestitures consummated by the Delivering Party (or a member of its respective Group) which quantifies the cash impact to the Delivering Party of such transactions, (c) a list of accrued but unpaid Separation Expenses and (d) the book cash balance of such Delivering Party as of the Distribution Date. In preparing the Statement of Cash Flow Detail, the elements thereof shall (i) be prepared in accordance with GAAP applied on a consistent basis and with the same accounting principles, practices, methodologies and policies used by such Party in connection with the preparation of the Delivering Party’s financial statements, (ii) be prepared in a manner consistent with the principles set forth in Schedule 3.5, and (iii) be prepared in a manner consistent with the terms of this Agreement.

(e)           Within two (2) Business Days following the completion of a Delivering Party’s Statement of Cash Flow Detail, the Delivering Party shall deliver such Statement of  Cash Flow Detail to Tyco for review, and Tyco and Tyco’s accountants shall be entitled to make reasonable inquiries of the Delivering Party and/or its accountants and senior officers, at reasonable times, upon reasonable advance notice, and without unreasonable interference to such Party’s operations, regarding the Delivering Party’s Statement of Cash Flow Detail. As to each Delivering Party, Tyco shall complete its review of such Statement of Cash Flow Detail within thirty (30) days of delivery of such Delivering Party’s Statement of Cash Flow Detail (the “Cash Flow Detail Review Period”). Promptly following completion of its review (but in no event later than two (2) Business Days following the conclusion of the Cash Flow Detail Review Period), Tyco shall submit to the Delivering Party a letter stating its concurrence or disagreement with the accuracy of such Party’s Statement of Cash Flow Detail (“Response Letter”), provided, that if Tyco submits a Response Letter indicating its disagreement with the Statement of Cash Flow Detail, such letter will specify the specific items on the

Statement of Cash Flow Detail with which it disagrees (each, a “Disputed Item”), it being understood that all other items in such Statement of Cash Flow Detail other than the Disputed Items shall be deemed agreed to by Tyco. Unless Tyco delivers a Response Letter within two (2) Business Days following the conclusion of the Cash Flow Detail Review Period, Tyco shall be deemed to have accepted the Delivering Party’s Statement of Cash Flow Detail and the calculations therein shall become final and binding upon Tyco and such Delivering Party.

(f)            Following delivery of the Response Letter, Tyco and the Delivering Party shall in good faith attempt promptly to resolve all disagreement as to the computation of all Disputed Items within the fifteen (15) day period (or longer, as mutually agreed by Tyco and the Delivering Party) after delivery of the Response Letter. Following such 15-day period, either Tyco and the Delivering Party may submit any remaining Disputed Items (and only such remaining Disputed Items) to KPMG (the “Accountant”) for determination. The determination of the Accountant with respect to all remaining Disputed Items shall be completed within thirty (30) days after the appointment of the Accountant, shall be determined in accordance with this Agreement, and shall be final and binding upon Tyco and the Delivering Party. With respect to each Disputed Item subject to resolution by the Accountant, the Accountant shall adopt a position that is either equal to the Delivering Party’s proposed position, equal to Tyco’s proposed position, or between the positions proposed by the Delivering Party and Tyco. The fees, costs and expenses of the Accountant shall be shared equally by (i) Tyco and Healthcare, with respect to the determination of the Healthcare Cash Allocation and (ii) Tyco and Electronics, with respect to the determination of the Electronics Cash Allocation.

(g)           Within seven (7) days of the final resolution of all Disputed Items as to Healthcare and Electronics in accordance with Section 3.5(e) and (f) above, Tyco will submit to Electronics and Healthcare, a statement substantially similar to Schedule 3.5 (the “Statement of Cash Allocation”) indicating the final allocation of cash to each Party based on each Party’s contribution to Free Cash Flow (as finally determined in accordance with this Section 3.5). The cash allocation of Healthcare as set forth in the Statement of Cash Allocation shall be referred to as “Healthcare Cash Allocation”. The Cash Allocation of Electronics as set forth in the Statement of Cash Allocation shall be referred to as “Electronics Cash Allocation”.

(h)           If the Healthcare Cash Allocation is greater than the Healthcare’s book cash balance as of the Healthcare Distribution Date, (the “Healthcare Distribution Cash Balance”), and such difference is greater than $10 million, then Tyco shall be obligated to pay, or cause to be paid, to Healthcare, or its designee, the amount of such excess (less amounts previously paid to Healthcare pursuant to Sections 3.5(e) and (f)) within three (3) Business Days following delivery of the Statement of Cash Allocation. If the Healthcare Cash Allocation is less than the Healthcare Distribution Cash Balance, and such difference is greater than $10 million, then Healthcare shall be obligated to pay, or cause to be paid, to Tyco, or its designee, the amount of such excess (less amounts previously paid to Tyco pursuant to Sections 3.5(e) and (f)) within three (3) Business Days following delivery of Statement of Cash Allocation.

(i)            If the Electronics Cash Allocation is greater than Electronics’ book cash balance as of the Electronics Distribution Date, (the “Electronics Distribution Cash Balance”), and such difference is greater than $10 million, then Tyco shall be obligated to pay, or cause to be paid, to Electronics, or its designee, the amount of such excess (less amounts previously paid to Electronics pursuant to Sections 3.5(e) and (f)) within three (3) Business Days following delivery of the Statement of Cash Allocation. If the Electronics Cash Allocation is less than the Electronics Distribution Cash Balance, and such difference is greater than $10 million, then Electronics shall be obligated to pay, or cause to be paid, to Tyco, or its designee, the amount of such excess (less amounts previously paid to Tyco pursuant to Sections 3.5(e) and (f)) within three (3) Business Days following delivery of Statement of Cash Allocation.

(j)            Any payments made pursuant to Sections 3.5(h) or (i) shall be made by wire transfer of immediately available funds to the account designated in writing by the relevant Parties. Any payment made pursuant to this Sections 3.5(h) or (i) shall be made with interest (such interest to be calculated on the basis of a year of three-hundred sixty (360) days and the actual number of days elapsed on such amount from the Distribution Date to the date of such payment at a rate of LIBOR plus 27 basis points for the first 90 days and LIBOR plus 200 basis points for anytime after the first 110 days.

Section 3.6             Ancillary Agreements. On or prior to the Effective Time, each of Tyco, Healthcare and Electronics shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV

THE DISTRIBUTIONS

Section 4.1             Stock Dividends to Tyco.

(a)           On or prior to the Healthcare Distribution Date Tyco will cause the Distribution Agent to distribute all of the outstanding shares of Healthcare Common Stock then owned by Tyco to holders of Tyco Common Stock on the Healthcare Distribution Record Date, and to credit the appropriate class and number of such shares of Healthcare Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Healthcare Common Stock. For stockholders of Tyco who own Tyco Common Stock through a broker or other nominee, their shares of Healthcare Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Tyco Common Stock on the Healthcare Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Healthcare Distribution one (1) share of Healthcare Common Stock for every       shares of Tyco Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) Healthcare Common Stock such stockholder is entitled to in the Healthcare Distribution.

(b)           On or prior to the Electronics Distribution Date, Tyco will cause the Distribution Agent to distribute all of the outstanding shares of Electronics Common Stock then owned by Tyco to holders of Tyco Common Stock on the Electronics Distribution Record Date, and to credit the appropriate class and number of such shares of Electronics Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Electronics Common Stock. For stockholders of Tyco who own Tyco Common Stock through a broker or other nominee, their shares of Electronics Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Tyco Common Stock on the Electronics Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Electronics Distribution one (1) share of Electronics Common Stock for every             shares of Tyco Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) Electronics Common Stock such stockholder is entitled to in the Electronics Distribution.

Section 4.2             Fractional Shares. Tyco stockholders holding a number of shares of Tyco Common Stock, on the applicable Record Date, which would entitle such stockholders to receive less than one whole share of Healthcare Common Stock or Electronics Common Stock, as the case may be, in the applicable Distribution, will receive cash in lieu of fractional shares. Fractional shares of Healthcare Common Stock or Electronics Common Stock will not be distributed in the Distributions nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the applicable Distribution Date (a) determine the number of whole shares and fractional shares of Healthcare Common Stock or Electronics Common Stock allocable to each holder of record or beneficial owner of Tyco Common Stock as of close of business on the applicable Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Healthcare Common Stock or Electronics Common Stock, as the case may be, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Healthcare and Electronics, as the case may be, shall bear the cost of brokerage fees incurred in connection with these sales of fractional shares, which sales shall occur as soon after the applicable Distribution Date as practicable and as determined by the Distribution Agent. None of Tyco, Healthcare, Electronics or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Healthcare Common Stock or Electronics Common Stock. None of Tyco, Healthcare or Electronics will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Tyco, Healthcare or Electronics.

Section 4.3             Actions in Connection with the Distribution.

(a)           Each of Healthcare and Electronics shall file such amendments and supplements to their respective Form 10s as Tyco may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to their respective Form 10s as may be required by the Commission or federal, state or foreign securities Laws. Each of Healthcare and Electronics shall mail to the holders of Tyco Common Stock, at such time on or prior to the applicable Distribution Date as Tyco shall determine, the Information Statement included in its Form 10, as well as any other information concerning Healthcare or Electronics, as applicable, their business, operations and management, the Plan of Separation and such other matters as Tyco shall reasonably determine are necessary and as may be required by Law.

(b)           Each of Healthcare and Electronics shall also cooperate with Tyco in preparing, filing with the Commission or similar (U.S. or international) authority and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Plan of Separation or other transactions contemplated by this Agreement and the Ancillary Agreements. Promptly after receiving a request from Tyco, to the extent requested, each of Healthcare and Electronics shall prepare and, in accordance with applicable Law, file with the Commission or similar authority any such documentation that Tyco determines is necessary or desirable to effectuate the applicable Distribution, and Tyco, Healthcare and Electronics shall each use best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(c)           Promptly after receiving a request from Tyco, each of Healthcare and Electronics shall prepare and file, and shall use best efforts to have approved and made effective, an application for the original listing of the Healthcare Common Stock and Electronics Common Stock, as applicable, to be distributed in the applicable Distribution on the NYSE, subject to official notice of distribution.

(d)           Each Party shall provide all cooperation reasonably requested by the other Parties that is necessary or desirable in connection with the Financing Arrangements.

(e)           Nothing in this Section 4.3 shall be deemed, by itself, to shift Liability for any portion of such Form 10s or Information Statements to Tyco.

Section 4.4             Sole Discretion of Tyco. Tyco shall, in its sole and absolute discretion, determine each Distribution Date and all terms of the Distributions, including the form, structure and terms of any transactions and/or offerings to effect each Distribution and the timing of and conditions to the consummation thereof. In addition, Tyco may, in accordance with Section 12.11, at any time and from time to time until the completion of each Distribution decide to abandon any or all of the Distributions or modify or change the terms of each Distribution, including by accelerating or delaying the timing of the consummation of all or part of any Distribution.

Section 4.5             Conditions to Distributions. Subject to Section 4.4, the following are conditions to the consummation of each Distribution. The conditions are for the sole benefit of Tyco and shall not give rise to or create any duty on the part of Tyco or the Board of Directors of Tyco to waive or not waive any such condition.

(a)           The applicable Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and the applicable Information Statement shall have been mailed to the holders of Tyco Common Stock;

(b)           With respect to the (i) Healthcare Distribution, the Healthcare Common Stock to be delivered in the Healthcare Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution and (ii) Electronics Distribution, the Electronics Common Stock to be delivered in the Electronics Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c)           Prior to the Healthcare Distribution and the Electronics Distribution, respectively, Tyco shall have obtained an opinion from McDermott Will & Emery LLP, its tax counsel, in form and substance satisfactory to Tyco (in its sole discretion), substantially to the effect that, among other things, each Distribution, together with certain related transactions, should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code;

(d)           Prior to each Distribution Date, as applicable, Tyco shall have obtained a solvency opinion from Duff & Phelps LLC, in form and substance satisfactory to Tyco to the effect that (i) following the applicable Distribution, Tyco, on the one hand, and Healthcare or Electronics, as applicable, on the other hand, will be solvent and adequately capitalized and (ii) Tyco’s assets exceed its liabilities as determined pursuant to Section 54 of the Bermuda Companies Act of 1981 in an amount sufficient to allow the declaration of the applicable dividend, as applicable;

(e)           Any material Governmental Approvals and other Consents necessary to consummate the applicable Distribution or any portion thereof shall have been obtained and be in full force and effect;

(f)            No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the applicable Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of all or any portion of the applicable Distribution;

(g)           The financing transactions described in the applicable Information Statements as having occurred prior to an applicable Distribution shall have been consummated on or prior to the applicable Distribution; and

(h)           The Board of Directors of Tyco shall have approved the applicable Distribution, which approval may be given or withheld at its absolute and sole discretion.

ARTICLE V

CERTAIN COVENANTS

Section 5.1             No Solicit; No Hire.

(a)           None of Tyco, Healthcare or Electronics or any member of their respective Groups will, from the applicable Relevant Time through and including the second anniversary of the Relevant Time, without the prior written consent of the Senior Vice President of Human Resources of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, hire as an employee or an independent contractor any individual who ranks at Career Band Four or above in the Tyco employment system employed by any other Party or its Subsidiaries as of the Relevant Time (a “Restricted Person”).

(b)           None of Tyco, Healthcare or Electronics or any member of their respective Groups will, from the applicable Relevant Time through and including the second anniversary of the Relevant Time, without the prior written consent of the Senior Vice President of Human Resources of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any Restricted Person who is an employee of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 5.1(b) shall be deemed to prohibit, any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party; provided, that the applicable Party has not encouraged or advised such firm to approach any such employee.

Section 5.2             Corporate Names and Other Parties’ Trademarks.

(a)           Corporate Names. As of the Relevant Time and subject to Section 5.2(b), the Parties shall adopt and conduct business under their respective identities and Trademarks. Further, as of the Relevant Time, the Parties shall cease to hold themselves out as having any affiliation with any of the other Parties or such Parties’ Affiliates (except as permitted or required under any Continuing Arrangement or Ancillary Agreement); provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from stating in any advertising or any other communication that it is formerly a Tyco Affiliate.

(b)           Tyco Trademark. Except as otherwise specifically provided for in the Ancillary Agreements (including License Agreements), the Parties shall, as of the Relevant Time, cease making any use of “Tyco”, “Tyco International”, “Tyco Healthcare” and “Tyco Electronics.”  The Parties agree that a License Agreement with the owner of the “Tyco” Trademark is required for any use by a Party.

(c)           Other Party Marks. The Parties agree that nothing in the relationship of the Parties nor past use of any Trademarks (other than those described in Section 5.2(a) and (b)) belonging to another Party (“Other Party Marks”) prior to the Relevant Time shall constitute an implied or express license or right to continue use of the Other Party Marks after the Relevant Time. In the event a Party is, prior to the Relevant Time, making use of Other Party Marks, said Party shall cease all such use within one (1) year of the Relevant Time absent separate agreement(s) with the owner(s) of such Other Party Marks.

(d)           Vital Marks. The Parties agree and acknowledge that: (i) all use prior to the Relevant Time of the components of the “A VITAL PART OF YOUR WORLD” campaign (the “VITAL Campaign”), including the marks “A VITAL PART OF YOUR WORLD”; “VITAL VALUES”; the “Vital arc” logo; and the copyrightable elements of the VITAL Campaign (collectively, the “VITAL Marks”), was under license from Tyco International Services GmbH (“TIS”), formerly known as Tyco International Services AG; and (ii) TIS owns all rights, title and interests in and to all intellectual property related to the VITAL Marks, including but not limited to all Trademark rights and goodwill related thereto and all copyrights in all promotional and internal business materials related to the VITAL Marks (collectively, the “VITAL Properties”). To the extent that Healthcare and Electronics might have been regarded for the purposes of any applicable Law as being the owners of or entitled to rights in any of the VITAL Properties, Healthcare and Electronics each hereby assigns, transfers and conveys to TIS all of its rights, title and interests in, to and under any and all of the VITAL Properties, and each agrees to memorialize such conveyance by executing an assignment agreement in form and substance mutually agreeable to the relevant Parties. As of the Relevant Time and absent a separate agreement, (A) Healthcare and Electronics shall not implement any new uses of the VITAL Properties and shall cease all existing uses (as of the Relevant Time) of the VITAL Properties within three (3) years of the Relevant Time; and (B) Tyco shall not implement any new uses of the VITAL Properties containing references to Electronics and/or Healthcare after ninety (90) days from the Relevant Time and shall cease all existing use of the VITAL Properties containing references to Electronics and/or Healthcare within three (3) years of the Relevant Time. For purposes of the preceding sentence, “new” shall not include materials already ordered or ready for printing prior to the Relevant Time.

Section 5.3             Financial Statements and Accounting. Each Party agrees to provide the following assistance of access set forth in subsections (a), (b) and (c) of this Section 5.3, (i) during the three hundred and sixty-five (365) days following the applicable Relevant Time in connection with the preparation and audit of each of the Party’s financial statements for the year ended September 30, 2007, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, in each case made as of September 30, 2007; (ii) following such initial three hundred and sixty-five (365) day period, with the consent of the other applicable Party (not be unreasonably withheld or delayed) for reasonable business purposes; (iii) in the event that any Party changes its auditors within two (2) years of the applicable Relevant Time, then such Party may request reasonable access on the terms set forth in this Section 5.3 for a period of up to one hundred and eighty (180) days from such change; and (iv)  from time to time following the applicable Relevant Time, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission:

(a)           Annual Financial Statements. Each Party shall provide or provide access to the other Party on a timely basis all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “2007 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the 2007 Internal Control Audit and Management Assessments, if required.

(b)           Access to Personnel and Records. Each Party shall authorize its respective auditors to make reasonably available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the 2007 Internal Control Audit and Management Assessments.

(c)           Annual Reports. Each Party will deliver to the other Parties a substantially final draft, as soon as the same is prepared, of the first report to be filed with the Commission (or otherwise) that includes their respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended September 30, 2007 (such reports, collectively, the “Annual Reports”); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other Parties as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with the other Party’s personnel regarding any material changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures.

Nothing in this Section 5.3 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.3 to disclose any such Information, such Party shall use best efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

Section 5.4             Certain Securities. Subject to the provisions of Section 6.1 as applicable, following the applicable Distribution Date, each of Healthcare and Electronics agree that, upon exercise of any option, warrant or similar security to purchase Tyco Common Stock or the conversion of any note or other security of Tyco convertible into Tyco Common Stock, in each case that Tyco has issued to third persons prior to the Effective Time, each applicable Party shall, upon request by Tyco, promptly (and in any event within any time periods required by the terms of any such option, warrant, note or similar security) issue to Tyco, as agent for the holder thereof, such number of shares of such Party’s common stock that Tyco would otherwise be required to deliver to such holder pursuant to the terms of any such security and Tyco shall promptly deliver such shares to such holder. It is further agreed that with respect to such options, warrants, notes or similar securities, each of Healthcare and Electronics shall keep reserved for issuance a sufficient number of shares of its Common Stock to satisfy any future exercises of such options or warrants or conversion of such notes or other securities. In connection with the foregoing, Tyco will promptly following receipt of notice that a holder desires to exercise any such options, warrants or similar security or convert such note or other security, in each case of the type described in this Section 5.4 notify, in writing, the other relevant Parties so that they may comply with the terms of this Section 5.4; provided, that none of Healthcare or Electronics shall have any additional Liability beyond the obligation to deliver shares as set forth in this Section 5.4 for failing to deliver such shares of its Common Stock in the time period described in the foregoing sentence if such failure and delay was the result of untimely notification by Tyco. Each of Healthcare and/or Electronics, as the case may be, hereby Assumes the obligations set forth in this Section 5.4.

Section 5.5             Administration of Specified Shared Expenses.

(a)           Tyco shall be responsible for administering each Specified Shared Expense. Each Party shall be responsible for payment of thirty three and one-third percent (33 1/3%) of any Specified Shared Expense, except with respect to certain Specified Shared Expenses that are otherwise allocated between the Parties pursuant to the Tax Sharing Agreement. Tyco shall invoice each of Healthcare and Electronics on a quarterly basis, and Healthcare and Electronics shall each promptly following invoice reimburse the administering Party for its allocable share of such Specified Shared Expenses. In addition, Tyco shall, in connection with each invoice, provide a quarterly estimated budget (for informational and planning purposes only) to Healthcare and Electronics of Specified Shared Expenses for the proceeding quarter.

(b)           Notwithstanding Section 5.5(a), each Party shall pay an annual fee of $250,000 towards specific overhead expenses and costs related to the defense of certain  Assumed Tyco Contingent Liabilities, which the Managing Party shall invoice the other Parties for such fee on a quarterly basis; provided, however, that the following the final resolution or settlement of certain Assumed Tyco Contingent Liabilities, such fee shall be pro rated based on the number of days during the fiscal year of such final resolution or settlement for which such Assumed Tyco Contingent Liabilities were active.

(c)           As of the Final Separation Date, Healthcare and Electronics shall each pay $3.2 million and $5.0 million, respectively, to White Mountain Insurance Company to fund the unallocated loss adjustment expense for Loss Portfolio Transfer and Non- Loss Portfolio Transfer years. White Mountain Insurance Company shall be liable for any unallocated loss adjustment expense in excess of such amounts received from Healthcare and Electronics.

Section 5.6             Cooperation. From and after the applicable Relevant Time, the Parties shall, and shall cause each of their respective Affiliates and employees to (i) provide reasonable cooperation and assistance to each other Party in connection with the completion of the Plan of Separation (including assisting in the preparation of the Distributions), (ii) provide knowledge transfer regarding its applicable Business or Tyco’s historical business and (iii) assist each Party in the orderly and efficient transition in becoming an independent company; in each case, except as may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section 5.6 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with any of its employees normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which another Party was not allocated the employees, agents or consultants involved in such function or service in connection with the Plan of Separation (including, employee benefits functions, risk management, etc.).

Section 5.7             Periodic Meetings. Unless otherwise agreed to by the Parties, at least once during each fiscal quarter during the ten (10) year period following the Distribution Date the Parties will hold a meeting for the purpose of sharing Information related to this Agreement, any Assumed Tyco Contingent Liabilities or the preparation of any Party’s financial statements. Each Party will designate between one (1) and three (3) persons as its standing representatives for such meetings. The Managing Party shall be responsible for scheduling such meeting at reasonably consistent and convenient times and on no less than thirty (30) days notice. The Parties’ standing representatives and others may participate in such meetings in person or other medium by which all participants may hear each other.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1             Stock Options.

(a)           Healthcare Options.

(i)            On behalf of all Healthcare Employees who hold Tyco Options, prior to the Distribution, Tyco shall take all actions necessary such that each Tyco Option held by a Healthcare Employee which is outstanding immediately prior to the Distribution, whether vested or unvested, other than any Tyco Option subject to the provisions of Section 6.1(d) below, shall, as of 12:00:01 a.m. Eastern Standard Time on the Distribution Date, be converted into an option to acquire Healthcare Common Stock (a “Healthcare Option”) in accordance with the succeeding paragraphs of this Section 6.1(a).

(ii)           The number of shares subject to the Healthcare Option shall equal the number of shares of Tyco Common Stock subject to the Tyco Option multiplied by a fraction, the numerator of which is the last per share trading price of Tyco Common Stock with due bills on the NYSE (NYSE - TYC) in the last trade on the NYSE immediately prior to the Distribution (the “Closing Tyco Stock Price”), and the denominator of which is the last per share trading price of Healthcare Common Stock when-issued (NYSE –COV-WI) in the last trade on the NYSE immediately prior to the Distribution (the “Pre-Distribution Healthcare Stock Price”), with the resulting number of shares subject to the Healthcare Option being rounded down to the nearest whole share.

(iii)          The per share exercise price of the Healthcare Option shall be equal to the product of (A) the original exercise price of the Tyco Option multiplied by (B) a fraction, the numerator of which shall be the Pre-Distribution Healthcare Stock Price and the denominator of which shall be the Closing Tyco Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(iv)          Prior to the Distribution Date, Tyco shall cause Healthcare to adopt the Tyco Healthcare Ltd. 2007 Stock and Incentive Plan (the “2007 Healthcare Stock and Incentive Plan”), effective as of 12:00:01 a.m. Eastern Standard Time on the Distribution Date, shall ensure or cause Healthcare to ensure that the shares issuable under such plan have been registered on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and shall approve, as the sole stockholder, the adoption of the 2007 Healthcare Stock and Incentive Plan. On or prior to 12:00:01 a.m. Eastern Standard Time on the Distribution Date, Tyco shall take all actions deemed necessary and appropriate to revise award agreements issued with respect to any Tyco Option converted to a Healthcare Option to ensure that the terms and conditions of the Healthcare Options described in Section 6.1(a) above are substantially similar to the terms and conditions applicable to the corresponding Tyco Option, including the terms and conditions relating to vesting and the post-termination exercise period.

(b)           Electronics Options.

(i)            On behalf of all Electronics Employees who hold Tyco Options, prior to the Distribution, Tyco shall take all actions necessary such that each Tyco Option held by an Electronics Employee which is outstanding immediately prior to the Distribution, whether vested or unvested, other than any Tyco Option subject to the provisions of Section 6.1(d) below, shall, as of 12:00:01 a.m. Eastern Standard Time on the Distribution Date, be converted into an option to acquire Electronics Common Stock (an “Electronics Option”) in accordance with the succeeding paragraphs of this Section 6.1(b).

(ii)           The number of shares subject to the Electronics Option shall equal the number of shares of Tyco Common Stock subject to the Tyco Option multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price and the denominator of which is the last per share trading price of Electronics Common Stock when-issued (NYSE –TEL-WI) in the last trade on the NYSE immediately prior to the Distribution (the “Pre-Distribution Electronics Stock Price”), with the resulting number of shares subject to the Electronics Option being rounded down to the nearest whole share.

(iii)          The per share exercise price of the Electronics Option shall be equal to the product of (A) the original exercise price of the Tyco Option multiplied by (B) a fraction, the numerator of which shall be the Pre-Distribution Electronics Stock Price and the denominator of which shall be the Closing Tyco Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(iv)          Prior to the Distribution Date, Tyco shall cause Electronics to adopt the Tyco Electronics Ltd. 2007 Stock and Incentive Plan (the “2007 Electronics Stock and Incentive Plan”), effective as of 12:00:01 a.m. Eastern Standard Time on the Distribution Date, shall ensure or cause Electronics to ensure that the shares issuable under such plan have been registered on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and shall approve, as the sole stockholder, the adoption of the 2007 Electronics Stock and Incentive Plan. On or prior to 12:00:01 a.m. Eastern Standard Time on the Distribution Date, Tyco shall take all actions deemed necessary and appropriate to revise award agreements issued with respect to any Tyco Option converted to an Electronics Option to ensure that the terms and conditions of the Electronics Options described in Section 6.1(a) above are substantially similar to the terms and conditions applicable to the corresponding Tyco Option, including the terms and conditions relating to vesting and the post-termination exercise period.

(c)           Tyco Options.

(i)            On behalf of all Tyco Employees who hold Tyco Options prior to the Distribution, Tyco shall take all actions necessary such that each Tyco Option which is outstanding immediately prior to the Distribution, whether vested or unvested, other than any Tyco Option subject to the provisions of Section 6.1(d) below, shall, as of 12:00:01 a.m. Eastern Standard Time on the Distribution Date, be adjusted such that the number of shares subject to each Option and the per-share exercise price reflect the impact of the Distribution in accordance with the succeeding paragraphs of this Section 6.1(c).

(ii)           The adjusted number of shares subject to the Tyco Option shall equal the original number of shares of Tyco Common Stock subject to the Tyco Option multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price, and the denominator of which is the last per share trading price of Tyco Common Stock when-issued (NYSE –TYC-WI) in the last trade immediately prior to the Distribution (the “Pre-Distribution Tyco Stock Price”), with the resulting number of shares subject to the Tyco Option being rounded down to the nearest whole share.

(iii)          The per share exercise price of the Tyco Option shall be equal to the product of (A) the original exercise price of the Tyco Option multiplied by (B) a fraction, the numerator of which is the Pre-Distribution Tyco Stock Price and the denominator of which is the Closing Tyco Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(d)           Tyco Options for Tyco Corporate Employees.

(i)            On behalf of all employees listed in Schedule 6.1(d) and non-employee directors of Tyco on Distribution Date (“Tyco Directors”) who hold Tyco Options granted prior to September 29, 2006, Tyco shall take all actions necessary such that each such Tyco Option which is outstanding immediately prior to the Distribution, whether vested or unvested, shall, as of 12:00:01 a.m. Eastern Standard Time on the Distribution Date, (A) be converted into an option to separately acquire an equal number of shares of Healthcare Common Stock, Electronics Common Stock and Tyco Common Stock, and (B) be adjusted such that the number of shares subject to each option and the per-share exercise price reflect the impact of the Distribution in accordance with the succeeding paragraphs of this Section 6.1(d), except to the extent expressly provided to the contrary in a written agreement with the holder of such Tyco Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(ii)           The adjusted number of shares subject to each option to acquire Healthcare Common Stock, Electronics Common Stock and Tyco Common Stock shall equal the original number of shares of Tyco Common Stock subject to the Tyco Option immediately prior to the Distribution multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price and the denominator is the sum of the Pre-Distribution Healthcare Stock Price, the Pre-Distribution Electronics Stock Price and the Pre-Distribution Tyco Stock Price, with the resulting number of shares rounded down to nearest whole share.

(iii)          The per-share exercise price of each option to acquire Healthcare Common Stock, Electronics Common Stock and Tyco Common Stock shall be determined separately and shall be equal to the original exercise price of the Tyco Option immediately prior to the Distribution Date multiplied by a fraction, the numerator of which is the applicable Pre-Distribution Healthcare Stock Price, the Pre-Distribution Electronics Stock Price and the Pre-Distribution Tyco Stock Price, and the denominator of which is the Closing Tyco Stock Price, which resulting per-share exercise price for each option shall be rounded up to the nearest hundredth of a cent (four decimal places).

(e)           Former Employees and Former Tyco Directors.

 (i)           Tyco Options held by Former Tyco Employees, Former Electronics Employees and Former Healthcare Employees shall be treated in the same manner as described in Section 6.1(d) above; provided, however, that any Tyco Options issued to a former employee with respect to fiscal year 2007 shall be treated as follows: Tyco Options held by Former Healthcare Employees shall be treated in the same manner as options described in Section 6.1(a);  Tyco Options held by Former Electronics Employees shall be treated in the same manner as options described in Section 6.1(b); and Tyco Options held by Former Tyco Employees shall be treated in the same manner as options described in Section 6.1(c). Notwithstanding the foregoing, if a written agreement between a Party (or any of their Affiliates or Subsidiaries) and the holder of any such Tyco Options prior to the Distribution Date expressly provides for contrary treatment, such options shall be treated in accordance with the provisions of such individual agreement.

(ii)           Tyco Options held by individuals who formerly served as Tyco Directors and on and after the Distribution Date are not serving as Tyco Directors shall be treated in the same manner as described in Section 6.1(d) above, except to the extent expressly provided to the contrary in a written agreement with the holder of such Tyco Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(f)            Adjustments to Equity Awards in Connection With The Distribution. Notwithstanding any other provision of this Agreement, Tyco shall have the authority to make any appropriate adjustments necessary to satisfy the requirements of U.S. Treasury Regulation Section 1.424-1 for each option award (without regard to whether such options would otherwise be subject to such regulation) in accordance with the anti-dilution provisions of the governing plan.

(g)           Settlement of Options. Subject to the terms of this Agreement and any other agreement made by the Parties from time to time, upon the exercise of any Tyco Options, Electronics Options or Healthcare Options, each of Tyco, Healthcare and Electronics, respectively, shall be solely responsible to issue shares in settlement of such options without reimbursement, recourse or other compensation from any other Party; provided, however, that if a Party resolves to amend the vesting schedule and/or exercise period of an employee or former employee’s award, then (i) the employing Party shall reimburse the issuing Party for any increased compensation or other costs incurred by the issuing Party (determined in accordance with the issuing Party’s normal practices) in connection with such amendment, and (ii) the issuing Party shall make any required changes to implement the requested amendment.

Section 6.2             Restricted Stock, Restricted Stock Units, Performance Share Units and Deferred Stock Units.

(a)           Restricted Stock. Each Tyco Restricted Stock award that is outstanding immediately prior to the Distribution shall as of 12:00:01 a.m. Eastern Standard Time on the Distribution Date be converted so that, immediately after the Distribution Date, the holder has, in addition to the original Tyco Restricted Stock award, an additional award of Healthcare Restricted Stock and of Electronics Restricted Stock. The number of additional shares of Healthcare Restricted Stock and Electronics Restricted Stock awarded shall be equal to the number of shares of common stock to which the holder of the Restricted Stock would be entitled to on the Distribution Date pursuant to Section 4.1 if the Restricted Stock awarded represented actual shares of Tyco Common Stock, with the resulting number of shares of Healthcare Restricted Stock and Electronics Restricted Stock being rounded down to the nearest whole number of shares with a cash payment for fractional shares. Upon the conversion:

(i)            such converted Restricted Stock held by each Tyco Employee shall be subject to the same vesting schedule associated with the original Tyco Restricted Stock, and the additional Healthcare Restricted Stock and Electronics Restricted Stock shares shall vest as follows, unless the applicable award agreement provides more favorable vesting: 50% of the aggregate number of shares of such Restricted Stock (rounded up to the nearest whole number of shares in the event the aggregate number of shares is not an even number) shall vest on the first trading day after the Distribution Date and the remaining shares shall vest on the 6-month anniversary of the first trading day after the Distribution Date, provided the Tyco Employee is still employed by Tyco;

(ii)           such additional Healthcare Restricted Stock held by each Healthcare Employee shall be subject to the same vesting schedule associated with the original Tyco Restricted Stock award, and the original Tyco Restricted Stock and additional Electronics Restricted Stock shares shall vest as follows, unless the applicable award agreement provides more favorable vesting: 50% of the aggregate number of shares of such Restricted Stock (rounded up to the nearest whole number of shares in the event the aggregate number of shares is not an even number) shall vest on the first trading day after the Distribution Date and the remaining shares shall vest on the 6-month anniversary of the first trading day after the Distribution Date, provided the Healthcare Employee is still employed by Healthcare; and

(iii)          such additional Electronics Restricted Stock held by each Electronics Employee shall be subject to the same vesting schedule associated with the original Tyco Restricted Stock award, and the original Tyco Restricted Stock and additional Healthcare Restricted Stock shares shall vest as follows, unless the applicable award agreement provides more favorable vesting: 50% of the aggregate number of shares of such Restricted Stock (rounded up to the nearest whole number of shares in the event the aggregate number of shares is not an even number) shall vest on the first trading day after the Distribution Date and the remaining shares shall vest on the 6-month anniversary of the first trading day after the Distribution Date, provided the Electronics Employee is still employed by Electronics.

Notwithstanding the foregoing, if the Board of Directors of Tyco declares a shareholder-approved reverse stock split in conjunction with the Distribution, Restricted Stock awards converted pursuant to Section 6.2(a) will be adjusted as deemed necessary by the Parties to reflect the reverse stock split.

(b)                                 Restricted Stock Units, Performance Share Units and Deferred Stock Units.

(i)            Restricted Stock Units Granted Prior to September 29, 2006. Each Tyco Restricted Stock Unit award granted prior to September 29, 2006 that is outstanding immediately prior to the Distribution shall be converted in the exact same fashion and at the same time as Restricted Stock awards are converted pursuant to Section 6.2(a); provided, however, that awards classified for administrative purposes as “2004Un-07” or “2004UnUk-07,” shall be treated as if it were granted on or after September 29, 2006, as set forth in Section 6.2(b)(ii) below.

(ii)           Restricted Stock Units Granted on or After September 29, 2006. Each Tyco Restricted Stock Unit award granted on or after September 29, 2006 that is outstanding immediately prior to the Distribution shall be converted as of 12:00:01 a.m. Eastern Standard Time on the Distribution Date into Restricted Stock Units as follows:

(A)          On behalf of all Healthcare Employees who hold such Restricted Stock Units, Tyco shall issue a revised Restricted Stock Unit payable in Healthcare shares which shall retain the vesting schedule associated with such original Tyco Restricted Stock Unit award. The number of Healthcare Restricted Stock Units shall equal the number of outstanding Tyco Restricted Stock Units as of the Distribution Date, multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price, and the denominator of which is the Pre-Distribution Healthcare

Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment for any fractional units to be made no later than January 31, 2008.

(B)           On behalf of all Electronics Employees who hold such Restricted Stock Units, Tyco shall issue a revised Restricted Stock Unit payable in Electronics shares which shall retain the vesting schedule associated with such original Tyco Restricted Stock Unit award. The number of Electronics Restricted Stock Units shall equal the number of outstanding Tyco Restricted Stock Units as of the Distribution Date, multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price and the denominator of which is Pre-Distribution Electronics Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment for any fractional units to be made no later than January 31, 2008.

(C)           On behalf of all Tyco Employees who hold such Restricted Stock Units, Tyco shall issue a revised Restricted Stock Unit payable in Tyco shares which shall retain the vesting schedule associated with such original Tyco Restricted Stock Unit award. The number of adjusted Tyco Restricted Stock Units shall equal the original number of outstanding Tyco Restricted Stock Units as of the Distribution Date, multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price and the denominator of which is Pre-Distribution Tyco Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment for any fractional units to be made no later than January 31, 2008.

(D)          Notwithstanding the foregoing, if the Board of Directors of Tyco declares a shareholder-approved reverse stock split in conjunction with the Distribution, Restricted Stock Unit awards converted pursuant to Section 6.2(b)(ii) will be adjusted as deemed necessary by the Parties to reflect the reverse stock split.

(iii)          Performance Share Units.

(A)          Each Tyco Performance Share Unit award that is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding as a result of fiscal year 2006 performance) shall be converted in the exact same manner and time as Restricted Stock Units granted on or after September 29, 2006 are converted pursuant to Section 6.2(b)(ii) above; provided, however, that each Tyco Performance Share Unit award that is held by an employee listed in Schedule 6.1(d) and is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding as a result of fiscal year 2006 performance) shall be converted into Tyco Restricted Share Units, Healthcare Restricted Share Units and

Electronics Restricted Share Units as if such awards were Restricted Stock awards converted pursuant to Section 6.2(a), except that such awards shall not be eligible for accelerated vesting.

(B)           The Parties shall take all necessary actions to provide that the terms and conditions of such converted Performance Share Unit awards shall be modified to provide that the converted Performance Share Unit awards shall be payable at the end of the three-year performance cycle without regard to the originally established performance criteria, provided that the employee remains continuously employed with Tyco, Healthcare or Electronics through such date (subject to any acceleration of vesting upon death, disability, retirement, change of control or termination of employment as a result of divesture or outsourcing as provided for in any original Performance Share Unit award agreements.)

(iv)          Deferred Stock Units. Each Tyco Deferred Stock Unit that is outstanding immediately prior to the Distribution and which is held by a Tyco employee listed in Schedule 6.1(d) or by a Tyco Director shall be adjusted such that the number of Tyco Deferred Stock Units reflects the impact of the Distribution as set forth in Section 6.2(b)(ii)(C), provided that fractional shares will continue to be maintained until the payment of the unit is made. Such converted awards shall remain subject to the terms and conditions in effect with respect to the award immediately preceding the Distribution Date.

(c)           Grant and Settlement of Awards. Tyco shall assure that each Tyco Restricted Stock, Restricted Stock Unit and Performance Share Unit is converted into Electronics and Healthcare awards as set forth in Section 6.1 and Section 6.2. All converted awards will be issued under the 2004 Tyco Stock and Incentive Plan. Subject to the terms of this Agreement and any other agreement in force between the Parties from time to time, upon the vesting or payment of any such award, each of Tyco, Healthcare and Electronics shall be solely responsible to issue its shares in settlement of the respective awards payable in its shares without reimbursement, recourse or other compensation from any other Party;  provided, however, that if a Party resolves to amend the vesting schedule of an employee or former employee’s award, then (i) the employing Party shall reimburse the issuing Party for any increased compensation or other costs incurred by the issuing Party (determined in accordance with the issuing Party’s normal practices) in connection with such amendment, and (ii) the issuing Party shall make any required changes to implement the requested amendment.

Section 6.3             Employee Stock Purchase Plan. Effective February 1, 2007, Tyco temporarily discontinued the purchase of common shares under the Tyco International Ltd. Employee Stock Purchase Plan (the “Tyco ESPP”). Any contributions received subsequent to that date will be returned to employees in accordance with the terms of the Tyco ESPP. Accounts will be established for each participant with UBS Financial Services so that following the Distribution Date each participant will maintain an individual account of their existing shares from the Tyco ESPP. Healthcare and Electronics shall each adopt a new employee stock purchase plan to be effective as soon as practicable after the Distribution Date.

Section 6.4             Nonqualified Deferred Compensation Plans.

(a)           Healthcare Deferred Compensation Plans.

(i)            Effective as of the Distribution Date, Healthcare (or any one of its Subsidiaries or Affiliates) shall be solely responsible for the satisfaction of all Liabilities under the Healthcare Deferred Compensation Plans listed in Schedule 6.4(a), and any nonqualified deferred compensation plans in the United States or any other country covering Healthcare Employees or Former Healthcare Employees, other than those listed in Schedule 6.4(b) and specifically identified as Electronics Deferred Compensation Plans or legacy Electronics Deferred Compensation Plans or listed in Schedule 6.4(c) and specifically identified as Tyco Deferred Compensation Plans or legacy Tyco Deferred Compensation Plans, as well as all Liabilities with respect to nonqualified deferred compensation plan benefits for Healthcare Employees and Former Healthcare Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan (the “Healthcare Deferred Compensation Liabilities”). In this connection, Healthcare (or any one of its Subsidiaries or Affiliates), shall maintain one or more nonqualified deferred compensation plans which shall contain terms that are substantially similar to the terms and conditions of the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan as in effect prior to the Distribution Date (subject to such amendments as necessary to comply with Code Section 409A) and the Healthcare Deferred Compensation Liabilities under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan as of the Distribution Date shall be transferred to such plans.

(ii)           All elections by Healthcare Employees, and Former Healthcare Employees that were in effect under the terms of the applicable Healthcare Deferred Compensation Plan immediately prior to the Distribution Date shall continue in effect from and after the Distribution Date until a new election that by its terms supersedes the prior election is made by such Healthcare Employee or Former Healthcare Employee in accordance with the terms of the applicable Healthcare Deferred Compensation Plan and consistent with the provisions of Code Section 409A to the extent applicable.

(iii)          As of the Distribution Date, Healthcare shall be solely responsible for the management and administration of the Healthcare Deferred Compensation Plans and legacy Healthcare Deferred Compensation Plans including, but not limited to, the adjudication of claims filed by Healthcare Employees or Former Healthcare Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan before the Distribution Date, provided that (A) the claim relates to a Healthcare Deferred Compensation Liability that has been transferred to the applicable Healthcare Deferred Compensation Plan; (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the Distribution Date; and (C) under the applicable claims procedure Healthcare’s plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately transfer administration of such claim to Healthcare for final adjudication upon sending its response to the claimant.

(iv)          Payments to Healthcare Employees and Former Healthcare Employees under the Healthcare Deferred Compensation Plans shall be made by Healthcare or one of its Subsidiaries or Affiliates as determined in the sole discretion of Healthcare.

(b)           Electronics Deferred Compensation Plans.

(i)            Effective as of the Distribution Date, Electronics (or any one of its Subsidiaries or Affiliates) shall be solely responsible for the satisfaction of all Liabilities under the Electronics Deferred Compensation Plans listed in Schedule 6.4(b), and any nonqualified deferred compensation plans in the United States or any other country covering Electronics Employees or Former Electronics Employees, other than those listed in Schedule 6.4(a) and specifically identified as Healthcare Deferred Compensation Plans or legacy Healthcare Deferred Compensation Plans or listed in Schedule 6.4(c) and specifically identified as Tyco Deferred Compensation Plans or legacy Tyco Deferred Compensation Plans, as well as all Liabilities with respect to nonqualified deferred compensation plan benefits for Electronics Employees and Former Electronics Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan (the “Electronics Deferred Compensation Liabilities”). In this connection, Electronics (or any one of its Subsidiaries or Affiliates), shall maintain one or more nonqualified deferred compensation plans which shall contain terms that are substantially similar to the terms and conditions of the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan as in effect prior to the Distribution Date (subject to such amendments as necessary to comply with Code Section 409A) and the Electronics Deferred Compensation Liabilities under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan as of the Distribution Date shall be transferred to such plans.

(ii)           All elections by Electronics Employees, and Former Electronics Employees that were in effect under the terms of the applicable Electronics Deferred Compensation Plan immediately prior to the Distribution Date shall continue in effect from and after the Distribution Date until a new election that by its terms supersedes the prior election is made by such Electronics Employee or Former Electronics Employee in accordance with the terms of the applicable Electronics Deferred Compensation Plan and consistent with the provisions of Code Section 409A to the extent applicable.

(iii)          As of the Distribution Date, Electronics shall be solely responsible for the management and administration of the Electronics Deferred Compensation Plans and legacy Electronics Deferred Compensation Plans including, but not limited to, the adjudication of claims filed by Electronics Employees or Former Electronics Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan before the Distribution Date, provided that (A) the claim relates to an Electronics Deferred Compensation Liability that has been transferred to the applicable Electronics Deferred Compensation Plan; (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the Distribution Date; and (C) under the applicable claims procedure Electronics’ plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately transfer administration of such claim to Electronics for final adjudication upon sending its response to the claimant.

(iv)          Payments to Electronics Employees and Former Electronics Employees under the Electronics Deferred Compensation Plans shall be made by Electronics or one of its Subsidiaries or Affiliates as determined in the sole discretion of Electronics.

(c)           Tyco Deferred Compensation Plans.

(i)            Effective as of the Distribution Date, Tyco (or any one of its Subsidiaries or Affiliates) shall be solely responsible for the satisfaction of all Liabilities under the Tyco Deferred Compensation Plans and all Liabilities with respect to nonqualified deferred compensation plan benefits for Tyco Employees and Former Tyco Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan (the “Tyco Deferred Compensation Liabilities”).

(ii)           Payments to Tyco Employees and Former Tyco Employees under the Tyco Deferred Compensation Plans shall be made by Tyco or one of its Affiliates as determined in the sole discretion of Tyco.

(d)           Continued Employment. Consistent with Code Section 409A, the Parties agree that Healthcare Employees and Electronics Employees who participate in the Tyco Deferred Compensation Plans immediately prior to the Distribution Date and who participate in the Healthcare Deferred Compensation Plans and the Electronics Deferred Compensation Plans, as applicable, immediately following the Distribution Date, shall not experience a termination of employment or separation from service as a result of the transactions contemplated herein.

Section 6.5             Pension Plans.

(a)           Healthcare Pension Plans.

(i)            As of the Distribution Date, Healthcare shall Assume sponsorship of and be solely responsible for the management and administration of, and except as otherwise provided below, be responsible for all Assets and Liabilities under the pension plans listed in Schedule 6.5(a) and any other pension plans in the United States or any other country covering Healthcare Employees or Former Healthcare Employees, other than those listed in Schedule 6.5(b) and specifically identified as Electronics Pension Plans or listed in Schedule 6.5(c) and specifically identified as Tyco Retained Pension Plans (with such plans to be solely Healthcare’s responsibility to be referred to as the “Healthcare Pension Plans”).

(ii)           For Healthcare Pension Plans that are intended to be tax-qualified defined benefit pension plans under Sections 401(a) and 501(a) of the Code (the “Healthcare US Pension Plans”):

(A)          Effective as of the Distribution Date, Healthcare shall take all such actions necessary to (i) become the plan sponsor of the Healthcare US Pension Plans (ii) establish an investment committee and an administrative committee, as appropriate, as named fiduciaries of the Healthcare US Pension Plans (iii) appoint members of the investment committee and the administrative committee and (iv) establish a new trust or trusts designed to be tax exempt under Section 501(a) of the Code and hold the assets of the Healthcare US Pension Plans (the “Healthcare Master Trust”).

(B)           As soon as practicable after the Tyco Investment Committee confirms that each of the actions in Section 6.5(a)(ii)(A) above have been completed, but not prior to the Healthcare Distribution Date, Tyco shall cause at least 90% of the Assets of the Tyco Master Trust attributable to the Healthcare US Pension Plans listed in Schedule 6.5(a) (using values as of January 1, 2007) to be transferred to the Healthcare Master Trust; the balance of the Tyco Master Trust Assets attributable to such Healthcare US Pension Plans shall be transferred to the Healthcare Master Trust within 120 days of the Healthcare Distribution Date.

(C)           Healthcare and Tyco acknowledge and agree that such transfer of Assets and Liabilities will comply with Sections 401(a)(12), 414(l) and 411(d)(6) of the Code and the regulations thereunder and that the value of the Assets to be transferred as determined under Section 414(l) of the Code and the regulations thereunder shall be adjusted from the period between January 1, 2007 and the transfer date to reflect the investment experience under the Tyco Master Trust using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA, the Healthcare Pension Plan’s allocable share of expenses and any benefit distributions made to Healthcare Employees. With respect to the transfer of Assets and Liabilities from the Kendall/ADT Pension Plan and the Tyco Electronics Pension Plan, assumptions and methodology are set forth in Schedule 6.5(d).

(D)          The Healthcare US Pension Plans will continue to participate in the Tyco Master Trust subject to Tyco’s direction of the assets of the Tyco Master Trust without distinction as to any particular participating plan for a transition period not exceeding 120 days following the Healthcare Distribution Date; provided, that Healthcare holds Tyco harmless with respect to such continued participation.

(iii)          Following the Distribution Date, eligible participants shall accrue benefits (to the extent that such Healthcare Pension Plans are not frozen) and receive service credit, as applicable, under the Healthcare Pension Plans in accordance with the terms and conditions of the relevant Healthcare Pension Plan; provided, however, that the foregoing shall in no way alter any right of Healthcare, subsequent to the Distribution Date, to amend or terminate any of the Healthcare Pension Plans in accordance with their terms and applicable Law. Healthcare and Tyco shall reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 6.5.

(iv)          As of the Distribution Date, Healthcare shall be solely responsible for the adjudication of claims filed by Healthcare Employees or Former Healthcare Employees under a Healthcare Pension Plan including, but not limited to, claims filed before the Distribution Date under such plans as in effect on the date such claim was filed, provided that (A) the claim relates to Assets or Liabilities assumed by Healthcare under Section 6.5(a)(i); (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the Distribution Date; and (C) under the applicable claims procedure, Healthcare’s plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately transfer administration of such claim to Healthcare for final adjudication upon sending its response to the claimant.

(v)           Notwithstanding any other provision set forth in this Agreement, (A) Healthcare and the Healthcare Pension Plans shall indemnify and hold harmless Tyco, the Tyco Retained Pension Plans, Electronics and the Electronics Pension Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Healthcare Pension Plans relating to the provision of pension benefits pursuant to the Healthcare Pension Plans and

(B) Tyco, the Tyco Retained Pension Plans, Electronics and the Electronics Pension Plans shall indemnify and hold harmless Healthcare and the Healthcare Pension Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Tyco Retained Pension Plan and Electronics Plans relating to the provision of pension benefits pursuant to the Tyco Retained Pension Plans and Electronics Plans.

(b)           Electronics Pension Plans.

(i)            As of the Distribution Date, Electronics shall Assume sponsorship of and be solely responsible for the management and administration of, and except as otherwise provided below, be responsible for all Assets and Liabilities under the pension plans listed in Schedule 6.5(b) and any other pension plan in the United States or any other country covering Electronics Employees, other than those listed in Schedule 6.5(a) and specifically identified as Healthcare Pension Plans or listed in Schedule 6.5(c) and specifically identified as Tyco Retained Pension Plans (with such plans to be solely Electronics’ responsibility referred to as the “Electronics Pension Plans”).

(ii)           For Electronics Pension Plans that are intended to be tax-qualified defined benefit pension plans under Sections 401(a) and 501(a) of the Code (the “Electronics US Pension Plans”):

(A)          Effective as of the Distribution Date, Electronics shall take all such actions necessary to (i) become the plan sponsor of the Electronics US Pension Plans (ii) establish an investment committee and an administrative committee, as appropriate, as named fiduciaries of the Electronics US Pension Plans (iii) appoint members of the investment committee and the administrative committee and (iv) establish a new trust or trusts designed to be tax exempt under Section 501(a) of the Code and hold the assets of the Electronics US Pension Plans (the “Electronics Master Trust”).

(B)           As soon as practicable after the Tyco Investment Committee confirms that each of the actions in Section 6.5(b)(ii)(A) above have been completed, but not prior to the Electronics  Distribution Date, Tyco shall cause at least 90% of the Assets of the Tyco Master Trust attributable to the Electronics US Pension Plans listed in Schedule 6.5(b) (using values as of January 1, 2007) to be transferred to the Electronics Master Trust; the balance of the Tyco Master Trust Assets attributable to such Electronics US Pension Plans shall be transferred to the Electronics Master Trust within 120 days of the Electronics Distribution Date.

(C)           Electronics and Tyco acknowledge and agree that such transfer of Assets and Liabilities will comply with Sections 401(a)(12), 414(l) and 411(d)(6) of the Code and the regulations thereunder and that the value of the Assets to be transferred as determined under Section 414(l) of the Code and the regulations thereunder shall be adjusted from the period between January 1, 2007 and the transfer date to reflect the investment experience under the Tyco Master Trust using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA, the Electronics Pension Plan’s allocable share of expenses and any benefit distributions made to Electronics Employees. With respect to the transfer of Assets and Liabilities from the Kendall/ADT Pension Plan and the Tyco Electronics Pension Plan, assumptions and methodology are set forth in Schedule 6.5(d).

(D)          The Electronics US Pension Plans will continue to participate in the Tyco Master Trust subject to Tyco’s direction of the assets of the Tyco Master Trust without distinction as to any particular participating plan for a transition period not exceeding 120 days following the Electronics Distribution Date; provided, that Electronics holds Tyco harmless with respect to such continued participation.

(iii)          Following the Distribution Date, eligible participants shall accrue benefits (to the extent that such Electronics Pension Plans are not frozen) and receive service credit, as applicable, under the Electronics Pension Plans in accordance with the terms and conditions of the relevant Electronics Pension Plan; provided, however, that the foregoing shall in no way alter any right of Electronics, subsequent to the Distribution Date, to amend or terminate any of the Electronics Pension Plans in accordance with their terms and applicable Law. Electronics and Tyco shall reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 6.5.

(iv)          As of the Distribution Date, Electronics shall be solely responsible for the adjudication of claims filed by Electronics Employees or Former Electronics Employees under a Electronics Pension Plan including, but not limited to, claims filed before the Distribution Date under such plans as in effect on the date such claim was filed, provided that (A) the claim relates to Assets or Liabilities assumed by Electronics under Section 6.5(b)(i); (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the Distribution Date; and (C) under the applicable claims procedure, Electronics’ plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately transfer administration of such claim to Electronics for final adjudication upon sending its response to the claimant.

(v)           Notwithstanding any other provision set forth in this Agreement, (i) Electronics and the Electronics Pension Plans shall indemnify and hold harmless Tyco, the Tyco Retained Pension Plans, Healthcare and the Healthcare Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Electronics Pension Plans relating to the provision of pension benefits pursuant to the Electronics Pension Plans and (ii) Tyco, the Tyco Retained Pension Plans, Healthcare and the Healthcare Pension Plans shall indemnify and hold harmless Electronics and the Electronics Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Tyco Retained Pension Plans and Healthcare Pension Plans relating to the provision of pension benefits pursuant to the Tyco Retained Pension Plans and Healthcare Pension Plans.

(c)           Tyco Retained Pension Plans.

(i)            Following the Distribution Date, Tyco shall retain sole responsibility for all benefits accrued prior to the Distribution Date, Assets and Liabilities for the pension plans listed in Schedule 6.5(c) and any other pension plan in the United States or any other country covering Tyco Employees, other than those listed in Schedule 6.5(a) and specifically identified as Healthcare Pension Plans or listed in Schedule 6.5(b) and specifically identified as Electronics Pension Plans (the “Tyco Retained Pension Plans”), and neither Healthcare nor Electronics shall have any obligation with respect thereto.

(ii)           Following the Distribution Date, eligible participants in the Tyco Retained Pension Plans shall continue to accrue benefits (to the extent that such Tyco Retained Pension Plans are not frozen) and receive service credit, as applicable under the Tyco Retained Pension Plans in accordance with the terms and conditions of the relevant Tyco Retained Pension Plan. Nothing contained in this Agreement shall alter in any way the right of Tyco, subsequent to the Distribution Date, to amend or terminate any Tyco Retained Pension Plan in accordance with its terms and applicable Law.

(iii)          Notwithstanding any other provision set forth in this Agreement, (A) Tyco and the Tyco Retained Pension Plans shall indemnify and hold harmless Healthcare, the Healthcare Pension Plans, Electronics and the Electronics Pension Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Tyco Retained Pension Plans relating to the provision of pension benefits pursuant to the Tyco Retained Pension Plans and (B) Healthcare, the Healthcare Pension Plans, Electronics and the Electronics Pension Plans shall indemnify and hold harmless Tyco and the Tyco Retained Pension Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Healthcare Pension Plans and Electronics Pension Plans relating to the provision of pension benefits pursuant to the Healthcare Pension Plans and Electronics Pension Plans.

(d)                                 Kendall/ADT Pension Plan and Tyco Electronics Pension Plan Liabilities. If, during the period from the Distribution Date through December 31, 2008, the Parties determine that adjustments are appropriate with respect to the data that was used to calculate pension plan Liabilities under Section 4044 of ERISA for the purposes of effecting the transfer of Assets and Liabilities described in subparagraphs (a)(ii)(B) and (C), and b(ii)(B) and (C) of this Section 6.5 with respect to Assets and Liabilities of the Kendall/ADT Pension Plan and the Tyco Electronics Pension Plan, the Parties agree to cooperate to conform the net difference in Assets transferred or retained attributable to such data adjustments and to cause additional Assets reflecting such net difference to be transferred between the relevant master trusts as soon as practicable after December 31, 2008. Any such additional Assets shall be adjusted from the period between January 1, 2007 and the transfer date to reflect the investment experience under the Healthcare Master Trust, Electronics Master Trust or Tyco Master Trust, as applicable, using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA. Notwithstanding the foregoing, no Assets shall be transferred between the relevant master trusts of the Parties unless the Parties determine that the net result of all such data adjustments is that the Healthcare Master Trust, Electronics Master Trust or Tyco Master Trust should have received or retained at least $5,000,000 of additional Assets (as of January 1, 2007). Any such data adjustments must be communicated to the other relevant Parties in writing on or before December 31, 2008 in order to be considered in determining whether an additional Asset transfer is to be made pursuant to this paragraph (d). The impact of such adjustments on the Liabilities shall be determined for purposes of this paragraph (d) using the same actuarial assumptions and methods used in originally determining such Liabilities.

Section 6.6                                      Retirement Savings Plans.

(a)                                  Healthcare Retirement Savings Plans.

(i)                                     As of the Distribution Date, Healthcare shall Assume sponsorship of and be solely responsible for (except as otherwise provided in this Section 6.6(a) below) the management and administration of all Assets and Liabilities under the Tyco International (US) Inc. Retirement Savings and Investment Plan II, the Tyco International (US) Inc. Retirement Savings and Investment Plan IX – Puerto Rico (the “Healthcare RSIPs”), any other defined contribution retirement plans listed in Schedule 6.6(a), and any other savings plans in the United States or any other country covering Healthcare Employees, other than those listed in Schedule 6.6(b) and specifically identified as Electronics Savings Plans or listed in Schedule 6.6(c) and specifically identified as Tyco Retained Savings Plans (the “Healthcare Savings Plans”).

(ii)                                  On or shortly after the Healthcare Distribution Date and after the Tyco Investment Committee confirms that all of the actions described in Section 6.6(a)(iii) have been completed, Tyco shall cause the value of Assets of the Tyco International (US) Inc. Retirement Savings Master Trust attributable to the Healthcare RSIPs to be transferred to a trust or trusts created for the Healthcare Savings Plans in the United States in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The Assets to be transferred will be in the form of cash or other property, as Tyco and Healthcare shall mutually agree prior to such transfer. In addition, on or shortly after  the Healthcare Distribution Date and after the Tyco Investment Committee confirms  that all of the actions described in Section 6.6(a)(iii) have been completed,  the deed of trust established for the Tyco International (US) Inc. Retirement Savings and Investment Plan IX – Puerto Rico shall be transferred to Healthcare.

(iii)                               Effective as of the Distribution Date, Healthcare shall take all such actions necessary to become the plan sponsor of the Healthcare Savings Plans, establish an investment committee and an administrative committee as named fiduciaries of the Healthcare Savings Plans, appoint members of the investment committee and the administrative committee, as appropriate, and establish a new trust or trusts for the Healthcare Savings Plans in the United States designed to be tax exempt under Section 501(a) of the Code and hold the assets of the Healthcare Savings Plans.

(iv)                              As of the Distribution Date, Healthcare shall be solely responsible for the adjudication of claims filed by Healthcare Employees or Former Healthcare Employees under a Healthcare Savings Plan including, but not limited to, claims filed before the Distribution Date under such plans as in effect on the date such claim was filed provided that (A) the claim relates to Assets or Liabilities assumed by Healthcare under this Section 6.6(a); (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the Distribution Date; and (C) under the applicable claims procedure, Healthcare’s plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately transfer administration of such claim to Healthcare for final adjudication upon sending its response to the claimant.

(v)                                 Nothing contained in this Agreement shall alter in any way the right of Healthcare, subsequent to the Distribution Date, to amend or terminate the Healthcare Savings Plans in accordance with its terms and applicable Law.

(vi)                              Notwithstanding any other provision set forth in this Agreement, (A) Healthcare and the Healthcare Savings Plans shall indemnify and hold harmless Tyco, the Tyco Retained Savings Plans, Electronics and the Electronics Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Healthcare Savings Plans relating to the provision of benefits pursuant to the Healthcare Savings Plans and (B) Tyco, the Tyco Retained Savings Plans, Electronics and the Electronics Savings Plans shall indemnify and hold harmless Healthcare and the Healthcare Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Tyco Retained Savings Plans and Electronics Savings Plans relating to the provision of benefits pursuant to the Tyco Retained Savings Plans and Electronics Savings Plans.

(b)                                 Electronics Retirement Savings Plans.

(i)                                     As of the Distribution Date, Electronics shall Assume sponsorship of and be solely responsible for (except as otherwise provided in this Section 6.6(b) below) the management and administration of all Assets and Liabilities under the Tyco International (US) Inc. Retirement Savings and Investment Plan I (the “Electronics RSIP”), any defined contribution retirement plans listed in Schedule 6.6(b), and any other savings plans in the United States or any other country covering Electronics Employees, other than those listed in Schedule 6.6(a) and specifically identified as Healthcare Savings Plans or listed in Schedule 6.6(c) and specifically identified as Tyco Retained Savings Plans (the “Electronics Savings Plans”).

(ii)                                  On or shortly after the Electronics Distribution Date and after the Tyco Investment Committee confirms that all of the actions in Section 6.6(b)(iii) have been completed, Tyco shall cause the value of Assets of the Tyco International (US) Inc. Retirement Savings Master Trust attributable to the Electronics RSIP to be transferred to a trust or trusts created for the Electronics Savings Plans in the United States in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The Assets to be transferred will be in the form of cash or other property, as Tyco and Electronics shall mutually agree prior to such transfer.

(iii)                               Effective as of the Distribution Date, Electronics shall take all such actions necessary to become the plan sponsor of the Electronics Savings Plans, establish an investment committee and an administrative committee as named fiduciaries of the Electronics Savings Plans and appoint members of the investment committee and the administrative committee, as appropriate, and establish a new trust or trusts for the Electronics Savings Plans in the United States designed to be tax exempt under Section 501(a) of the Code and hold the assets of the Electronics Savings Plans.

(iv)                              As of the Distribution Date, Electronics shall be solely responsible for the adjudication of claims filed by Electronics Employees or Former Electronics Employees under a Electronics Savings Plan including, but not limited to, claims filed before the Distribution Date under such plans as in effect on the date such claim was filed provided that (A) the claim relates to Assets or Liabilities assumed by Electronics under this Section 6.6(a); (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the Distribution Date; and (C) under the applicable claims procedure, Electronics’

plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately transfer administration of such claim to Electronics for final adjudication upon sending its response to the claimant.

(v)                                 Nothing contained in this Agreement shall alter in any way the right of Electronics, subsequent to the Distribution Date, to amend or terminate the Electronics Savings Plans in accordance with its terms and applicable Law.

(vi)                              Notwithstanding any other provision set forth in this Agreement, (A) Electronics and the Electronics Saving Plans shall indemnify and hold harmless Tyco, the Tyco Retained Savings Plans, Healthcare and the Healthcare Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Electronics Saving Plans relating to the provision of benefits pursuant to the Electronics Saving Plans and (B) Tyco, the Tyco Retained Savings Plans, Healthcare and the Healthcare Savings Plans shall indemnify and hold harmless Electronics and the Electronics Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Tyco Retained Savings Plans and Healthcare Savings Plans relating to the provision of benefits pursuant to the Tyco Retained Savings Plans and Healthcare Savings Plans.

(c)                                  Tyco Retirement Savings Plans. Following the Distribution Date, Tyco shall retain sole responsibility for all benefit obligations incurred prior to the Distribution Date and Liabilities under the Tyco International (US) Inc. Retirement Savings and Investment Plan III, the Tyco International (US) Inc. Retirement Savings and Investment Plan IV, the Tyco International (US) Inc. Retirement Savings and Investment Plan V, the Tyco International (US) Inc. Retirement Savings and Investment Plan VI, any defined contribution retirement plans listed in Schedule 6.6(c), and any other savings plans in the United States or any other country covering Tyco Employees, other than those listed in Schedule 6.6(a) and specifically identified as Healthcare Savings Plans or listed in Schedule 6.6(b) and specifically identified as Electronics Savings Plans (the “Tyco Retained Savings Plans”). Eligible Tyco participants shall continue accruing benefits under the Tyco Retained Savings Plan in accordance with the terms and conditions of the Tyco Retained Savings Plan. Nothing contained in this Agreement shall alter in any way the right of Tyco, subsequent to the Distribution Date, to amend or terminate the Tyco Retained Savings Plan in accordance with its terms and applicable Law.

Section 6.7                                      Retiree Medical Benefits. Following the Distribution Date: (a) Tyco shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.7(a) (the “Tyco Retiree Medical Plans”); (b) except as otherwise provided below, Healthcare shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to plans identified in Schedule 6.7(b) (the “Healthcare Retiree Medical Plans”); and (c) except as otherwise provide below, Electronics shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.7(c) (the “Electronics Retiree Medical Plans”).. The Parties agree that each Party and the retiree medical plans described above for which it is responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) shall indemnify and hold harmless each other Party and the retiree medical plans for which they are responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities with respect to retiree medical and retiree insurance obligations under the retiree medical plans for which they are responsible. Except as provided below, Healthcare or Electronics, as appropriate, shall be solely responsible for the adjudication of any claims filed by a Former Healthcare Employee or Former Electronics Employee before the Distribution Date under a Tyco Retiree Medical Plan, Healthcare Retiree Medical Plan or Electronics Retiree Medical Plan. Notwithstanding the previous sentence, Tyco shall be solely responsible for the adjudication of any claim under a Tyco Retiree Medical Plan, Healthcare Retiree Medical Plan or Electronics Retiree Medical Plan that (A) was filed before the Distribution Date; (B) has not been finally adjudicated by Tyco on the day immediately preceding the Distribution Date; and (C) under the applicable claims procedure, Tyco’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately upon sending its response to the claimant transfer administration of such claim to Healthcare or Electronics, as appropriate, for final adjudication.

Section 6.8                                      Health, Welfare and Fringe Benefit Plans.

(a)                                  Health Plans.

(i)                                     Not later than the Distribution Date, Healthcare shall establish the Healthcare Health Plans and Electronics shall establish the Electronics Health Plans, each effective no later than the Distribution Date and, correspondingly, Healthcare Employees and Electronics Employees shall cease participating in the Tyco Health Plans on the dates the new plans are established. The newly established Healthcare Health Plans and Electronics Health Plans shall be substantially similar to the Tyco Health Plans. After the Distribution Date (except as otherwise provided below): (A) Healthcare shall be solely responsible for the management and administration of the Healthcare Health Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Healthcare Health Plans, and for the collection and remittance of participant contributions and premiums and shall establish and appoint members to a benefits review committee to review Healthcare Health Plan claims, (B) Electronics shall be solely responsible for the management and administration of the Electronics Health Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Electronics Health Plans, and for the collection and remittance of participant contributions and premiums and shall establish and appoint members to a benefits review committee to review Electronics Health Plan claims, and (C) Tyco shall retain sole responsibility for all Liabilities under the Tyco Health Plans and sole responsibility for the payment of all employer-related costs in maintaining the Tyco Health Plans, and for the collection and remittance of participant contributions and premiums.

(ii)                                  Except as provided below, Healthcare or Electronics, as appropriate, shall be solely responsible for the adjudication of any claims filed by a Healthcare Employee, Former Healthcare Employee, Electronics Employee or Former Electronics Employee before the Distribution Date under a Tyco Health Plan, Healthcare Health Plan or Electronics Health Plan. Notwithstanding the previous sentence, Tyco shall be solely responsible for the adjudication of any claims filed by a Healthcare Employee, Former Healthcare Employee, Electronics Employee or Former Electronics Employee under a Tyco Health Plan, Healthcare Health Plan or Electronics Health Plan before the Distribution Date that (A) has not been finally adjudicated by Tyco on the day immediately preceding the Distribution Date; and (B) under the applicable claims procedure, Tyco’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately upon sending its response to the claimant transfer administration of such claim to Healthcare or Electronics, as appropriate, for final adjudication.

(iii)                               Any determination made or settlements entered into by Tyco prior to the Distribution Date with respect to claims incurred under the Tyco Health Plans by Healthcare Employees, Former Healthcare Employees, Electronics Employees and Former Electronic Employees shall be final and binding. On and after the Distribution Date, Healthcare and Electronics shall retain financial and administrative (“run-out “) Liability and all related obligations and responsibilities for all claims incurred by their respective employees and former employees while Healthcare Employees, Former Healthcare Employees, Electronics Employees and Former Electronics Employees are participants in the Tyco Health Plans, including any claims that were administered by Tyco as of, on, or after the Distribution Date and in a manner consistent with Section 6.8(a)(ii). Any such run-out Liability and all related claims, charges, and expenses shall be settled in a manner consistent with past practices and policies, including an interim accounting and a final accounting between Tyco, Healthcare and Electronics. As of the Distribution Date, the reserve included in Tyco’s financial statements for “Incurred But Not Reported” medical and dental expenses (A) attributable to Healthcare Employees and Former Healthcare Employees shall be transferred to Healthcare, and (B) attributable to Electronics Employees and Former Electronics Employees shall be transferred to Electronics.

(iv)                              As of the date that the Healthcare Health Plans are established, any COBRA Liabilities attributable to any Healthcare Employee or Former

Healthcare Employee (or a qualified beneficiary of such individuals) that were originally obligations under the Tyco Health Plans shall become a Healthcare Liability. Effective as of the date Healthcare Employees cease participating in the Tyco Health Plans, Healthcare shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the Healthcare Health Plans for Healthcare Employees, Former Healthcare Employees and their qualified beneficiaries (as such term is defined under COBRA) regardless as to whether such obligation arose under the Tyco Health Plans or the Healthcare Health Plans.

(v)                                 As of the date that the Electronics Health Plans are established, any COBRA Liabilities attributable to any Electronics Employee or Former Electronics Employees (or a qualified beneficiary of such individuals) that were originally obligations under the Tyco Health Plans shall become an Electronics  Liability. Effective as of the date Electronics Employees cease participating in the Tyco Health Plans, Electronics shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the Electronics Health Plans for Electronics Employees, Former Electronics Employees and their qualified beneficiaries (as such term is defined under COBRA) regardless as to whether such obligation arose under the Tyco Health Plans or the Electronics Health Plans.

(vi)                              The Healthcare Health Plan and the Electronics Health Plan shall each provide that each eligible Healthcare Employee, Former Healthcare Employee, Electronics Employee or Former Electronics Employee, as applicable, will receive credit in 2007 for any co-payments and deductibles paid under a Tyco Health Plan prior to the Distribution Date in satisfying any applicable deductible or out-of-pocket requirements under the Healthcare Health Plan or the Electronics Health Plan, as applicable. The Healthcare Health Plan and the Electronics Health Plan shall each also provide that they shall cover any pre-existing conditions that are recognized under the Tyco Health Plan. Additionally, the Healthcare Health Plan and the Electronics Health Plan shall each also provide any other similar benefit in order to provide coverage that is substantially the same as the Tyco Health Plan.

(b)                                 Section 125 Plans.

(i)                                     Effective as of January 1, 2007, Healthcare established or caused to be established a Healthcare Section 125 Plan and on and after that date Healthcare shall be solely responsible for the management and administration of the Healthcare Section 125 Plan and such plan shall remain in effect on and after the Distribution Date.

(ii)                                  Effective as of January 1, 2007, Electronics established or caused to be established a Electronics Section 125 Plan and on and after that date Electronics shall be solely responsible for the management and administration of the Electronics Section 125 Plan and such plan shall remain in effect on and after the Distribution Date.

(c)                                  Severance Plans. Not later than the Distribution Date, Healthcare shall establish the Healthcare Severance Plans and Electronics shall establish the Electronics Severance Plans, each effective as of the Distribution Date and, correspondingly, Healthcare Employees and Electronics Employees who are currently eligible to receive or are receiving severance payments shall cease participating in the Tyco Severance Plans on the Distribution Date. After the Distribution Date: (i) Healthcare shall be solely responsible for the management , administration and payment of all Liabilities under the Tyco Severance Plans relating to Healthcare Employees and Former Healthcare Employees, for the management and administration of the Healthcare Severance Plans and for the payment of all employer-related costs in establishing and maintaining the Healthcare Severance Plans, (ii) Electronics shall be solely responsible for the management, administration and payment of all Liabilities under the Tyco Severance Plans relating to Electronics Employees and Former Electronics Employees, for the management and administration of the Electronics Severance Plans and for the payment of all employer-related costs in establishing and maintaining the Electronics Severance Plans, and (iii) Tyco shall retain sole responsibility for all Liabilities under the Tyco Severance Plans relating to Tyco Employees and Former Tyco Employees and shall be solely responsible for the payment of all employer-related costs in maintaining the Tyco Severance Plans. In no event shall an employee receive a duplication of severance benefits. Except as provided below, Healthcare or Electronics, as appropriate, shall be solely responsible for the adjudication of any claims filed by a Healthcare Employee, Former Healthcare Employee, Electronics Employee or Former Electronics Employee before the Distribution Date under a Tyco Severance Plan. Notwithstanding the previous sentence, Tyco shall be solely responsible for the adjudication of any claim filed by a Healthcare Employee, Former Healthcare Employee, Electronics Employee or Former Electronics Employee under a Tyco Severance Plan before the Distribution Date that (A) has not been finally adjudicated by Tyco on the day immediately preceding the Distribution Date; and (B) under the applicable claims procedure, Tyco’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately upon sending its response to the claimant transfer administration of such claim to Healthcare for final adjudication.

(d)                                 Disability Plans. Not later than the Distribution Date, Healthcare shall establish the Healthcare Disability Plans and Electronics shall establish the Electronics Disability Plans, each effective no later than the Distribution Date and, correspondingly, Healthcare Employees and Electronics Employees shall cease participating in the Tyco Disability Plans on the dates the new plans are established and shall begin participating in the Healthcare Disability Plans or Electronics Disability Plans, as applicable. After the Distribution Date: (i) Healthcare shall be solely responsible for the management and administration of the Healthcare Disability Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Healthcare Disability Plans, (ii) Electronics shall be solely responsible for the management and administration of the Electronics Disability Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Electronics Disability Plans, and (iii) Tyco shall retain sole responsibility for all disability Liabilities under the Tyco Disability Plans for claims incurred prior to the Distribution Date and shall be solely responsible for the payment of all employer-related costs in maintaining the Tyco Disability Plans.

(e)                                  Group Insurance Plans. Not later than the Distribution Date, Healthcare shall establish the Healthcare Group Insurance Plans and Electronics shall establish the Electronics Group Insurance Plans, each effective no later than the Distribution Date and, correspondingly, Healthcare Employees and Electronics Employees shall cease participating in the Tyco Group Insurance Plans on the dates the new plans are established and shall begin participating in the Healthcare Group Insurance Plans or the Electronics Group Insurance Plans, as applicable. After the Distribution Date: (i) Healthcare shall be solely responsible for the management and administration of the Healthcare Group Insurance Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Healthcare Group Insurance Plans,  (ii) Electronics shall be solely responsible for the management and administration of the Electronics Group Insurance Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Electronics Group Insurance Plans, and (iii) Tyco shall retain sole responsibility for all Liabilities for claims incurred prior to the Distribution Date under the Tyco Group Insurance Plans and shall be solely responsible for the payment of all employer-related costs in maintaining the Tyco Group Insurance Plans.

(f)                                    Fringe Benefits. Effective as of the Distribution Date, each of the Parties shall be responsible for establishing (as necessary) and maintaining its own fringe benefit plans, policies and arrangements, including any employee assistance program, educational assistance program, adoption assistance program and any other fringe benefit plans, programs and arrangements. Healthcare shall be solely responsible for the management and administration of and Assume financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Healthcare Employees and Former Healthcare Employees (but not paid by Tyco) prior to the Distribution Date; Electronics shall be solely responsible for the management and administration of and Assume financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Electronics and Former Electronics Employees (but not paid by Tyco) prior to the Distribution Date; and Tyco shall retain financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Tyco Employees and Former Tyco Employees prior to the Distribution Date.

(g)                                 Paid Time Off and Payroll. Effective as of the Distribution Date, each Party shall establish or retain their own paid time off policy and (i) any earned but unused paid time off (including vacation pay) that a Healthcare Employee is entitled to as of the Distribution Date will be credited to the Healthcare Employee under the Healthcare paid time off policy and provided in accordance with that policy; (ii) any earned but unused paid time off (including vacation pay) that an Electronics Employee is entitled to as of the Distribution Date will be credited to the Electronics Employee under the Electronics paid time off policy and provided in accordance with that policy; and (iii) any earned but unused paid time off (including vacation pay) that a Tyco Employee is entitled to as of the Distribution Date will be continued by the Tyco paid time off policy and provided in accordance with that policy. On and after the Distribution Date, each Party shall have no liability for paid time off on behalf of another Party’s employees.

(h)                                 Annual Bonus Plans. With respect to any annual bonus or incentive plan not otherwise described in this Agreement, each Party (or their applicable Affiliate or Subsidiary) shall be responsible for all Liabilities and fully perform, pay and discharge all annual bonus obligations relating to any annual incentive plan for their respective employees and former employees for 2007 and thereafter. With respect to the Period beginning October 1, 2006 and ending on the Distribution Date, Healthcare and Electronics shall calculate the bonus for their respective Healthcare Employees and Electronics Employees that participated in a Tyco bonus program using the applicable performance criteria for such period and such calculation shall be in a manner consistent with the terms of Tyco’s bonus programs. In no event shall any employee receive a duplication of such benefits hereunder.

Section 6.9                                      Cooperation and Administrative Provisions.

(a)                                  Notwithstanding anything herein to the contrary, the Parties shall reasonably cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, Board resolutions, government filings, data, payroll and employment Information on regular timetables, make certain that each applicable entity’s data and records are correct and updated on a timely basis, and cooperate as needed with respect to (i) any litigation with respect to an employee benefit plan or arrangement contemplated by this Agreement, (ii) an audit of an employee benefit plan or arrangement contemplated by this Agreement by the Internal Revenue Service, Department of Labor or any other Government Entity, (iii) seeking a determination letter, private letter ruling or advisory opinion from the Internal Revenue Service or Department or Labor on behalf of any employee benefit plan or arrangement contemplated by this Agreement, and (iv) any filings that are required to be made or supplemented to the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor or any other Government Entity; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(b)                                 Notwithstanding anything herein to the contrary, the Parties agree that they shall share all necessary data elements to administer the Tyco, Healthcare and Electronics equity plans described in Section 6.1 and Section 6.2 for up to a period not to exceed ten (10) years following the Distribution Date. This data shall be made available in the formats that exist at the time of the distribution or in any other mutually agreeable format. Data shall be transmitted to these administrators via a mutually agreeable method of data transmission. Each Party also agrees to ensure that their plan administrator will make available all necessary data elements required now or in the future including but not limited to, exercise, lapse and tax data, in a timely fashion and to withhold appropriate taxes at the direction of the employer company of the individual for the time period covered under this provision..

(c)                                  With respect to any employees on international assignment who are listed on Schedule 6.9(c) and who become either Healthcare Employees or Electronics Employees, (i) if such employees are repatriated to their home countries or initiate the process of repatriation prior to the Healthcare Distribution Date or the Electronics Distribution Date, as applicable, Tyco shall pay the costs of repatriation; and (ii) if such employees remain on international assignment through the Healthcare Distribution Date or the Electronics Distribution Date, as applicable, (A) Tyco shall pay the cost of assignment up to the Healthcare Distribution Date or the Electronics Distribution Date, as applicable (except that the tax obligation for the year of separation shall be prorated between Tyco and Healthcare or Electronics, as applicable, as set forth in Schedule 6.9(c)), and (B) any costs related to repatriation initiated at some future date shall be the responsibility of Healthcare or Electronics, as applicable.

(d)                                 With respect to any employees listed on Schedule 6.1(d) subject to a retention agreement (and/or eligible for a lump sum salary adjustment payment), if such employee transfers to Healthcare or Electronics prior to the Healthcare Distribution Date or the Electronics Distribution Date, as applicable, and remains in employment with Healthcare or Electronics, as applicable, through any subsequent vesting date set forth in such retention agreements (or offer letter for a lump sum salary adjustment payment), Healthcare and Electronics, as applicable, shall recognize and assume such retention agreement (or offer letter) and be responsible for all costs (including without limitation any employment taxes) associated with such retention payments (and/or lump sum salary adjustment payment) and Tyco shall be relieved of any further liability thereunder. The Parties hereby agree that financial statements for 2007 shall reflect that payments with respect to this paragraph (d) have been made between the Parties prior to the Distribution Date.

(e)                                  The Parties shall share, or cause to be shared, all Information on participants in the Healthcare Plans, Electronics Plans and Tyco Retained Plans that is necessary and appropriate for the efficient and accurate administration of the Healthcare Plans, Electronics Plans and Tyco Retained Plans, including (but not limited to) Information reasonably necessary to timely respond to claims for benefits made by participants and Information on expenses incurred by Healthcare Plans and Electronics Plans prior to the Distribution Date so that Healthcare and Electronics may invoice and pay administrative expenses from their respective plan trusts as described in paragraph (g) below. The Parties and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection and transfer, be given reasonable and timely access to, and may make copies of, all Information relating to the subjects of this Article VI to the extent necessary or appropriate for such administration. Each of the Parties agree, upon reasonable request, to provide financial, operational and other Information on each Healthcare Plan, Electronics Plan and Tyco Retained Plan, including (but not limited to) Information on a plan’s assets and liabilities, at a level of detail reasonably necessary and appropriate for the efficient and accurate administration of each of the Healthcare Plans, Electronics Plans and Tyco Retained Plans. Notwithstanding the

foregoing, if any such Information described in this Section 6.9(e) cannot be reasonably obtained without additional cost, the Parties shall agree to reimburse each of the other Parties for all additional third-party costs and such other reasonable costs of obtaining the Information. To the extent that the Healthcare Health Plans, the Electronics Health Plans and the Tyco Health Plans share protected health Information (“PHI”), the Healthcare Health Plans, Electronics Health Plans and Tyco Health Plans hereby agree to enter into appropriate business associate agreements to cover the sharing of PHI, as required by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(f)                                    Each of Healthcare and Electronics agrees to hold Tyco harmless with respect to any Liabilities related to actions taken to establish the Healthcare Plans and the Electronics Plans (and related third party administrative agreements) prior the Distribution Date.

(g)                                 To the extent not covered elsewhere in this Agreement, with respect to expenses and costs incurred on behalf of a Healthcare Plan, Electronics Plan or Tyco Retained Plan: (i) Healthcare shall be responsible, through either direct payment or reimbursement to Tyco or Electronics, as applicable, for its allocable share of actual third party and/or vendor costs and expenses incurred by any member of the Healthcare Group or the Healthcare Plans, (ii) Electronics shall be responsible, through either direct payment or reimbursement to Tyco or Healthcare, as applicable, for its allocable share of actual third party and/or vendor costs and expenses incurred by any member of the Electronics Group or the Electronics Plans, and (iii) Tyco shall be responsible, through either direct payment or reimbursement to Healthcare or Electronics, as applicable, for its allocable share of actual third party and/or vendor costs and expenses incurred by any member of the Tyco Group or the Tyco Retained Plans. An allocable share of any such costs and expenses will be determined in a manner consistent with the manner in which the allocable share of such costs and expenses was determined prior to the Distribution Date. The Parties agree to pay for any third-party costs associated partially or entirely with their respective employee benefit plans associated with this Distribution following the Distribution Date.

(h)                                 To the extent not covered elsewhere in this Agreement, with respect to all employee benefit plans, policies, programs, payroll practices, and arrangements maintained outside of the United States, the Parties agree that they shall reasonably cooperate and work together to facilitate any transfer of employee benefit plans, policies, programs, payroll practices, and arrangements as necessary and in accordance with applicable Law.

(i)                                     With respect to multinational insurance pools that the Parties’ entities participate in, the respective multinational insurance pools will continue to maintain premium, claim and administrative charges for each participating Tyco, Electronics or Healthcare entity within each such pool until the end of the policy year following the Distribution Date. At the end of such policy year, the multinational insurance pools shall be revised so that the Parties participate in separate pools (to the extent that a Party wishes to continue participating in an applicable pool). In addition, in the policy year accounting to be completed at the end of such policy year, (a) if a Tyco, Electronics or

Healthcare entity’s experience contributed a surplus to the overall pool experience, then that entity will be paid the appropriate dividend from the pool; (b) if a Tyco, Electronics or Healthcare entity’s experience created a deficit for the overall pool, then that entity will not receive a dividend, and such deficit will be carried forward to the successor pools established for that entity for subsequent policy years (or if no successor pool is established and any Party incurs any expense with respect to such deficit, then the Party responsible for such deficit shall promptly reimburse the Party incurring such expense.

(j)                                     To the extent not covered elsewhere in this Agreement, it is the intention of the Parties to provide herein that Healthcare and Electronics shall be responsible for the management and administration of all of their respective employee benefit plans on and after the Distribution including, but not limited to, the adjudication of claims pending on the Distribution Date that were filed by Healthcare Employees, Former Healthcare Employees, Electronics Employees or Former Electronics Employees, as applicable, under a Tyco sponsored employee benefit plan. It is also the intention of the Parties that if Healthcare’s plan administrator, Electronics’ plan administrator or any other authorized person or committee does not have at least a sixty (60) day period after the Distribution Date to respond to a claim, Tyco will respond to the claim and, if such response is not a final adjudication of the claim, immediately transfer administration of such claim to Healthcare or Electronics, as appropriate. The Parties agree that they shall reasonably cooperate with each other and work together to facilitate the transfer of any documents, materials or information necessary or appropriate for the timely adjudication of any claim and to do so in a manner that is consistent with applicable law.

(k)                                  To the extent not covered elsewhere in this Agreement, the Parties (and their Subsidiaries and Affiliates) are hereby authorized to implement the provisions of this Article VI, including by making appropriate adjustments to employee benefits provided for in this Agreement, provided such adjustments are intended for administrative or recordkeeping purposes to retain the value of benefits provided in accordance with the provisions of this Agreement.

Section 6.10                                Approval of Plans; Terms of Participation by Employees in Plans.

(a)                                  Approval of Plans. On or prior to the applicable Distribution Date, the Parties shall take all actions as may be necessary to approve the stock-based employee benefit plans of Healthcare or Electronics, as applicable, in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(b)                                 Non-Duplication of Benefits. The Healthcare Plans, Electronics Plans and Tyco Retained Plans shall not provide benefits that duplicate benefits provided to a participant by a corresponding Healthcare Plan, Electronics Plan, or Tyco Retained Plans. The Parties shall agree on methods and procedures, including amending the respective plan documents, to prevent Healthcare Employees, Former Healthcare Employees, Electronics Employees, Former Electronics Employees, Tyco Employees and Former Tyco Employees from receiving duplicate benefits from the Healthcare Plans, Electronics Plans, and Tyco Retained Plans; provided, that nothing shall prevent Healthcare from unilaterally amending the Healthcare Plans to avoid such duplication, nothing shall prevent Electronics from unilaterally amending the Electronics Plans to avoid such duplication, and nothing shall prevent Tyco from unilaterally amending the Tyco Retained Plans to avoid such duplication.

(c)                                  Service Credits under Plans. Except as may be specified in Schedule 6.10(c), service with any member of the Tyco controlled group prior to the Distribution Date shall be credited under the Healthcare Plans, Electronics Plans and Tyco Retained Plans to the extent and for the express purposes set forth (including, as applicable and without limitation: eligibility, vesting, company match levels, subsidies, recognition of pre-existing credit and credit for amounts of co-pays, out-of-pocket maximums and deductibles, but not for benefit accrual purposes under pension plans) under the applicable Healthcare Plan, Electronics Plan or Tyco Retained Plan, except to the extent duplication of benefits would result; provided, however, that in the event an employee or former employee of one of the Parties (or its Subsidiaries or Affiliates) becomes employed by one of the other Parties (or its Subsidiaries or Affiliates) after December 31, 2007, such employee or former employee’s service with any member of the Tyco controlled group prior to the Distribution Date need not be credited by the new employer except to the extent required by Law. Notwithstanding the foregoing, in the event of any conflict between this paragraph (c) and the terms of any Healthcare Plan, Electronics Plan or Tyco Retained Plan, the express terms of such plan shall govern.

(d)                                 Plan Elections. Except as may be specifically provided otherwise under this Agreement or applicable Law, all participant elections (including, without limitation, deferral elections, payment elections, beneficiary designations, qualified domestic relations orders, qualified medical child support orders and loan agreements) with respect to the participation of a Healthcare Employee, Former Healthcare Employee, Electronics Employee, Former Electronics Employee, Tyco Employee or Former Tyco Employee in a Tyco employee benefit arrangement shall be transferred to and be in full force and effect under the corresponding and applicable Healthcare Plan or Electronics Plan in accordance with the terms of each such applicable plan and to the extent permissible under such plan, until such elections are replaced or revoked by the employee who made such election.

(e)                                  Amendment and Termination. No provision in this Agreement shall prohibit the Parties, subsequent to the Distribution Date, from amending or terminating the employee benefit plans, policies and programs described herein in accordance with the provisions of such plans, policies and programs and applicable Law.

Section 6.11                                Tax Consequences. For Tax purposes, the Parties agree that the treatment of all of the equity compensation and deferred compensation arrangements set forth in this Section 6 shall be treated in accordance with Section 6 of the Tax Sharing Agreement.

Section 6.12                                International Regulatory Compliance. Tyco shall have the authority to adjust the treatment otherwise described in this Article VI in order to ensure compliance with the applicable laws or regulations of countries outside the United States or to preserve the tax benefits provided under local tax law or regulation prior the Distribution.

ARTICLE VII

TYCO CONTINGENT ASSETS AND ASSUMED TYCO CONTINGENT LIABILITIES

Section 7.1                                      Tyco Contingent Assets and Assumed Tyco Contingent Liabilities.

(a)                                  Tyco Contingent Assets. To the extent that a Party or any member of its Group receives from a third party any proceeds of any kind arising out of a Tyco Contingent Asset, to the extent necessary, such Party shall, or shall cause the applicable member of its Group to, promptly (but in no event later than thirty (30) days following receipt thereof, unless there is a good faith open question as to whether such proceeds are in fact Tyco Contingent Assets and the matter has been submitted for resolution pursuant to the terms of this Agreement, in which case, promptly following the final determination thereof) transfer such amounts to the other Parties pursuant to and in accordance with their respective Applicable Percentage. Transfers under this Section 7.1(a) are subject to the relevant Parties’ agreement (I) as to the most cost efficient means of effecting such transfer and (II) to share any incremental costs arising as a result of such transfer; provided, that if the relevant Parties cannot agree on a means of effecting the transfer within thirty (30) days from the date that all relevant Parties have notice of the discovery of such proceeds, then the proceeds shall be immediately transferred.

(b)                                 Assumed Tyco Contingent Liabilities. Except as otherwise expressly set forth in this Article VII or the Tax Sharing Agreement (with respect to Taxes) and without limiting the indemnification provisions of Article VIII, Tyco, Healthcare and Electronics shall each be responsible for its portion of Specified Shared Expenses (allocated in accordance with Section 5.5)  (in addition to, without duplication, each such Party’s share of any indemnifiable Losses in respect of any such Assumed Tyco Contingent Liabilities pursuant to and in accordance with the relevant provisions of Article VIII) related to or arising out of any Assumed Tyco Contingent Liability; provided, that so long as any such Party is still an Affiliate of Tyco, Tyco shall be responsible for such Party’s Applicable Percentage of any such Assumed Tyco Contingent Liability. Any amounts owed in respect of any Assumed Tyco Contingent Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 7.3(b) with respect to any Third Party Claim that is an Assumed Tyco Contingent Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the Party or Parties owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Assumed Tyco Contingent Liability in determining the reimbursement obligations of the other Parties with respect thereto; provided however, in the event that an amount in excess of One Hundred Million Dollars ($100,000,000), is owed with by the Parties to any third party or parties in lieu of remitting amounts directly to the Party providing the invoice the owing Party may remit the owed amount directly to the appropriate third party or parties or to a trust established by the invoicing Party for the benefit of the

Parties each Party shall contribute its Applicable Percentage of such amount to a trust account for the benefit of the Parties. In furtherance of the foregoing, the Managing Party (and the Party providing assistance to the Managing Party pursuant to Section 7.3(b)) shall be entitled to reimbursement by the other Parties (in an amount of one-third each) of any out-of-pocket costs and expenses (which shall include the costs of salaries and benefits of employees who are solely dedicated to the management or defense of such Assumed Tyco Contingent Liability or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Assumed Tyco Contingent Liability) related to or arising out of defending or managing any such Assumed Tyco Contingent Liability from Healthcare and Electronics, as applicable, from time to time when invoiced, in advance of a final determination or resolution of any Action related to an Assumed Tyco Contingent Liability. For U.S. federal income Tax purposes, the Parties shall treat the payment of Assumed Tyco Contingent Liabilities (and costs and expenses relating to Assumed Tyco Contingent Liabilities, as the case may be) as set forth in the Tax Sharing Agreement. It shall not be a defense to any obligation by any Party to pay any amounts, whether pursuant to this Article VII or in respect of Indemnifiable Losses pursuant to Article VIII, in respect of any Assumed Tyco Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Assumed Tyco Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if, subject in each case to Sections 7.4 and 8.6(f), such settlement was effected without the consent or over the objection of such Party).

(c)                                  The Parties hereby acknowledge the existence of certain amounts deposited (together with interest thereon, the “Settlement Escrow Amount”) in an escrow account established prior to the date hereof with respect to the proposed settlement of certain Assumed Tyco Contingent liabilities, as more fully described and identified on Schedule 7.1(c) hereto (the “Settlement Escrow Account”). The Parties hereby agree that the Managing Party may at any time in its discretion elect to terminate the Settlement Escrow Account, and at such time each of Tyco, Healthcare and Electronics shall receive their Applicable Percentage of the Settlement Escrow Amount.

Section 7.2                                      Management of Tyco Contingent Assets and Assumed Tyco Contingent Liabilities.

(a)                                  For purposes of this Article VII, “Managing Party” shall initially mean Tyco; provided, however, that under certain circumstances another Party may become the Managing Party as may be otherwise agreed to in writing by the Parties.

(b)                                 Except as provided in the Tax Sharing Agreement (with respect to management of Tax audits), the Managing Party shall, on behalf of the other Parties, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Tyco Contingent Asset and, on behalf of the other Parties, any Action or Third Party Claim with respect to an Assumed Tyco Contingent Liability (including with respect to those Tyco Contingent Assets and Assumed Tyco Contingent Liabilities set forth on Schedules 1.1(14)(i) and 1.1(191)). The Managing Party shall use its best efforts to promptly notify the other Parties in the event that it commences an Action with respect to a Tyco Contingent Asset; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other Parties against the Managing Party or affect any other provision of this Section 7.2. So long as the Managing Party has assumed and is actively and diligently conducting the defense of any Assumed Tyco Contingent Liability in accordance with Section 7.2(b) above, the other Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Assumed Tyco Contingent Liability without the prior written consent of the Managing Party (not to be delayed or withheld unreasonably).

(c)                                  Each Party acknowledges that the Managing Party may elect not to pursue any Tyco Contingent Asset for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than the other Parties or any business reasons that may be in the best interests of the Managing Party or a member of such Managing Party Group, without regard to the best interests of any member of the other Groups) and that no member of the Managing Party Group shall have any Liability to any Person (including any member of the other Parties’ Groups) as a result of any such determination.

(d)                                 The Managing Party shall on a monthly basis, or if a material development occurs as soon as reasonably practicable thereafter, fully inform the other Parties of the status of and developments relating to any matter involving a Tyco Contingent Asset or Assumed Tyco Contingent Liability and provide copies of any material document, notices or other materials related to such matters. Each Party shall cooperate fully with the Managing Party in its management of any of such Tyco Contingent Asset or Assumed Tyco Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and employees as set forth in Section 7.3).

(e)                                  None of Tyco, Healthcare or Electronics shall take, or permit any member of its respective Group to take, any action (including commencing any Action) or omit to take any action that may interfere with or that may adversely affect the rights and powers of the Managing Party pursuant to this Article VII.

(f)                                    In the event of any dispute as to whether any Asset or Liability is a Tyco Contingent Asset and/or an Assumed Tyco Contingent Liability as set forth in Section 7.4(b), the Managing Party may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that the Managing Party commences any such prosecution or assertion and, upon resolution of the dispute (pursuant to Article X or otherwise), it is determined that such Asset or Liability is not a Tyco Contingent Asset or an Assumed Tyco Contingent Liability and that such Asset or Liability belongs to another Party, pursuant to the provisions of this Agreement or any Ancillary Agreement, the Managing Party shall have the right to cease the prosecution or assertion of such right or claim and the applicable Parties shall cooperate to transfer the control thereof to the applicable other Party. In such event, the applicable other Party, shall promptly reimburse the Managing Party for all out-of-pocket costs and expenses incurred to such date in connection with the prosecution or assertion of such claim or right.

Section 7.3                                      Access to Information; Certain Services; Expenses.

(a)                                  Access to Information and Employees by the Managing Party. Unless otherwise prohibited by Law or more specifically provided in the Tax Sharing Agreement with respect to Tax audits and access to information related thereto, in connection with the management and disposition of any Tyco Contingent Asset and/or any Assumed Tyco Contingent Liability, each of the Parties shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified, privileged or confidential information, to the employees, properties, and Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Tyco Contingent Asset or Assumed Tyco Contingent Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 7.3(b) below may require a significant time commitment on the part of such Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VII; it also being understood that such access and such services provided shall not unreasonably interfere with any of such Party’s employees’ normal functions. Nothing in this Section 7.3(a) shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written Consent to the disclosure of such Information.

(b)                                 Certain Services. Each of Tyco, Healthcare and Electronics shall make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Assumed Tyco Contingent Liabilities and Tyco Contingent Assets to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Tyco Contingent Asset or Assumed Tyco Contingent Liability. In respect of the foregoing, Schedules 1.1(14)(i) and 1.1(191) set forth certain identified Assumed Tyco Contingent Liabilities and Tyco Contingent Assets, respectively, and identify (but does not limit) those employees and agents who shall assist the Managing Party in its management of the Assumed Tyco Contingent Liabilities and Tyco Contingent Assets.

(c)                                  Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to this Section 7.3 shall be at no additional cost or expense of the Managing Party or any other Party (other than for (i) actual out-of-pocket costs and expenses which are pre-paid or allocated as set forth in Section 7.1 and (ii) costs incurred directly or indirectly by such Party affording such access and other services which shall be the responsibility of such Party), unless such costs and expenses are incurred by Tyco in connection with the provision of services and access due to its status as the remaining and legacy Business Entity (and not in its capacity as the parent company of the Tyco Retained Business), in which case such costs and expenses shall be treated as Assumed Contingent Liabilities (and shall be borne by the other Parties accordingly).

Section 7.4                                      Notice Relating to Tyco Contingent Assets and Assumed Tyco Contingent Liabilities; Disputes.

(a)                                  In the event that any Party or any Member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Asset or Liability that may be a Tyco Contingent Asset or Assumed Tyco Contingent Liability, (ii) any matter or occurrence that has given or could give rise to an Assumed Tyco Contingent Liability or Tyco Contingent Asset or (iii) any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Assumed Tyco Contingent Liability or Tyco Contingent Asset, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would require earlier notice) notify each of the relevant Managing Party and the other Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release any Party from any of its obligations under this Article VII except and solely to the extent that any such Party shall have been actually prejudiced as a result of such failure.

(b)                                 In the event that any Party disagrees whether a claim, obligation, Asset and/or Liability is a Tyco Contingent Asset or an Assumed Tyco Contingent Liability or whether such claim, obligation, Asset or Liability is an Asset or Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X. In the event that such dispute results in arbitration, the costs and expenses of such arbitration shall be borne by the losing Party as set forth in Section 10.8.

Section 7.5                                      Cooperation with Governmental Entity. If, in connection with any Tyco Contingent Asset or Assumed Tyco Contingent Liability, a Party is required by Law to respond to and/or cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party of such Tyco Contingent Asset or Assumed Tyco Contingent Liability; provided, that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party of such cooperation and/or response to the Governmental Entity and the subject matter thereof. In the event that any Party is requested or required by any Governmental Entity in connection with any Tyco Contingent Asset or Assumed Tyco Contingent Liability pursuant to written or oral question or request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party will notify the Managing Party promptly of the request or requirement and such Party’s response thereto.

Section 7.6                                      Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Assumed Tyco Contingent Liability (as provided in this Article VII and in Article VIII), including the payment of the costs and expenses of the Managing Party, then each non-defaulting Party (including Tyco) shall be required to pay an equal portion of the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay its obligations in respect of such Assumed Tyco Contingent Liability (both for past and future obligations) and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at a rate per annum equal to the then applicable Prime Rate plus four percent (4%) (or the maximum legal rate, whichever is lower). In connection with the foregoing, it is expressly understood that any defaulting Party’s share of the proceeds from any Tyco Contingent Asset may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party; such rights of offset shall be applied in favor of the non-defaulting Party or Parties in proportion to the additional amounts paid by any such non-defaulting Party.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                                      Release of Pre-Distribution Claims.

(a)                                  Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VIII, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Relevant Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Parties and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Relevant Time were shareholders, directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Relevant Time, including in connection with the Plan of Separation and all other activities to implement the Distributions and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b)                                 Nothing contained in Section 8.1(a) and Section 2.4(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or any Ancillary

Agreement to continue in effect after the Relevant Time. In addition, nothing contained in Section 8.1(a) shall release any person from:

(i)                                     any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Tyco, any Tyco Retained Liability, (B) with respect to Healthcare, any Healthcare Liability and (C) with respect to Electronics, any Electronics Liability;

(ii)                                  any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Relevant Time;

(iii)                               any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

(iv)                              any Liability provided in or resulting from any other Contract or understanding that is entered into after the Relevant Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(v)                                 any Liability with respect to an Assumed Tyco Contingent Liability pursuant to Article VII;

(vi)                              any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(27);

(vii)                           any Liability with respect to the insurance policies written by White Mountain Insurance Company and Mountainbran Limited; and

(viii)                        any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 8.1(a) shall release Tyco from indemnifying any director, officer or employee of Healthcare and Electronics who was a director, officer or employee of Tyco or any of its Affiliates on or prior to the Relevant Time or the Final Separation Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(c)                                  Each Party shall not, and shall not permit any member of its Group to make, any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 8.1(a), with respect to any Liabilities released pursuant to Section 8.1(a).

(d)                                 It is the intent of each Party, by virtue of the provisions of this Section 8.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Relevant Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Relevant Time), except as specifically set forth in Sections 8.1(a) and 8.1(b). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

Section 8.2                                      Indemnification by Tyco. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following (a) the Healthcare Distribution Date (with respect to the Healthcare Indemnitees) and (b) the Electronics Distribution Date (with respect to the Electronics Indemnitees), Tyco shall and shall cause the other members of the Tyco Group to indemnify, defend and hold harmless the Healthcare Indemnitees and the Electronics Indemnitees from and against any and all Indemnifiable Losses of the Healthcare Indemnitees and the Electronics Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (i) the Tyco Retained Liabilities or alleged Tyco Retained Liabilities or (ii) any breach by Tyco of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 8.3                                      Indemnification by Healthcare. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Healthcare shall and shall cause the other members of the Healthcare Group to indemnify, defend and hold harmless the Tyco Indemnitees and the Electronics Indemnitees from and against any and all Indemnifiable Losses of the Tyco Indemnitees and the Electronics Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the Healthcare Liabilities or alleged Healthcare Liabilities or (b) any breach by Healthcare of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 8.4                                      Indemnification by Electronics. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Electronics shall and shall cause the other members of the Electronics Group to indemnify, defend and hold harmless the Tyco Indemnitees and the Healthcare Indemnitees from and against any and all Indemnifiable

Losses of the Tyco Indemnitees and the Healthcare Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the Electronics Liabilities or alleged Electronics Liabilities or (b) any breach by Electronics of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 8.5                                      Procedures for Indemnification.

(a)                                  An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.5(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b)                                 Third Party Claims. If a claim or demand is made against a Tyco Indemnitee, a Healthcare Indemnitee or a Electronics Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party (and, if applicable, the Managing Party) which is or may be required pursuant to this Article VIII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within fifteen (15) days) after receipt by such Indemnitee of written notice of the Third Party Claim. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be an Assumed Tyco Contingent Liability, such Party, as appropriate, shall give the Managing Party (as determined pursuant to Article VII) written notice thereof within fifteen (15) days after such Person becomes aware of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c)                                  Other than in the case of (i) an Assumed Tyco Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party as provided for in Article VII), (ii) indemnification pursuant to the Tax Sharing Agreement or (iii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be assumed and controlled by the beneficiary Party), an Indemnifying Party shall assume and control the defense of any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s Expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not an Assumed Tyco Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d)                                 Other than in the case of an Assumed Tyco Contingent Liability, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e)                                  Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Assumed Tyco Contingent Liability (with any Assumed Tyco Contingent Liability handled in accordance with Article VII) without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(f)                                    In the case of a Third Party Claim (except for any Third Party Claim that is an Assumed Tyco Contingent Liability which, with respect to the subject matter of this Section 8.5(f), shall be governed by Section 7.4), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Assumed Tyco Contingent Liability, such matters are addressed in Article VII.

(g)                                 Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VIII against any Indemnifying Party.

Section 8.6                                      Cooperation In Defense And Settlement.

(a)                                  With respect to any Third Party Claim that is not an Assumed Tyco Contingent Liability and that implicates two or more Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b)                                 Each of Tyco, Healthcare and Electronics agrees that at all times from and after the Effective Time, if an Action is commenced by a third party (or any member of such Party’s respective Group) with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 8.7                                      Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 8.8                                      Contribution.

(a)                                  If the indemnification provided for in Sections 8.2(b)(ii), 8.3(b) and 8.4(b), including in respect of any Assumed Tyco Contingent Liability, is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to Information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to Information and opportunity to correct or prevent such statement or omission.

(b)                                 The Parties agree that it would not be just and equitable if contribution pursuant to this Section 8.8 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8.8(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 8.8(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 8.9                                      Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                  Any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VIII including, for the avoidance of doubt, in respect of any Assumed Tyco Contingent Liability, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in the Tax Sharing Agreement, and increased in accordance with, and subject to, the principles set forth in the Tax Sharing Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VIII to any Indemnitee pursuant to this Article VIII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 The Parties acknowledge that the indemnification and contributions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use best efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VIII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 8.10                                Additional Matters; Survival of Indemnities.

(a)                                  The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b)                                 The rights and obligations of each Party and their respective Indemnitees under this Article VIII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

(c)                                  Each Party shall, and shall cause the members of its respective Group to, preserve and keep their Records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, claims, demands, actions, and email files and backup tapes regarding any of the foregoing as such pertains to any period prior to the Separation Date in their possession, whether in electronic form or otherwise, until the latest of, as applicable (i) ten (10) years following the Separation Date or (ii) the date on which such Records are no longer required to be retained pursuant to such Party’s applicable record retention policy and schedules as in effect immediately prior to the Separation Date; provided, however, to the extent the Tax Sharing Agreement provides for a longer period of retention of Tax Records, such longer period as provided in the Tax Sharing Agreement shall control.

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 9.1                                      Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Sharing Agreement will govern) and without limiting the applicable provisions of Article VII, and subject to appropriate restrictions for classified, privileged or confidential information:

(a)                                  After the applicable Relevant Time, upon the prior written request by Healthcare or Electronics for specific and identified Information which relates to (x) Healthcare or Electronics or the conduct of the Healthcare Business or Electronics Business, as the case may be, up to the applicable Distribution Date, or (y) any Ancillary Agreement to which Tyco and one or more of Healthcare and/or Electronics are parties, as applicable, Tyco shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Tyco or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(b)                                 After the Healthcare Distribution Date, upon the prior written request by Tyco or Electronics for specific and identified Information which relates to (x) Tyco or Electronics or the conduct of the Tyco Retained Business or Electronics Business, as the case may be, up to the Healthcare Distribution Date, or (y) any Ancillary Agreement to which Healthcare and one or more of Tyco and/or Electronics are parties, as applicable, Healthcare shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Healthcare or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(c)                                  After the Electronics Distribution Date, upon the prior written request by Tyco or Healthcare for specific and identified Information which relates to (x) Tyco or Healthcare or the conduct of the Tyco Retained Business or Healthcare Business, as the case may be, up to the Electronics Distribution Date, or (y) any Ancillary Agreement to which Electronics and one or more of Tyco and/or Healthcare are parties, as applicable, Electronics shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Electronics or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

Section 9.2                                      Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for access with respect to Tax matters (in which event the provisions of the Tax Sharing Agreement will govern) and without limiting the applicable provisions of Article VII, from and after the applicable Relevant Time, each of Tyco, Healthcare and Electronics shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Relevant Time or (y) any Ancillary Agreement to which each of the Party requesting such access and the Party requested to grant such access are Parties. Nothing in this Section 9.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use best efforts to seek to obtain such third party Consent to the disclosure of such Information.

Section 9.3                                      Witness Services. At all times from and after the Relevant Time, each of Tyco, Healthcare and Electronics shall use its best efforts to make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants  and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and Tyco, Healthcare and Electronics, as applicable. A Party providing a witness to the other Party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 9.4                                      Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement (including Section 7.3) or any Ancillary Agreement a Party providing Information or access to Information to the other Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 9.5                                      Confidentiality.

(a)                                  Notwithstanding any termination of this Agreement, for a period of five (5) years from the Effective Time the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information (as defined herein) concerning any other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of their obligation to hold such Information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information.

(b)                                 Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Relevant Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Healthcare Business, the Electronics Business or the Tyco Retained Business, as the case may be; provided, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 9.5(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 12.9.

(c)                                  Each of the Parties acknowledges that it and the other members of their respective Groups may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while part of the Tyco Group. Each of the Parties will hold, and will cause the other members of their respective Groups and their respective representatives to hold, in strict confidence the confidential and proprietary Information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Relevant Time between one or more members of the Tyco Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

Section 9.6                                      Privileged Matters.

(a)                                  Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Relevant Time have been and will be rendered for the collective benefit of each of the members of the Tyco Group, the Healthcare Group and the Electronics Group, and that each of the members of the Tyco Group, the Healthcare Group and the Electronics Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b)                                 Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Relevant Time which will be rendered solely for the benefit of Tyco, Healthcare or Electronics, as the case may be. With respect to such post-separation services, the Parties agrees as follows:

(i)                                     Tyco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Tyco Retained Business, whether or not the privileged Information is in the possession of or under the control of Tyco, Healthcare or Electronics. Tyco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Tyco Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Tyco, whether or not the privileged Information is in the possession of or under the control of Tyco, Healthcare or Electronics;

(ii)                                  Healthcare shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Healthcare Business, whether or not the privileged Information is in the possession of or under the control of Tyco, Healthcare or Electronics. Healthcare shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Healthcare Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Healthcare, whether or not the privileged Information is in the possession of or under the control of Tyco, Healthcare or Electronics;

(iii)                               Electronics shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Electronics Business, whether or not the privileged Information is in the possession of or under the control of Tyco, Healthcare or Electronics. Electronics shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Electronics Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Electronics, whether or not the privileged Information is in the possession of or under the control of Tyco, Healthcare or Electronics.

(c)                                  The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.6, with respect to all privileges not allocated pursuant to the terms of Sections 9.6(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve two or more of Tyco, Healthcare or Electronics in respect of which two or more of such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d)                                 No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e)                                  In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f)                                    If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)                                 Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 9.6 or otherwise to prevent the production or disclosure of such privileged Information.

(h)                                 The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Tyco, Healthcare or Electronics as set forth in Sections 9.5 and 9.6, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Sections 7.3, 8.6, 9.1 and 9.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 7.3, 8.6 and 9.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 7.5 and 8.6 hereof, and the transfer of privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i)                                     Notwithstanding any provision to the contrary in this Section 9.6, the Audit Management Party (as defined in the Tax Sharing Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all privileged Information to (i) any Taxing Authority (as defined in the Tax Sharing Agreement) conducting a Tax Audit (as defined in the Tax Sharing Agreement) or (ii) to third parties in connection with connection with the defense of a Tax Audit, including, expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Audit Management Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 9.7                                      Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 9.8                                      Other Agreements. The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1                                Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the general counsels of the relevant Parties and/or such other executive officer designated by the relevant Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 10.3 hereof, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 10.2                                Mediation. If, within forty-five (45) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Agreement Dispute, the Parties agree to submit the Agreement Dispute at the earliest possible date to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and to bear equally the costs of the mediation; provided, however, that each Party shall bear its own costs in connection with such mediation.. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

Section 10.3                                Arbitration. Subject to Section 10.9, if the Agreement Dispute has not been resolved for any reason after the Mediation Period, such Agreement Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in New York City, before and in accordance with the then-existing Commercial Arbitration Rules of the AAA, except as modified herein (the “Rules”). There shall be three arbitrators. If there are only two

Parties to the arbitration, each Party shall appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. If there are three Parties to the arbitration, such Parties shall each appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. Any arbitrator not timely appointed by the Parties under this Section 10.3 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article X shall be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive Laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages in accordance with Section 10.4, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim).

Section 10.4                                Arbitration with Respect to Monetary Damages. Subject to Section 10.9, in the event the Agreement Dispute involves (a) valuation of a liability under (i) this Agreement, (ii) any Ancillary Agreement or (iii) any other agreement entered into by the parties pursuant to this Agreement or any Ancillary Agreement, (b) an amount in controversy in an Agreement Dispute or (c) an amount of damages following a determination of liability, the arbitration shall proceed in the following manner: Each Party shall submit to the arbitrators and exchange with each other, on a schedule to be determined by the arbitrators, a proposed valuation, amount or damages, as the case may be, together with a statement, including all supporting documents or other evidence upon which it relies, setting forth such party’s explanation as to why its proposal is reasonable and appropriate. The arbitrators, within fifteen (15) days of receiving such proposals and supporting documents, shall choose between the proposals and shall be limited to awarding only one of the proposals submitted.

Section 10.5                                Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration. The parties involved in the proceeding may agree in writing to extend the arbitration period if necessary to appropriately resolve the Agreement Dispute.

Section 10.6                                Treatment of Negotiations, Mediation and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, mediation, conference, arbitration, discussion or arbitration award pursuant to this Article X shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

Section 10.7                                Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

Section 10.8                                Consolidation. The arbitrators may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

Section 10.9                                Exception to Arbitration. Notwithstanding anything in this Article X to the contrary, in the event that the matters described on Schedule 10.9 have been fully and finally completed, including the exhaustion of all appeals, if the Agreement Dispute has not been resolved for any reason after the Mediation Period, such Agreement Dispute may be subject to litigation in accordance with Sections 12.19 and 12.21.

ARTICLE XI

INSURANCE

Section 11.1                                Policies and Rights Included Within Assets.

(a)                                  The Healthcare Assets shall include (i) any and all rights of an insured Party under each of the Healthcare Shared Policies, subject to the terms of such Healthcare Shared Policies and any limitations or obligations of Healthcare contemplated by this Article XI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses which occurred or are alleged to have occurred, in whole or in part, or were incurred or claimed to have been incurred prior to the Healthcare Distribution Date by any Party in or in connection with the conduct of the Healthcare Business, regardless of whether any suit, claim, action or proceeding is brought before or after the Healthcare Distribution Date or, to the extent any claim is made against Healthcare or any of its Subsidiaries, the conduct of the Tyco Retained Business or the Electronics Business prior to the Healthcare Distribution Date, and which actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Healthcare Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Healthcare Shared Policies, or any of them, to Healthcare, and (ii) the Healthcare Policies. With regard to the Healthcare Assets as respects products liability, nothing in this Agreement is intend to provide coverage for alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses which occurred or are alleged to have occurred, in whole or in part, prior to the Healthcare Distribution Date and are covered under a Claims Made Policy Form, that were not reported to Tyco prior to the Healthcare Distribution Date.

(b)                                 The Electronics Assets shall include (i) any and all rights of an insured Party under each of the Electronics Shared Policies, subject to the terms of such Electronics Shared Policies and any limitations or obligations of Electronics contemplated by this Article XI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses which occurred or are alleged to have occurred, in whole or in part, prior to the Electronics Distribution Date by any Party in or in connection with the conduct of the Electronics Business, regardless of whether any suit, claim, action or proceeding is brought before or after the Electronics Distribution Date or, to the extent any claim is made against Electronics or any of its Subsidiaries, the conduct of the Tyco Retained Business or the Healthcare Business, and which actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Electronics Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Electronics Shared Policies, or any of them, to Electronics, and (ii) the Electronics Policies.

Section 11.2                                Claims Made Tail Policies. The claims made tail policies provided for in this Section 11.2 will solely provide coverage for any Claim arising from any Wrongful Act occurring, in whole or in part, prior to the Final Separation Date. For purposes of this Section 11.2, “Claim” and “Wrongful Act” shall have the respective meanings given to such terms in the current Tyco International Ltd., D&O, Fiduciary and Employment Practices Liability Insurance Policies, as applicable.

(a)                                  Subject to prevailing market conditions and underwriting, Tyco shall purchase Directors and Officers Liability Insurance Policies having total limits of $250 million, consisting of $250 million of non- rescindable Side A coverage and $200 million of Side B coverage and having a policy period incepting on the Final Separation Date, or the expiration date of the current Tyco Directors and Officers liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the Final Separation Date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover Tyco, Healthcare and Electronics and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Tyco Directors and Officers liability insurance program incepting on March 15, 2006, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors or omissions, post-dating the Final Separation Date. Tyco (i) shall provide Healthcare and Electronics with copies of the D&O Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Healthcare and Electronics.

(b)                                 Subject to prevailing market conditions and underwriting, Tyco shall purchase Fiduciary Liability Insurance Policies having total limits of $100 million and having a policy period incepting on the Final Separation Date, or the expiration date of the current Tyco fiduciary liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the Final Separation Date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover Tyco, Healthcare and Electronics and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Tyco fiduciary liability insurance program incepting on July 15, 2006, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the Final Separation Date. Tyco (i) shall provide Healthcare and Electronics with copies of the Fiduciary Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Healthcare and Electronics.

(c)                                  Subject to prevailing market conditions and underwriting, Tyco shall purchase Employment Practices Liability Insurance Policies having total limits of $50 million of coverage and having a policy period incepting on the Final Separation Date, or the expiration date of the current Tyco Employment Practice liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the Final Separation Date (“EPL Tail Policies”). The premium for the EPL Tail Policies shall be pre-paid for the full six-year term of the EPL Tail Policies. Such EPL Tail Policies shall cover Tyco, Healthcare and Electronics and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Tyco Employment Practices liability insurance program incepting on November 30, 2006, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the Final Separation Date. Tyco (i) shall provide

Healthcare and Electronics with copies of the EPL Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Healthcare and Electronics.

(d)                                 Subject to prevailing market conditions and underwriting, to the extent that Tyco is unable prior to the Final Separation Date to obtain any of the policies as provided for in paragraphs (a), (b) and (c) of this Section 11.2, then, with respect to suits or claims based on wrongful acts, errors or omissions on or before the Final Separation Date, Tyco shall use best efforts to secure alternative insurance arrangements on the applicable standalone insurance policies for Healthcare and Electronics to provide benefits on terms and conditions (including policy limits) in favor of Healthcare, Electronics and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a), (b) and (c) of this Section 11.2. With respect to such alternative insurance arrangements, Tyco, Healthcare and Electronics shall be responsible for their own costs under their applicable standalone insurance policies. Tyco shall not under any circumstances purchase any such alternative coverage containing an exclusion for suits or claims based on wrongful acts, errors or omissions up to and including the Final Separation Date to the extent such exclusion would preclude coverage for Healthcare and Electronics and/or the insured persons thereof, but would not preclude coverage for Tyco and/or the insured persons thereof.

Section 11.3                                Occurrence Based Policies.

(a)                                  With respect to the Tyco Shared Policies of workers’ compensation, automobile liability and general liability insurance, for suits or claims that are filed or made either before or after the Final Separation Date, with respect to occurrences which took place, in whole or in part, prior to the respective Distribution Dates and for which White Mountain Insurance Company funds claim payments and claim adjustment expenses, Healthcare and Electronics shall collectively pay White Mountain Insurance Company a one-time separation payment representing their proportional share of Unallocated claim Adjustment Expense equal to 8% of the Ultimate Retained Loss & ALAE estimated at Distribution Date(s). Reimbursement by Tyco Healthcare and Electronics will be due upon demand by White Mountain Insurance Company. Notwithstanding the foregoing, the terms of that certain Agreement by and between Tyco, Healthcare and Electronics, on the one hand, and White Mountain Insurance Company and Mountainbran Ltd., on the other, dated                       , 2007, which describes, among other things, (i) how claims and suits under the Tyco Shared Policies will be administered, paid, accounted for, and the level of input each Party will have in claim settlements, (ii) access to Shared Policies claim data, (iii) access to Tyco Shared Policies Limit Aggregate Erosion reports, (iv) Large Loss Notification to each Party, (v) dispute resolution and (vi) Umbrella and Excess claims handling, are incorporated hereby by reference.

(b)                                 With respect to all other occurrence based Tyco Shared Occurrence Policies, for suits or claims that are filed or made based upon occurrences that occurred or are alleged to have occurred in whole or in part prior to the respective Distribution Dates, Tyco Healthcare and Electronics, shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies including that portion of any premium adjustments, tax, assessment or similar regulatory surcharges, that relates to claims based on occurrences that predate the respective Distribution Dates.

Section 11.4                                Administration; Other Matters.

(a)                                  Administration. Except as otherwise provided in Section 11.3 hereof, from and after the Effective Time, Tyco shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration under such Shared Policies with respect to Assumed Tyco Contingent Liabilities, Tyco Retained Liabilities, Healthcare Liabilities and Electronics Liabilities; provided, that the retention of such responsibilities by Tyco is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement and; provided, further, that Tyco’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period or amount permitted or required by the relevant Policy. Tyco may discharge its administrative responsibilities under this Section 11.4 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs including defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of Tyco related to Claims Administration and Insurance Administration are not covered under such Policies. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b)                                 Exceeding Policy Limits. Where Healthcare Liabilities and/or Electronics Liabilities, as applicable, are specifically covered under the same Shared Policy for occurrences, acts or events prior to the earlier of the Healthcare Distribution Date or the Electronics Distribution Date, regardless of whether the suit or claim is filed or made after the earlier of the Healthcare Distribution Date or the Electronics Distribution Date, then Healthcare and Electronics, or both, as the case may be, may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 11.2, Section 11.3 or Section 11.4(c) hereof), subject to the terms of this Section 11.4. Except as set forth in this Section 11.4, Tyco, Healthcare and Electronics shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Tyco, Healthcare or Electronics, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Tyco, Healthcare or Electronics or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VIII.

(c)                                  Allocation of Insurance Proceeds. Except as otherwise provided in Section 11.3, Insurance Proceeds received with respect to suits, occurrences, claims, costs and expenses covered under the Shared Policies shall be paid to Tyco with respect to Tyco Retained Liabilities, to Healthcare with respect to Healthcare Liabilities, and to Electronics with respect to Electronics Liabilities. In the event that the aggregate limits on any Shared Policies are exhausted by the payment of Insured Claims by the relevant Parties, such Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total insured claim or claims which were covered under such Shared Policy (their “allocable portion of Insurance Proceeds”), and any Party who has received Insurance Proceeds in excess of such Party’s allocable portion of Insurance Proceeds shall pay to the other Party or Parties the appropriate amount so that each Party will have received its allocable portion of Insurance Proceeds. Each of the Parties agrees to use best efforts to maximize available coverage under those Shared Policies applicable to it for the benefit of all Parties, and to take all commercially reasonable steps to recover from all other responsible parties (except the Parties) in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(d)                                 Allocation of Aggregate Deductibles. In the event that two or more Parties have insured claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the total deductible paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “allocable share of the deductible”), and any Party who has paid more than its allocable share of the deductible shall be entitled to receive from any other Party or Parties an appropriate amount such that each Party will only have to bear its allocable share of the deductible.

Section 11.5                                Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article XI shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 11.6                                Cooperation. The Parties agree to use their best efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 11.7                                Certain Matters Relating to Tyco’s Organizational Documents. For a period of six (6) years from the Final Separation Date, the Amended and Restated Certificate of Incorporation and Amended and Restated Bye-laws of Tyco shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bye-laws of Tyco immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Final Separation Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Relevant Time, were directors, officers, employees, fiduciaries or agents of any member of the Tyco Group or the Healthcare Group, the Electronics Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

ARTICLE XII

MISCELLANEOUS

Section 12.1                                Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control; provided, that with respect to any Conveyancing and Assumption Instrument, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument. Except as expressly set forth in this Agreement or any Ancillary Agreement:  (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Sharing Agreement; and (b) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Sharing Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Sharing Agreement shall govern.

Section 12.2                                Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 12.3                                Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 12.4                                Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.5                                Expenses. Except as otherwise provided (i) in this Agreement (including with respect to Specified Shared Expenses, responsibility for which is allocated pursuant to Section 5.5, or (ii) in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred and directly related to the Plan of Separation and transactions contemplated hereby (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement, such other third party fees and expenses incurred on a non-recurring basis directly as result of the Plan of Separation and such expenses set forth on Schedule 12.5) (collectively, “Separation Expenses”) shall (A) to the extent incurred and payable prior to the Final Separation Date be paid by Tyco and (B) to the extent any such Separation Expenses arise and are payable by any Party following the Final Separation Date be paid by such Party. Notwithstanding the foregoing, each Party shall be responsible for its own internal fees (and reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred in connection with the Plan of Separation, any costs and expenses relating to such Party’s (or any member of its Group’s) Disclosure Documents in connection with the Plan of Separation (including, printing, mailing and filing fees) or any costs and expenses incurred with the listing of such Party’s common stock on the NYSE in connection with any Distribution.

Section 12.6                                Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.6):

To Tyco:

Tyco International Ltd.
c/o Tyco International (US) Inc.
9 Roszel Road
Princeton, New Jersey 08540
Attn: General Counsel
Facsimile: (     )

To Healthcare:

Covidien Ltd.
15 Hampshire Street
Mansfield, Massachusetts  02048
Attn:  General Counsel
Facsimile:

To Electronics:

Tyco Electronics Ltd.
1050 Westlakes Drive
Berwyn, Pennsylvania
Attn:  General Counsel
Facsimile:

Section 12.7                                Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent.

Section 12.8                                Amendments. Subject to the terms of Section 12.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

Section 12.9                                Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 12.10                          Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 12.11                          Certain Termination and Amendment Rights. This Agreement (including Article VIII hereof) may be terminated and each Distribution may be amended, modified or abandoned at any time prior to the earlier of the Healthcare Distribution Date or the Electronics Distribution Date by and in the sole discretion of Tyco without the approval of Healthcare, Electronics or the stockholders of Tyco. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the earlier of the Healthcare Distribution Date or the Electronics Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by Tyco, Healthcare and Electronics. Notwithstanding the foregoing, Article VIII shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person. Notwithstanding the foregoing, this Agreement may be terminated or amended as among any Parties that remain Affiliates, so long as such amendment does not adversely affect any Party that is no longer an Affiliate, in which case, only with the consent of such Party.

Section 12.12                          Payment Terms.

(a)                                  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)                                 Except as expressly provided to the contrary in this Agreement (including with respect to certain default payments in accordance with Section 7.6) or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus four percent (4%) (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 12.13                          No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Articles VII and VIII).

Section 12.14                          Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the applicable Distribution Date.

Section 12.15                          Third Party Beneficiaries. Except (i) as provided in Article VIII relating to Indemnitees and for the release under Section 8.1 of any Person provided therein, (ii) as provided in Section 11.2 relating to insured persons and Section 11.7 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.16                          Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.17                          Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 12.18                          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of, but not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 12.19                          Consent to Jurisdiction. Subject to the provisions of Article X hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the

Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article X or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.19. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.20                          Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.21                          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.21.

Section 12.22                          Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.23                          Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure (as defined in Section 1.1(81)). A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 12.24                          Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 12.25                          No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.5; Section 7.3; Section 8.2; Section 8.3; Section 8.4; and Section 8.5).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By
Name:
Title:

COVIDIEN LTD.

By
Name:
Title:

TYCO ELECTRONICS LTD.

By
Name:
Title:

EXHIBIT C

Joint Venture Agreement

AMENDMENT TO AND CONSOLIDATED VERSION OF THE

“AGREEMENT BETWEEN MEMBERS
OF
TYCO INTERNATIONAL SERVICES GMBH,
SCHAFFHAUSEN / SWITZERLAND dated January 15, 2007”

This AGREEMENT (this “Agreement”), dated as of             , 2007, is made by and between:

(1)          Tyco Electronics Services GmbH, with registered seat in Schaffhausen / Switzerland (Company number CH-290.4.015.646-2) (“Electronics”);

(2)          Tyco International Services Holding GmbH, with registered seat in Schaffhausen / Switzerland (Company number CH-290.4.015.652-2) (“Topaz”);

(3)          Halsey Group S.À.R.L., with registered seat in Luxembourg, (Company number B 79.579) (the “Limited Member”); and

(4)          Tyco International Services GmbH, with registered seat at Bahnhofstrasse 29, in 8200 Schaffhausen / Switzerland (Company number CH-290.3.013.019-2) (the “Company”).

WHEREAS, the Company has a nominal share capital of CHF 1’600’000 (one million six hundred thousand Swiss francs) and is and shall be the legal and beneficial owner of the Marks;

WHEREAS, Electronics and Topaz have each received a quota of CHF 800’000 (eight hundred thousand Swiss francs) representing fifty percent (50%) of the outstanding share capital of the Company and, by virtue of holding such quota, each of Electronics and Topaz is a member of the Company with equal voting rights;

WHEREAS, Electronics and Topaz intend to assign  a quota of CHF 1’000 (one thousand Swiss francs) to the Limited Member pursuant to the Escrow Agreement and thus the share capital of the Company will held as follows:

Electronics: one TIS Quota of CHF 799’000
Topaz: one TIS Quota of CHF 799’000
Limited Member: one TIS Quota of CHF 2’000;

WHEREAS, this Agreement intends to regulate the ownership of the quotas in the Company by Electronics and Topaz and is intended to be in place as long as Electronics and Topaz or their permitted successors or assigns hold a TIS Quota;

WHEREAS, Electronics and Topaz desire for the Company to hold, maintain and police the Marks, to procure such additional related Marks as either or both the Members shall find desirable, to license the Marks to the Members and to engage in appropriate quality control with respect to the Marks; and

WHEREAS, each of Electronics and Topaz will be granted a license for certain defined fields of use with respect to certain Marks pursuant to a License Agreement with the Company substantially in the form as enclosed as Exhibit A.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to the defined terms on Exhibit B, which are incorporated herein by reference, the following terms shall have the following meanings for the purposes of this Agreement:

1.1.                              “Additional Contribution” has the meaning set forth in Section 4.3 below.

1.2.                              “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

1.3.                              “Bid Amount” has the meaning set forth in Section 5.2(d) or 12.2(c) hereof, as the case may be.

1.4.                              “Board” has the meaning set forth in Section 8.2 hereof.

1.5.                              “Capital Contribution” means, with respect to each Member, the aggregate amount of cash or cash equivalents contributed by such Member to the capital of the Company in accordance with Article 4 hereof.

1.6.                              “Change of Control” means the consummation of any transaction or series of related transactions pursuant to which Persons other than those Persons holding equity securities prior to such transaction(s) become the direct or indirect, beneficial or record holders of shares representing more than fifty percent (50%) of the aggregate ordinary voting power of a Member.

1.7.                              “Company” has the meaning set forth in the preamble hereof.

1.8.                              “Company Indemnified Person” has the meaning set forth in Section 8.10(b) hereof.

1.9.                              “Competitive Goods and Services” means goods and/or services that meet the same buyer or customer needs as one or more goods and/or services offered by a Member or any of its Affiliates.

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1.10.                        “Company Member” means each Member and the Limited Member.

1.11.                        “Confidential Information”  means any information, technical data, or know-how (either oral, written, digital or in any other format), including information or documents that are marked or otherwise identified as “confidential” or are reasonably understood to be of a confidential nature, including but not limited to that which relates to research, product or promotion plans, products, services, sales figures, markets, inventions, processes, designs, drawings, engineering, software, hardware configuration information, customer data, other data, marketing or finances relating to a Member or the Limited Member, including such Member or the Limited Member’s respective Affiliates, or the Company, that is provided to or otherwise obtained by either Member, the Limited Member or the Company (including any affiliates, parent and subsidiary companies, officers, directors, employees, agents or contractors of such Member, the Limited Member or the Company) from, either directly or indirectly, the other Member, the Limited Member or the Company (including any affiliates, parent and subsidiary companies, officers, directors, employees, agents or contractors of such other Member, the Limited Member or the Company), as the case may be; provided, that the term “Confidential Information” shall not include any information that: (i) is already in the public domain at the time of disclosure or is disclosed in the public domain other than pursuant to a breach of this Agreement; (ii) the receiving Member, the Limited Member or the Company can reasonably demonstrate was already lawfully in its possession prior to disclosure hereunder or is subsequently disclosed to the receiving Member, the Limited Member or the Company, provided that such information was not known to be subject to another confidentiality agreement or arrangement, or (iii) is independently developed by the receiving Member, the Limited Member or the Company without any reference to or use of any Confidential Information of the disclosing Member, the Limited Member or the Company, in each case, as the case may be.

1.12.                        “Deadlock” means any dispute between the Members or the members of the Board of Directors relating to the Company, this Agreement or a License, including without limitation any dispute relating to (i) the enforcement of any terms or conditions of a License, the delivery of a notice of termination thereunder or the exercise of any other rights thereunder, (ii) the appropriate steps to be taken by the Company to carry out its purposes as set forth herein, (iii) the business strategy and operational principles of the Company and (iv) a request for expansion of the Licensed Fields of Use of one Member followed by an Objection Notice of the other Member.

1.13.                        “Direct Competitor” means any Person, alone or together with its Affiliates under common ultimate operational management, (a) that offers Competitive Goods and Services, (b) that derives consolidated gross revenues from Competitive Goods and Services in excess of $750’000’000 (seven hundred and fifty million US dollars) and (c) for whom sales of Competitive Goods and Services represent more than twenty percent (20%) of total consolidated revenues; provided, however, that a Person shall not be considered a Direct Competitor of a Member unless the goods and services of such Member and its Affiliates that meet the same buyer or customer needs as the goods or services of such other Person account for more than $750’000’000 (seven hundred and fifty million US dollars) in consolidated gross revenues of such Member and its Affiliates.

1.14.                        “Electing Member” has the meaning set forth in Section 5.2(a) hereof.

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1.15.                        “Escrow Agreement” means the agreement agreed by the Members with the Limited Member, as attached as Exhibit F, amended from time to time.

1.16.                        “Excess Funds” means, as of any date, the sum of (x) aggregate amount of cash and cash equivalents, as determined in accordance with US GAAP, set forth on the most recent balance sheet of the Company as of such date, minus (y) the Fund Balance as of such date.

1.17.                        “Expansion Notice” has the meaning set forth in Section 5.2(a) hereof.

1.18.                        “Fiscal Year” means, with respect to the Company or any Member (or such Member’s group of companies) the period which the Company or such member (or the Member’s group of companies) chooses as its fiscal year.

1.19.                        “Fund” means an account maintained by the Company to be used for the purposes of the Company as set forth in Section 2.3 hereof.

1.20.                        “Fund Balance” means, as of any date, an amount of cash expressed in U.S. Dollars as most recently established by the Board immediately prior to such date in accordance with Section 4.2 hereof.

1.21.                        “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.22.                        “ICC” has the meaning set forth in Section 14.12 hereof.

1.23.                        “License” has the meaning set forth in Section 5.1 hereof.

1.24.                        “Limited TIS Quota” has the meaning set forth in Section 4.1 hereof.

1.25.                        “List” has the meaning set forth in Section 5.4(g) hereof.

1.26.                        “Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Company be adjudicated bankrupt or insolvent (including but not limited to any form of moratorium (Nachlassstundung), to institute proceedings under any applicable insolvency law respecting the Company, to seek any relief for the Company under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against the Company, to file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Company or all or any of the interests of the Members herein, to make any assignment for the benefit of creditors of the Company, to admit in writing the Company’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

1.27.                        “Member” means either Electronics and Topaz and their respective successors and assigns that are admitted as Members of the Company in accordance with Section 3 hereof (together the “Members”). For the avoidance of doubt the Limited Member shall not form part of

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this Member definition.

1.28.                        “Member Indemnified Person” has the meaning set forth in Section 8.10(c) hereof.

1.29.                        “Notifying Member” has the meaning set forth in Section 3.1 or 3.4 hereof as the case may be.

1.30.                        “Officers” has the meaning set forth in Section 8.8 hereof.

1.31.                        “Permitted Transferee” of a Member is any Person which is not a Direct Competitor of the other Member.

1.32.                        “Person” means any individual, partnership, corporation, trust, estate, limited liability company, individual retirement account, pension plan, foundation or other association or entity.

1.33.                        “Preexisting Fields of Use” has the meaning set forth in Section 5.6(a).

1.34.                        “Pro Rata Share” means, with respect to any Member as of any date, such Member’s share of the total equity held by the two Members (thus excluding the share held by the Limited Member).

1.35.                        “Qualified Event” has the meaning set forth in Section 11.1 hereof.

1.36.                        “Receiving Member” has the meaning set forth in Section 3.1, 3.4, 5.2(a) or 11.1 hereof as the case may be.

1.37.                        “Responding Notice” has the meaning set forth in Section 5.2(b) hereof.

1.38.                        “Sealed Bid” has the meaning set forth in Section 5.2(d) or 12.2(c) hereof as the case may be.

1.39.                        “Second Member” has the meaning set forth in Section 5.6(a) hereof.

1.40.                        “Special Purpose Provisions” has the meaning set forth in Section 2.5(b) hereof.

1.41.                        “Terminating Member” has the meaning set forth in Section 11.1 or 14.6 hereof as the case may be.

1.42.                        “TIS Quota” means each quota of capital in the Company issued to a Company Member as described in Section 4.1 hereof.

1.43.                        “Transfer” has the meaning set forth in Section 3.1 hereof.

1.44.                        “Using Member” has the meaning set forth in Section 5.6(a) hereof

1.45.                        “Winning Bid” has the meaning set forth in Section 5.2(e) or 12.2(c)  hereof as

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the case may be.

1.46.                        “Winning Member” has the meaning set forth in Section 5.2(e) or 12.2(c)  hereof as the case may be.

ARTICLE 2

THE COMPANY

2.1.                              The Company. The Company is a limited liability company (Gesellschaft mit beschränkter Haftung - GmbH) formed under the laws of Switzerland under the name TYCO International Services AG on 3 November 1998 and transformed into a limited liability company (Gesellschaft mit beschränkter Haftung - GmbH) with effect on 29 November 2006. The Articles of Association of the Company as proposed to be adopted are enclosed as Exhibit C.

2.2.                              Name of the Company. The name of the Company is “Tyco International Services GmbH”. The Company shall conduct its activities under such name or such other name or names deemed advisable by the Board.

2.3.                              Purpose of the Company. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the sole purpose to be conducted or promoted by the Company is to engage exclusively in the following activities:

(a)                                  to hold, maintain and police the Existing Marks, to license the Existing Marks to the Members and to conduct appropriate quality control with respect to the Existing Marks;

(b)                                 to procure New Marks as a Member may request in accordance with its License and, once procured, to hold, maintain and police such New Marks, New Domain Names and New Trade Names, to license such New Marks, New Domain Names and New Trade Names to the requesting Members and to conduct appropriate quality control with respect to such New Marks;

(c)                                  to execute and deliver the Licenses and perform its obligations and exercise its rights under the Licenses; and

(d)                                 to engage in any lawful act or activity and to exercise any powers permitted to companies organized under the laws of Switzerland that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

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2.4.                              Principal and Registered Office. The location of the principal office of the Company is Bahnhofstrasse 29, 8200 Schaffhausen, Switzerland, or such other location deemed advisable by the Board.

2.5.                              Limitations on the Members’ and the Company’s Activities.

(a)                                  This Section 2.5 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose entity.”

(b)                                 Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, neither the Members nor the Company shall amend, alter or change any of Sections 2.1, 2.3, 2.5, 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 4.3, 14.2, 14.7, and Articles 7, 8, 11 or 12 of this Agreement (and Article 1 to the extent that the terms defined in Article 1 are used in any of the foregoing sections) (the “Special Purpose Provisions”), or any other provision of this Agreement or any other document governing the formation, management or operation of the Company in a manner that is inconsistent with any of the Special Purpose Provisions in each case without the unanimous written consent of the Members. In the event of any conflict between any of the Special Purpose Provisions and any other provision of this or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions shall control.

(c)                                  Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, and notwithstanding any provision of law that otherwise so empowers the Company, a Member, the Board, an Officer or any other Person, neither the Member nor the Board nor an Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company to, and the Company shall not take, any Material Action on behalf of or with respect to the Company, without the prior unanimous written consent of the Members.

(d)                                 The Board and the Members shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence and rights (charter and statutory); provided, however, that the Company shall not be required to preserve any such right if:  (1) the Board shall determine by resolution that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof will not have a material adverse effect on the Company and (2) each of the Members gives its prior consent to such action in writing. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the Board also shall cause the Company to and the Company shall:

(i)                                     maintain its books, records and bank accounts separate from those of any other Person;

(ii)                                  at all times hold itself out to the public and all other Persons as a legal entity separate from the Members and from any other Person;

(iii)                               have a Board separate from the Board of Directors of either Member and the Board of Directors of any other Person;

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(iv)                              prepare and file its own tax returns separate from those of any other Person and pay any taxes required to be paid under applicable law;

(v)                                 conduct its business only in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(vi)                              maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person;

(vii)                           pay its own costs, liabilities and expenses, including the salaries of employees, if any, only out of the Fund maintained by the Company; and

(viii)                        maintain adequate capital and a sufficient number of employees in light of its contemplated business purpose, transactions and liabilities.

(e)                                  Failure of the Company, or a Member or the Board, including members thereof, on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or the Board.

(f)                                    Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the Board shall not cause or permit the Company to and the Company shall not:

(i)                                     guarantee any obligation of any Person, including any Member or its Affiliate or become obligated for the debts of any other Person other than in furtherance of the activities described in Section 2.3;

(ii)                                  engage, directly or indirectly, in any business other than as expressly permitted to be performed under Section 2.3;

(iii)                               incur, create or assume any indebtedness other than indebtedness and liabilities arising from the activities described in Section 2.3;

(iv)                              enter into any transaction with a Member or its Affiliate except pursuant to and in accordance with a previously adopted resolution of the Board;

(v)                                 commingle its assets with the assets of any other Person;

(vi)                              hold out its credit or assets as being available to satisfy the obligations of any other Person except in accordance with Section 2.5(f)(i) above;

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(vii)                           pledge its assets for the benefit of any other Person;

(viii)                        acquire any obligation or securities of a Member or its Affiliate except pursuant to and in accordance with a previously adopted resolution of the Board;

(ix)                                make or permit to remain outstanding any loan or advance (except in accordance with Section 2.5(f)(i) above);

(x)                                   engage in any liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of business except pursuant to and in accordance with a previously adopted resolution of the Board; or

(xi)                                buy or hold evidence of indebtedness issued by any other Person (other than cash, investment-grade securities or government securities).

ARTICLE 3

MEMBERS; TRANSFERS

3.1.                              Permitted Transfer of TIS Quota. Any Member may sell, transfer, assign or otherwise dispose (each a “Transfer”) its TIS Quota to an Affiliate of such Member without any prior notification; provided that notice of such Transfer shall be given to the Company and the Member within a commercially reasonable time following such Transfer. Any Member may Transfer its TIS Quota to a Permitted Transferee of such Member (which does not qualify as Affiliate) with prior notification to the other Member in accordance with this Section 3.1. Prior to consummating any Transfer to a Permitted Transferee (which does not qualify as an Affiliate), the Member wishing to make such Transfer (the “Notifying Member”) shall provide the Company and the other Member with written notice of such Transfer, including the identity of the prospective Permitted Transferee. Within thirty (30) days of receipt of such written notice, the other Member (the “Receiving Member”) shall have the option to register a bona fide objection to the Transfer by asserting that the prospective  transferee may be a Direct Competitor of the Receiving Member (an “Objecting Notice”) by giving notice thereof to (a) the Company and (b) the Notifying Member, such notice to include details of why the Receiving Member considers that the proposed transferee may be a Direct Competitor. Upon receipt of an Objecting Notice from the Notifying Member, the two Members shall resolve any disagreement as to whether the prospective transferee is a Permitted Transferee in accordance with Section 8.7. No such Transfer shall be consummated during such thirty (30) day period. The failure of the Receiving Member to serve an Objecting Notice with such thirty (30) day period shall constitute its acknowledgement that such Transfer is permitted pursuant to this Section 3.1. Any Transfer not in compliance with this Section 3.1 shall not be recognized by the Company and shall be null and void.

3.2.                              Admission of New Member. If a Member Transfers its TIS Quota in accordance with Section 3.1, the transferee shall be admitted to the Company as a Member of the Company

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upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the Transfer and, immediately following such admission, the Notifying Member shall cease to be a Member of the Company. In addition, the Notifying Member shall be entitled to continue using the rights relating to the Marks granted to such Notifying Member prior to the Transfer for a period following the Transfer of (a) six (6) months for the purpose of marketing materials and (b) twelve (12) months for taking off the Marks from all its products. Any successor to a Member permitted by Article 3 shall, without further act, become a Member hereunder.

3.3.                              Member Subject to Material Action. If a Member is subject to a Material Action, then the other Member (supported in the meeting of the Members by the vote of the Limited Member) may exclude the Member subject to the Material Action and redeem its TIS Quota at the real value of the Company contribution of the Member subject to the Material Action. Such right shall be in addition to the provisions of Section 11.2 below.

3.4.                              Change of Control to Direct Competitor of Other Member. No later than ten (10) days following the execution of a definitive agreement providing for a proposed Change of Control, or, if no such agreement is executed, the consummation of the Change of Control, the member subject to such Change of Control (the “Notifying Member”) shall provide the other Member (the “Receiving Member”) and the Company with written notice of such Change of Control, including the identity of the acquirer. Within thirty (30) days of receipt by the Receiving Member of a written notice of a Change of Control, the Receiving Member shall have the right to deliver notice that the acquirer is a Direct Competitor of the Receiving Member. Upon a Change of Control to a Direct Competitor of the Receiving Member, the Receiving Member may acquire the TIS Quota held by Notifying Member for a price of $2’000’000 (two million US dollars) by delivering notice to the Notifying Member. If such right is exercised, the Notifying Member shall within thirty (30) days of receipt of such written notice transfer the TIS Quota held by such Member to the Receiving Member in exchange for the payment of $2’000’000 (two million US dollars). Such payment shall be made by wire transfer of immediately available funds to an account identified by the Notifying Member for such purpose. If the Receiving Member acquires the TIS Quota of the Notifying Member, the Notifying Member shall be entitled to continue using the rights relating to the Marks granted to such Notifying Member prior to the Change of Control for a period following the Change of Control of (a) six (6) months for the purpose of marketing materials and (b) twelve (12) months following such Transfer for taking of the Marks from all its products and neither the Company nor the Receiving Member shall use the rights relating to the Marks exclusively granted to the Notifying Member prior to the Change of Control until the date which is five (5) years following such Change of Control without the consent of the Notifying Member.

3.5.                              Limitation on Number of Members. Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no more than two (2) Members. The division of a TIS Quota and the alienation of a fraction thereof are not permitted.

3.6.                              Meetings; Voting.

(a)                                  Meetings of the Members may be called for any proper purpose at any

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time by the Board or either of the Members.

(b)                                 Each Member shall have under this Agreement on all matters submitted to the Members for a vote and in any Member meeting for each CHF 1’000 held one vote (i.e. with a quota of CHF 799’000 this equals 799 votes); the Limited Member shall have for each CHF 1’000 held one votes (i.e. with a quota of CHF 2’000 this equals 2 votes for use only where it is permitted to vote pursuant to Section 3.3 and 8.7 hereof), but shall have no other voting rights hereunder. The Limited Member shall be permitted to vote and to cast its vote only in accordance with the Escrow Agreement.

(c)                                  Except with respect to those matters for which policies and procedures have been established herein, all matters concerning the rights and obligations of Members hereunder shall be determined by a vote of the Members and, only if permitted to vote pursuant to Section 3.3 and Section 8.7 hereof, the Limited Member.

3.7.                              Action Without a Meeting. Any action required or permitted to be taken by the Members may be taken without a meeting by written agreement of the Members.

3.8.                              Authority. Unless specifically authorized by written resolution approved by both Members, no Member solely by virtue of its being a Member shall be an agent of the Company or have any right, power or authority to act for or to bind the Company or to undertake or assume any obligation or responsibility of the Company or of any other Member.

3.9.                              Withdrawal. Except as set forth in Article 3.2 or 11, neither Member shall have the right to voluntarily resign or withdraw from the Company at any time.

ARTICLE 4

AUTHORIZED CAPITALIZATION; CAPITAL CONTRIBUTIONS

4.1.                              Capitalization. The Company’s issued share capital is CHF 1’600’000 divided  as follows:

Electronics: one TIS Quota of CHF 799’000
Topaz: one TIS Quota of CHF 799’000
Limited Member: one TIS Quota of CHF 2’000 (the “Limited TIS Quota”)

The Company shall issue additional shares and other equity instruments only if such issuance is approved by both Members.

The quotas shall be evidenced by entry into the share register. Each Member and the Limited Member shall be entitled to receive annually a notarized copy of such share register.

4.2.                              Initial Capital. The Members note that at the date of this Agreement the Fund Balance is at the disposal of the Company.

4.3.                              Additional Capital Contributions.

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(a)                                  In the event that the Board determines at any time that the Fund Balance is insufficient for the Company to perform its obligations under Section 2.3 hereof, the Board shall approve by resolution an increase in the Fund Balance, as the case may be, such that it is reasonably sufficient to perform its obligations under Section 2.3 hereof.

(b)                                 Each Member is obliged to make supplementary capital contributions beyond their Company contribution for the stated capital in order to maintain the Fund Balance, as may be determined by the Board. This undertaking shall not be limited by the rule in the Articles of Association providing for supplementary contributions to a maximum yearly contribution of 50% of the stated nominal capital of the quota of each Member.

(c)                                  With the consent of both Members, the Board may allocate certain expenses of the Company based on criteria other than Pro Rata Share (e.g. costs arising from an action principally benefiting one Member may be borne exclusively by such member).

ARTICLE 5

LICENSES; FIELDS OF USE

5.1.                              Member Licenses; Marks; Domain Names; Trade Names. Each Member shall receive a license setting forth the terms and conditions upon which each Member shall have the right to use the Marks, Domain Names and Trade Names in its allocated Fields of Use (as amended from time to time, a “License”). Each Member hereby agrees that it shall use only those Marks, Domain Names and Trade Names in the Fields of Use allocated to such Member hereunder, and each Member further agrees that it will not use any Marks, Domain Names or Trade Names associated with any other Field of Use not so allocated to it hereunder or with respect to its business or operations in any other industry, operating segment or business field, unless such use is permitted under its License or unless the Member complies with the requirements of Section 5.2, 5.3, 5.4 or 5.6 hereof, as appropriate.

5.2.                              Expansion of Fields of Use.

(a)                                  If a Member (an “Electing Member”) has a bona fide desire to conduct its business or operations in a new industry, operating segment or business field (a “New Field of Use”) wherein use of the Marks is not likely to cause significant confusion vis-à-vis any other Field of Use that has been allocated to the other Member, it shall give written notice (an “Expansion Notice”) of such proposed New Field of Use (i) to the Company and (ii) the other Member (the “Receiving Member”).

(b)                                 For a period of sixty (60) days following the receipt of the Expansion Notice, the Receiving Member shall have the option to elect (i) to state a bona fide desire to expand its Fields of Use to include the New Field of Use by giving written notice thereof  (a “Responding Notice”) to both the Company and the Electing Member or (ii) to register a bona fide objection to the expansion of the Field of Use as outlined in the Expansion Notice asserting that such expansion of Field of Use would be likely to cause significant confusion with respect to a field of use licensed exclusively to the Receiving Member (an “Objecting Notice”) by giving notice thereof to both the Company and the Electing Member. Upon receipt of an Objecting

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Notice the two Members shall resolve their disagreement pursuant to Section  8.7. Following an agreement by the Members as to a revised Expansion Notice or a final determination by arbitration in accordance with this Agreement as to the content of a revised Expansion Notice, the Receiving Member shall have again the option, for a period of thirty (30) days following its receipt of the revised Expansion Notice, to serve a Responding Notice.

(c)                                  The failure of the Receiving Member to submit either a Responding Notice or an Objecting Notice within the time required by Section 5.2(b) shall constitute its consent to the expansion of the Fields of Use of the Electing Member to expand the scope of its Fields of Use to include the New Field of Use. In such case, the relevant schedule hereto shall be amended by the Company and the Members to include exclusive rights to the New Field of Use and the Marks relating thereto it being understood that the expanding Member shall be required to bear the cost and expenses of such expansion and the consideration for such expansion is included in the yearly royalty fee owed to the Company.

(d)                                 Should the Receiving Member deliver a Responding Notice in accordance with Section 5.2(b), each Member shall deliver to the Board a sealed bid setting forth the cash payment (stated in United States Dollars) (the “Bid Amount”) that such Member would pay to the Company  to expand the scope of its Fields of Use to include the New Field of Use (a “Sealed Bid”). Such Sealed Bids must be received within thirty (30) days following the delivery of the Responding Notice. If a Member does not submit a Sealed Bid to the Board within such thirty (30) day period, the other Member shall be entitled to expand the scope of its Fields of Use to include the New Field of Use. In such case, the relevant schedule hereto shall be amended by the Company and the Members to include exclusive rights to the New Field of Use and the Marks relating thereto it being understood that the consideration of such expansion is included in the yearly royalty fee owed to the Company.

(e)                                  If both Members timely submit Sealed Bids in accordance with subsection (d), the Board shall open such Bids and the Member which offered the higher Bid Amount (such Member, the “Winning Member” and such bid, the “Winning Bid”)) shall be entitled to expand the scope of its Fields of Use to include the New Field of Use. In such case, the relevant schedule hereto shall be amended by the Company and the Members to include exclusive rights to the New Field of Use and the Marks relating thereto in exchange for the payment by the Winning Member of an amount equal to the Winning Bid to the Company. Such payment shall be made by a wire transfer of immediately available funds to an account identified by the Company for such purpose.

(f)                                    The costs to the Company of complying with this Section 5.2, including without limitation attorneys’ fees reasonably incurred by the Company in connection with the expansion of the Fields of Use to include a New Field of Use, shall be borne solely by the Member who is granted rights to such New Field of Use and not by the Company.

(g)                                 The Winning Member awarded the New Field of Use must, within six (6) months following such grant, make bona fide commercial use of the Marks in such New Field of Use; otherwise, the rights for the New Field of Use shall revert to Company without any compensation and any Member may again apply for such rights.

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5.3.                              New Marks.

(a)                                  Subject to Section 5.3(e) below, each Member may request that the Company amend Schedule B of said Member’s License to add additional Marks that the Member would thereafter be licensed to use (if approved, “New Marks”). The Member shall make the request by giving written notice (i) to the Company and (ii) to the other Member, specifying the proposed New Mark and the Fields of Use for which the requesting Member proposes to use the New Mark. The requesting Member may not use any proposed additional Marks unless until said Marks are approved by the Company in accordance with this Section 5.3.

(b)                                 If the non-requesting Member reasonably believes that the proposed New Mark is confusingly similar to one or more of said Member’s Licensed Marks, said Member shall have thirty (30) days to object to the proposed New Mark by giving written notice to (i) the Company and (ii) the other Member. The Company shall take any such objection into account when determining whether to approve the proposed New Mark. If the non-requesting Member has not objected in writing to the proposed New Mark within the allotted time, said Member will be deemed not to object to the proposed New Mark.

(c)                                  The Company shall not unreasonably withhold permission for a Member to adopt a New Mark, but may do so if, in its sole discretion, the Company determines that the proposed New Mark would be confusingly similar to any of the non-requesting Member’s Licensed Marks, whether or not the non-requesting Member objects to the proposed New Mark; or if the Company otherwise determines that the proposed New Mark would tarnish or otherwise damage the value of the Marks.

(d)                                 In the event the Company approves a New Mark, Schedule A hereto and Schedule B of the requesting Member’s License shall each be amended to reflect such New Mark. Such New Mark shall be owned by the Company. Procurement, maintenance, enforcement and the requesting Member’s use of such New Marks shall be in accordance with the terms of said Member’s License.

(e)                                  Notwithstanding anything to the contrary in this Section 5.3, (i) Electronics shall not request and shall not be granted a license to use any New Mark that contains the word “international” or any abbreviation therefore; and (ii) Topaz shall not request and shall not be granted a license to use any New Mark that (A) contains any of the following words: “electronic,” “electronics,” “electric,” “electrics” or “electrical”; or any abbreviation for any of  them; or (B) begins with “TE” or any abbreviation not already in use by Topaz as of the date of this Agreement that would be the same as any of Electronics’ Licensed Marks.

5.4.                              New Domain Names and Trade Names.

(a)                                  Subject to Section 5.4(h) below, each Member may register new domain names in accordance with the provisions of its License, but shall not make use of such domain names unless and until it has received permission for such use pursuant to this Section 5.4, except in accordance with Section 5.4(f). The registering member shall request permission to use the registered domain names no later than thirty (30) days after registration.

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(b)                                 Subject to the provisions of Sections 5.4(f), (g) and (h) below, each Member must request approval from the Company to use new Domain Names, including Domain Names it has registered in accordance with Section 5.4(a), and to register and/or use New Trade Names (if approved, “New Domain Names” and “New Trade Names,” respectively). The Member shall make the request by giving written notice to (i) the Company and (ii) the other Member, specifying the proposed New Domain Name or Trade Name and the Fields of Use for which the requesting Member proposes to use the New Domain Name or Trade Name.

(c)                                  If the non-requesting Member reasonably believes that the proposed New Domain Name or New Trade Name is confusingly similar to one or more of said Member’s Licensed Marks, Domain Names or Trade Names, said Member shall have thirty (30) days to object to the proposed New Domain Name or New Trade Name by giving written notice to (i) the Company and (ii) the other Member. The Company shall take any such objection into account when determining whether to approve the proposed New Domain Name or New Trade Name. If the non-requesting Member has not objected in writing to the proposed New Domain Name or New Trade Name within the allotted time, said non-requesting Member will be deemed not to object to the proposed New Domain Name or New Trade Name.

(d)                                 The Company shall not unreasonably withhold permission for a Member to adopt a New Domain Name or Trade Name, but may do so if, in its sole discretion, it determines that the proposed New Domain Name or Trade Name would be confusingly similar to any of the non-requesting Member’s Licensed Marks, Domain Names or Trade Names, whether or not the non-requesting Member objects to the proposed New Domain Name or New Trade Name; or if the Company determines that the proposed New Domain Name or New Trade Name would tarnish or otherwise damage the value of the Marks.

(e)                                  In the event the Company approves a New Domain Name or Trade Name,   the requesting Member may register (if not already registered) and use the New Domain Name or register and/or use the New Trade Name. Maintenance, enforcement and the requesting Member’s registration and use of such New Domain Name or Trade Name shall be in accordance with the terms of said Member’s License.

(f)                                    Notwithstanding Sections 5.4(a) and (b) above and subject to Sections 5.4(g) and (h) below, a Member may register and begin using a New Domain Name or New Trade Name without obtaining the Company’s prior approval, provided that said domain name or trade name is not confusingly similar to the other Member’s Licensed Marks, Domain Names or Trade Names, and provided said domain name or trade name consists of (i) one of the registering Member’s Licensed Marks or Trade Names plus a Top-Level Domain (in the case of a Domain Name) or indicator of entity type (in the case of a Trade Name); or (ii) one of the registering Member’s Licensed Marks or Trade Names, plus a geographic term or abbreviation thereof, plus a Top-Level Domain (in the case of a Domain Name) or indicator of entity type (in the case of a Trade Name).

(g)                                 Each Member shall provide Licensor, quarterly on dates set by the Company, with a list of all New Domain Names and New Trade Names said Member has registered since its last such report (or in the case of the first such report, since the Effective Date), including date of registration, date of expiration (if any), and registrar or registering office

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(the “List”). The Company shall provide the other Member with a copy of the List. In accordance with the provisions of Section 5.4(c) above, the Members shall have thirty (30) days following receipt of the other Member’s List to object to any of the New Domain Names or New Trade Names on said List that were registered by the other Member pursuant to the terms of Section 5.4(f). If such an objection is made, the Company shall evaluate such New Domain Name or New Trade Name in accordance with the terms of Section 5.4(d) above and shall decide whether the registering Member shall be allowed to continue using such New Domain Name or New Trade Name. Such determination must be made no later than thirty (30) days following the Board meeting that follows the Company’s receipt of an objection to the New Domain Name or New Trade Name; except that such deadline shall be tolled in the event that the dispute resolution process of Section 8.7 is invoked. In the event the Company decides that the Member must cease all use of such New Domain Name or New Trade Name, the Member shall do so no later than one hundred twenty (120) days after being notified in writing of the Company’s disapproval, and shall take all necessary steps to cancel or amend the registration of such New Trade Name or transfer the registration of such New Domain Name to the Company, without compensation. Licensor shall not use or license third parties to use any transferred domain names for a period of five (5) years after transfer.

(h)                                 Notwithstanding anything to the contrary in this Section 5.4, (i) Electronics may not and shall not register or use and shall not be granted approval to register or use any New Domain Name or New Trade Name containing the word “international” or any abbreviation therefore; and (ii) Topaz may not and shall not register or use and shall not be granted approval to register or use any New Domain Name or New Trade Name that  (A) contains any of the following words: “electronic,” “electronics,” “electric,” “electrics” or “electrical” or any abbreviation for any of  them; or (B) begins with “TE” or any abbreviation not already in use by Topaz as of the date of this Agreement that would be the same as any of Electronics’ Licensed Marks, Domain Names or Trade Names.

5.5.                              Inadvertent Overlaps with Exclusive Fields of Use. In the event that either Member becomes aware that, due to differences in nomenclature between the Members, products or services in one Member’s Exclusive or non-exclusive Fields of Use overlap with the other Member’s Exclusive Fields of Use, the Member shall provide written notice of such potential overlap to:  (i) the Company and (ii) the other Member. The Company shall investigate and evaluate the potential overlap. If the Company in its sole discretion determines that the relevant goods or services do in fact overlap, both Members’ Licenses shall be amended as necessary to move the relevant goods or services from the appropriate schedule of Exclusive Fields of Use to the schedule of non-exclusive Fields of Use.

5.6.                              Inadvertent Omissions from A Member’s Fields of Use.

(a)                                  In the event that (i) a Member (the “Using Member”) becomes aware that it is using its Licensed Marks in connection with Fields of Use that are not among its Licensed Fields of Use; or (ii) a Member (the “Second Member”) becomes aware of such use by the Using Member, the Member shall notify the Company and the other Member of such use in writing no later than thirty (30) days after discovery. If the Using Member can demonstrate use of its Licensed Marks in these Fields of Use prior to the Effective Date (“Preexisting Fields of Use”), the Using Member may request that the Company expand the scope of the Using Member’s

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License to include the Preexisting Fields of Use, even if they correspond to any of the Second Member’s Exclusive Fields of Use.

(b)           If the Preexisting Fields of Use are in the Second Member’s Exclusive Fields of Use, the Second Member shall have thirty (30) days from notification to object to the Using Member’s continued use of the Using Member’s Licensed Marks in connection with the Preexisting Fields of Use. If the Second Member does not object within 30 days, or if the Company determines that the Preexisting Fields of Use are not within the Second Member’s Exclusive Fields of Use, the Company shall expand the scope of the Using Member’s License to include such Preexisting Fields of Use.

(c)           If the Second Member does object pursuant to Section 5.6(b), and if the Company determines that the Preexisting Fields of Use are within the Second Member’s Exclusive Fields of Use, the Company shall determine whether to expand the scope of the Using Member’s License to include such Preexisting Fields of Use. The Company shall allow such expansion unless the risk of confusion created by such continued use by the Using Member is so great as to threaten the continued validity of the Marks.

(d)           In the event that the scope of the Using Member’s License is expanded to include the Preexisting Fields of Use pursuant to Section 5.6(b) or (c) above, both Members’ Licenses shall be amended to add the relevant Fields of Use to the appropriate schedule, as follows: to the schedule of non-exclusive Fields of Use, if the Preexisting Fields of Use are among the Second Member’s Licensed Fields of Use; or otherwise to the schedule of the Using Member’s Exclusive Fields of Use. If necessary, the Pre-Existing Fields of Use shall also be deleted from the Second Member’s schedule of Exclusive Fields of Use, and the Second Member shall cease use of “TYCO” alone in connection with the Preexisting Fields of Use no later than one (1) year of receiving written notification of the change from the Company, unless the Company specifies a longer term.

(e)           In the event that the Using Member is denied permission to continue using its Licensed Marks in the Preexisting Fields of Use, such Member shall phase out such use no later than one (1) year following written notification of disapproval from the Company, unless the Company specifies a longer term.

5.7.          Limited Sub-Licenses to Non-Affiliates. In addition to any other right to sublicense granted to Members under their Licenses, if at any time a Member divests any part of its business to any Person that is not an Affiliate of the divesting Members, the divesting Member shall be entitled to grant (within the framework of the License) a sub-license to the rights relating to the Marks granted to such Member to that Person, provided that any such sub-license must require that that Person discontinues all use of the Marks (a) for marketing purposes no later than six (6) months following the closing of such divestiture and (b) for all other purposes, no later than twelve (12) months following the closing of such divesture.

5.8.          Notice and Consent for Amendments to Licenses. In addition to any other requirements contained herein, no changes may be made to either License until (i) the Company and the Members are notified of the proposed changes in writing in accordance with Section 14.1 below; and (ii) the Company and the Members agree to the changes in writing.

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ARTICLE 6

DISTRIBUTIONS

Upon a proposal of the Board, each Member shall exercise its voting right in the Members’ Meeting in order to receive as dividend to the extent permitted by law its Pro Rata Share of any Excess Funds held by the Company as of any date established by the Board. Each dividend to one Member of its Pro Rata Share must take place at the same time with a declaration of dividend to the other Member of its Pro Rata Share.

ARTICLE 7

COMPANY FUNDS

The assets and other property of the Company shall be held in the name of the Company. The assets and other property of the Company, including but not limited to the Fund, shall be deposited in such bank account or accounts, as applicable, as shall be designated by the Board pursuant to resolution.

ARTICLE 8

GOVERNANCE

8.1.          Powers, Duties and Obligations of the Members’ Meeting. Subject to the limitations contained in this Agreement, the Meeting of the Members is the highest governing body of the Company. It has the following unassignable powers:

(a)           Determination and modification of the Articles of Association.

(b)           Appointment, discharge and removal of the members of the Board (Geschäftsführer).

(c)           Acceptance of the profit and loss statement and the balance sheet.

(d)           Resolutions regarding the utilization of the net profit in accordance with the Articles of Association.

(e)           Distribution of dividends.

A meeting of the Members requires the presence of Company Members representing 50.01% of the voting power of the Company. All actions to be taken by the Members shall be taken by a majority vote of Company Members representing at least 50.01% of the voting power of the Company.

8.2.          Powers, Duties and Obligations of the Board. Subject to the limitations contained in this Agreement and the Articles of Association, the Geschäftsführer of the Company (the “Board”) shall have overall responsibility for the management, supervision and control of the Company and may take or cause to be taken any action which may be necessary or appropriate

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for, or incidental to, the purpose of the Company as set forth in Section 2.3 hereof. In particular, the Board shall determine and modify the business strategy and operational principles as well as the Bylaws (Organizational Rules); the initial business strategy and operational principles to be adopted by the Board (which may be amended from time to time) are in substance enclosed as Exhibit D.

8.3.          Board Size; Qualifications; Election; No Compensation. Except as provided for in Section 8.7 the Board shall consist of four (4) members, with members of the Board elected at the first duly called meeting of the Members following the end of each Fiscal Year of the Company. Each Member shall have the right to nominate two (2) members for election to the Board, and each Member agrees to vote in favor of election of the other Member’s nominees for election to the Board. Members of the Board may not serve simultaneously in a board capacity for either Member. No member of the Board shall be entitled to receive any compensation or other remuneration other than reimbursement of costs or expenses relating to service on the Board. Within the framework of the Section 8.7 the Limited Member shall be entitled to nominate one member for election to the Board and each Member agrees to vote in favor of election of the Limited Member’s proposal for election to the Board.

8.4.          Removal or Resignation of a Member of the Board; Vacancy. Any member of the Board may resign at any time by giving notice to the Company with a copy to the Members and the other members of the Board. A vacancy shall be filled by election a new member of the Board at the next duly called meeting of the Members. Prior to such election the person nominated as replacement may attend the meetings of the Board as an observer.

8.5.          Quorum, Meetings and Action of the Board. A meeting of the Board requires the presence of 60% of the Board members then in office (physically or by telephone or by videoconference or comparable means). All actions to be taken by the Board shall be taken by a majority vote of 60% of the Board then in office (present or absent) and or by the majority written consent of 60% of the Board then in office. In addition any action must include at least (i) one consenting vote of a member of the Board nominated by Electronics and (ii) one consenting vote of a member of the Board nominated by Topaz or (iii) instead of (i) and (ii) one consenting vote of a member of the Board nominated by the Limited Member (only if voting in accordance with a determination pursuant to Section 8.7 and the Escrow Agreement). Meetings of the Board may be called by either Member. Each member of the Board shall be entitled to one (1) vote on all matters on which the Board is entitled to vote.

8.6.          Signatory Rights. Each Board member shall have joint signatory rights (by two) restricted as follows: The two members of the Board nominated by Electronics may not sign together and the two members of the Board nominated by Topaz may not sign together, provided however that (i) the two members of the Board nominated by Electronics may sign together any document without Board approval in so far as this is required to implement an enforceable arbitral or court decision to which the Company is bound and (ii)  the two members of the Board nominated by Topaz may sign together any document without Board approval in so far as this is required to implement an enforceable arbitral or court decision to which the Company is bound. The Board shall be authorized to grant joint signatory rights (requiring two signatures) to officers and other persons and may issue powers of attorney to its officers, employees and other persons as the Board deems appropriate. Such powers of attorney may include issuing sub-powers but

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must be limited in scope (e.g. representing the Company in a court action or registering new trademarks) and time (maximum of 15 months). The parties acknowledge that the restricted joint signatory rights (requiring two signatures) outlined in this Section 8.6 cannot be entered into the register of commerce.

8.7.          Dispute Resolution. In the event of a Deadlock, such dispute shall be resolved by way of the following process:

(a)           A Member may provide notice to the Board of such dispute.

(b)           The Board shall meet to discuss the basis for such dispute and shall use its reasonable best efforts to negotiate in good faith to reach a reasonable resolution to such dispute.

(c)           If the Board fails to resolve such dispute within thirty (30) days of its receipt of written notice of such dispute, the matter in dispute shall be brought to the attention of senior management of the ultimate parent entity of each Member. The General Counsel of the ultimate parent entity of each Member shall meet in person to negotiate a good faith resolution to such dispute within thirty (30) days of their receipt of written notice that the Board has failed to resolve such dispute. If the General Counsel are unable to resolve such dispute within such thirty (30) day period, then the Chief Executive Officers of the ultimate parent entity of each Member shall meet in person to negotiate a good faith resolution to such dispute within sixty (60) days of their receipt of written notice that the Board has failed to resolve such dispute.

(d)           If the negotiations as outlined in the preceding Section have failed to resolve such dispute, any Member may seek arbitration in accordance with Section 14.12 hereof. The Company and its Board shall comply with any final determination of the arbitrators that is engaged pursuant to this Section 8.7(d).

(e)           If the Board remains deadlocked and unable to act thirty (30) days following receipt of any final determination of the arbitrators that is engaged pursuant to Section 8.7(d), the matter in dispute and desired actions of each Member shall be submitted to a vote of the Members and the Limited Member in a meeting of the Members to direct the Board to act, or refrain from acting, or to cause the Company to act, or refrain from acting, in accordance with such vote. If within ten (10) days after such meeting the final determination of the arbitrators is still not implemented, then another meeting of the Members shall be called whereby the Limited Member of the Board shall be entitled to nominate an additional member of the Board who shall be authorized to promote the implementation of the substance of the final determination of the arbitrators including but not limited to voting in the Board meeting and executing any documents with any other member of the Board.

(f)            If the Board or the Company does not act in accordance with this Section 8.7 or in accordance with the vote of the Members and Limited Member as set forth in this Section 8.7, then either Member may seek any and all remedies available at law or in equity to enforce the terms and conditions of this Agreement.

8.8.          Officers of the Company. The Board shall have the authority to appoint and delegate its authority to such officers of the Company (the “Officers”) as it deems desirable to carry out the business of the Company. Officers shall have such duties and powers as are

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designated by the Board. The Officers shall serve under the direction of the Board, and the Board may remove any Person as an Officer and/or appoint additional Persons as Officers as the Board deems necessary or desirable. Any Officer may resign at any time by giving written notice of such resignation to the Company. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board and the acceptance of such resignation shall not be necessary to make it effective.

8.9.          Contracting by the Company. Within the business strategy and operational principles adopted by the Board, the Company shall be entitled to contract with a Member, its Affiliates and/or a third party to provide it with services necessary to carry out its obligations under the Licenses; provided, that the Board exercises regular and sufficient supervision of such contracted services.

8.10.        Exculpation and Indemnification of the Members, Members of the Board and Officers.

(a)           Exculpation. No Company Member, member of the Board, Officer, or any director, officer, employee, partner, stockholder, member or agent of any Company Member or member of the Board (if applicable) shall be obligated personally for any debt, obligation or liability of the Company or of any Member, whether arising in contract, tort or otherwise, solely by reason of being or acting as a Member, member of the Board or an Officer; provided, however, that a Member will be liable to the Company for the return of any distributions made to it, if, after such distribution, the outstanding liabilities of the Company (other than liabilities to Members on account of their interests in the Company) exceeded the fair value of the Company’s assets and the Member had knowledge of this fact at the time the distribution was received. No Company Member, member of the Board, Officer or any director, officer, employee, partner, stockholder, member or agent of any Company Member or member of the Board (if applicable) shall be liable to the Company or to the Members for any loss, claim, damage or liability arising from, related to, or in connection with this Agreement or the Company’s business or affairs, except for any loss, claim, damage or liability determined by final judgment of a court of competent jurisdiction to have resulted from (i) such Person’s acts or omissions not in good faith or which involve intentional misconduct, negligence or a knowing violation of law; or (ii) a transaction from which such Person derived an improper personal benefit.

(b)           Indemnification by the Company. The Company shall indemnify and hold harmless each member of the Board and each Officer (each a “Company Indemnified Person”) against any and all losses, claims, damages or liabilities to which such Company Indemnified Person may become subject in connection with any matter arising from, related to, or in connection with, this Agreement or the Company’s business or affairs, except for such losses, claims, damages or liabilities as are determined by final judgment of a court of competent jurisdiction to have resulted from such Company Indemnified Person’s negligence, willful misconduct or knowing violation of law. The Company shall, from time to time, reimburse or advance to any Company Indemnified Person the funds necessary for payment of reasonable expenses, including attorneys’ fees, incurred in connection with any action, suit or proceeding, upon receipt of a written undertaking by or on behalf of such Company Indemnified Person to repay such amount(s) if a judgment or other final adjudication adverse to the Company

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Indemnified Person establishes that his acts or omissions (i) were not in good faith, (ii) involved a knowing violation of law, (iii) resulted in its receiving an improper personal benefit, or (iv) were otherwise of such a character that applicable law would require that such amount(s) be repaid. The Company may purchase insurance for the benefit of Company Indemnified Persons regarding the subject matter of this Section 8.10. The Company shall not be liable to any Company Indemnified Person or third party for amounts due under any settlement effected by a Company Indemnified Person without the Company’s consent.

(c)           Indemnification by Members. Each Member shall indemnify and hold harmless each other Company Member, each member of the Board, each Officer and the Company (each a “Member Indemnified Person”) against any and all losses, claims, damages or liabilities to which such Member Indemnified Person may become subject in connection with any matter arising from, related to, or in connection with, the indemnifying Member’s actions under this Agreement or the Member’s business or affairs, including but not limited to the indemnifying Member’s use of the Marks, product liability for any products or services sold in connection with the Marks, or claimed infringement of a third party’s intellectual property rights in connection with the indemnifying Member’s use of the Marks other than as permitted under its License. Without limiting the foregoing, the indemnifying Member shall be required to indemnify the Company, in connection with any such claims for any payments the Company is required to make to a Company Indemnified Person pursuant to 8.10(b) above. The indemnifying Member shall not be required to indemnify any Member Indemnified Person for such losses, claims, damages or liabilities as are determined by final judgment of a court of competent jurisdiction to have resulted from such Member Indemnified Person’s negligence, willful misconduct or knowing violation of law. The indemnifying Member shall, from time to time, reimburse or advance to any Member Indemnified Person the funds necessary for payment of reasonable expenses, including attorneys’ fees, incurred in connection with any action, suit or proceeding, upon receipt of a written undertaking by or on behalf of such Member Indemnified Person to repay such amount(s) if a judgment or other final adjudication adverse to the Member Indemnified Person establishes that his acts or omissions (i) were not in good faith, (ii) involved a knowing violation of law, (iii) resulted in his receiving an improper personal benefit, or (iv) were otherwise of such a character that applicable law would require that such amount(s) be repaid. The indemnifying Member shall not be liable to any Member Indemnified Person or third party for amounts due under any settlement effected by a Member Indemnified Person without the indemnifying Member’s consent.

(d)           Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company and the Members under subsections (b) and (c) above, respectively, shall:

(i)            be in addition to any liability that the Company or the indemnifying Member may otherwise have;

(ii)           extend upon the same terms and conditions to the directors, officers, employees, partners, stockholders, members and agents of each Company Indemnified Person or Member Indemnified Person, as appropriate;

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(iii)          be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of each Company Indemnified Person or Member Indemnified Person, as appropriate, and any such Company Indemnified Persons or Member Indemnified Persons; and

(iv)          be limited to the assets and other property of the Company (excluding the Marks where permitted by law) or the indemnifying Member, as appropriate.

(e)           This Section 8.10 shall survive any termination or expiration of this Agreement or the dissolution of the Company.

ARTICLE 9

OTHER BUSINESS ACTIVITIES AND CONFLICTS

9.1.          Other Business Activities. Notwithstanding anything else herein to the contrary, each Member may conduct its business and operations in any industry, operating segment or business field regardless if such business and operations would compete with the other Member’s business and operations. This Agreement and the relationships established hereby shall not confer upon the Company or either Member any right or opportunity to participate in the business or operations of the other Member or the Company, as the case may be, or in the income or profits derived therefrom.

9.2.          Contracts or Transactions with Members and their Affiliates. Neither Member shall, and each Member shall cause its respective Affiliates not to, engage in any transaction or enter into or be a party to any contract or other agreement with the Company unless such transaction, contract or other agreement are authorized and approved pursuant to a resolution of the Board.

ARTICLE 10

CONFIDENTIAL INFORMATION

10.1.        Confidential Information. During the course of performance of this Agreement, a Member, the Limited Member or the Company may disclose to the other parties to this Agreement certain Confidential Information. Each Member, the Limited Member and the Company shall hold such Confidential Information in confidence and shall take reasonable measures to protect it from public disclosure, such measures in no event to be less than the highest degree of care taken by each Company Member, the Limited Member or the Company to protect its own Confidential Information. Neither the Company Members, the Limited Member nor the Company shall disclose a Company Member’s, the Limited Member’s or the Company’s Confidential Information in violation of this Agreement, and shall use it solely for the purpose of securing its rights and performing its obligations under this Agreement. At the conclusion of this Agreement, the receiving Company Member, the Limited Member or the Company shall either return to the disclosing Company Member, the Limited Member or the Company any Confidential Information of the other Company Member’s, the Limited Member’s or the Company’s in its possession (including all copies thereof or materials based on or incorporating

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such Confidential Information) or shall, at the disclosing Company Member’s, the Limited Member’s or Company’s direction, destroy such Confidential Information and certify as to such destruction to the disclosing Company Member, the Limited Member or the Company.

10.2.        Permitted Disclosure. Notwithstanding anything set forth herein to the contrary, the Company Members and the Company may disclose a Company Member’s or the Company’s Confidential Information upon the order of any competent court or government agency; provided, however, that prior to any such disclosure, the receiving Company Member or the Company, as the case may be, shall provide the disclosing Company Member or the Company, as the case may be, with reasonable notice of such order and the opportunity to obtain protective relief.

10.3.        Survival. The terms of this Article 10 shall survive any termination or expiration of this Agreement or the dissolution of the Company.

ARTICLE 11

CERTAIN EVENTS

11.1.        Qualified Event. If (a) the License of a Member or its Affiliates is terminated for any reason whatsoever, (b) a Member or its Affiliates is not party to a License for a period exceeding six (6) consecutive months, (c) a Member materially breaches its obligations under this Agreement, which breach is not cured within a period of thirty (30) days following notice thereof from the Company or (d) a Member or any of its Affiliates seeks the dissolution of the Company (each a “Qualified Event”), the Member subject to such Qualified Event (the “Terminating Member”) shall provide the other Member (the “Receiving Member”) with written notice of such Qualified Event. Within thirty (30) days of (i) receipt by the Receiving Member of such written notice, (ii) receipt by the Terminating Member of a written notification made by the Receiving Member stating that a Qualified Event has taken place to which the Terminating Member has not objected within twenty (20) days or (iii) an enforceable arbitral decision confirming such Qualified Event, the Receiving Member shall have the right to buy the TIS Quota held by the Terminating Member for a price of $2’000’000 (two million US dollars) by delivering notice to the Terminating Member of its election to do so within thirty (30) days of such date. If such right is exercised, the Terminating Member shall within thirty (30) days of receipt of such written notice transfer the TIS Quota held by such Member in exchange for the payment by the other Member of $2’000’000 (two million US dollars). Such payment shall be made by wire transfer of immediately available funds to an account identified by the Terminating Member for such purpose. If the Receiving Member acquires the TIS Quota of the Terminating Member, the Terminating Member shall be entitled to continue using the rights relating to the Marks granted to such Terminating Member prior to the Qualified Event for a period following such Qualified Event of (a) six (6) months for the purposes of marketing materials and (b) twelve (12) months for taking off the Marks from all of its products and neither the Company nor the Receiving Member shall use the rights relating to the Marks exclusively granted to the Terminating Member prior to the Qualified Date until the date which is five (5) years following such Qualified Event without the consent of the Terminating Member.

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11.2.        Automatic Transfer in Case of Material Action. If a Member becomes subject to a Material Action, the TIS Quota held by such Member shall automatically be transferred to the other Member not subject to a Material Action whereby the other Member not subject to a Material Action as a consequence owes $2’000’000 (two million US dollars) to the Member subject to a Material Action. The Member whose TIS Quota is transferred shall be entitled to continue using the rights relating to the Marks granted to such Member prior to the transfer for a period following such transfer of (a) six (6) months for the purpose of marketing materials and (b) twelve (12) months for taking off the Marks from all of its products and neither the Company nor the other Member shall use the rights relating to the Marks exclusively granted to such Member prior to such transfer until the date which is five (5) years following such transfer without the consent of the Member whose TIS Quota is transferred.

ARTICLE 12

DISSOLUTION AND LIQUIDATION

12.1.        Dissolution. The Company shall be dissolved and its business terminated upon the occurrence of any of the following events:

(a)           unanimous consent of the Members;

(b)           by adjudication of bankruptcy (Konkurs) over the Company;

(c)           by a court order upon request of a partner for an important reason; or

(d)           the occurrence of any other event that requires dissolution of the Company under the laws of Switzerland; it being understood that under Swiss law each Member is entitled to ask the competent court at the seat of the Company to dissolve the Company for an important reason. The courts may instead of dissolution determine another fair and acceptable solution including paying the fair market value of the quota to the plaintiff in exchange of its TIS Quota.

12.2.        Liquidation. In the event of the dissolution of the Company:

(a)           Any assets or other property of the Company, other than any right, title or interest in the Marks, shall be applied and distributed in the following order of priority:

(i)            first, to the payment of debts and liabilities of the Company owed to Persons other than the Members or Affiliates of the Members;

(ii)           second, to the setting up of such reserves, including related fees and expenses, as the Board may deem necessary for any contingent liabilities or obligations of the Company, provided that any such reserves shall be paid over to the Limited Member or another independent escrow agent, to be held by such agent or his successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed in accordance herewith;

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(iii)          third, to the payment of any other debts and liabilities not previously satisfied; and

(iv)          fourth, to each Member in an amount equal to its Pro Rata Share of any remainder.

(b)           Payments shall be made pursuant to this Section 12.2 as soon as reasonably practicable, but in no event later than one-hundred and twenty (120) days after the notice to creditors with the framework of the liquidation proceedings has been published.

(c)           All rights, title and interest in the Marks shall be distributed according to a common agreement of both Members. If no agreement is found within six (6) months after the dissolution of the Company, each Member may request the Board to initiate the following procedure: The Board shall obtain a valuation of an independent valuation firm calculating the minimal fair market value of the Marks. Thereafter the Board shall invite each Member to deliver to the Board a sealed bid setting forth the cash payment (stated in United States Dollars) (the “Bid Amount”) that such Member would pay for all TIS Quotas (including the TIS Quota already held by such Member) which must at least be equal to the minimal fair market value of the Marks ascertained by the valuation firm (a “Sealed Bid”). Such Sealed Bids must be received within thirty (30) days following invitation of the Board to submit such a Bid. If one or both Members timely submit Sealed Bids in accordance with this subsection (c), the Board shall open such Bids and the Member which offered the higher Bid Amount (such Member, the “Winning Member” and such bid, the “Winning Bid”) shall be entitled to acquire from the other Member and the Limited Member their TIS Quotas in exchange for the payment by the Winning Member of an amount pro rata to the Winning Bid. The Winning Member shall not use the rights relating to the Marks exclusively granted to the other Member until the date which is five (5) years following its acquisition of the other Member’s TIS Quota without the consent of such other Member.

12.3.        Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member and any additional member admitted to the Company hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. Except as otherwise expressly provided in this Agreement or in the Articles of Association of the Company, no Member shall have any interest in any specific assets of the Company, and no Member shall have the status of a creditor with respect to any distribution pursuant to Article 12 hereof.

ARTICLE 13

REPORTS

(a)           Within 25 days after the end of each fiscal quarter, the Board shall cause to be prepared and delivered to the Members an unaudited report setting forth as of the end of such

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fiscal quarter:

(i)            unless such quarter is the last fiscal quarter, a balance sheet of the Company; and

(ii)           unless such quarter is the last fiscal quarter, an income statement of the Company for such fiscal quarter.

(b)           Within 75 days after the end of the Company’s Fiscal Year, the Board shall cause to be prepared and delivered to the Members audited financial statements setting forth as of the end of such Fiscal Year:

(i)            a balance sheet of the Company for such Fiscal Year and the immediately preceding Fiscal Year;

(ii)           a statement of operations of the Company for such Fiscal Year and the immediately preceding Fiscal Year; and

(iii)          a statement of the Members’ account (payables and receivables).

(c)           The audited financial statements required hereby shall be prepared in accordance with GAAP and audited by a recognized accounting firm.

(d)           The Board shall, after the end of each Fiscal Year, use reasonable efforts to cause the Company’s independent accountants to prepare and transmit to the Members as promptly as possible any such tax information as may be reasonably necessary to enable the Members to prepare their federal and cantonal income tax returns relating to such Fiscal Year.

ARTICLE 14

MISCELLANEOUS

14.1.        Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

(a) if given to the Company, to the person(s) and at the address(es) (and, if applicable, fax number) set forth opposite its name on Exhibit E, or at such other address(es) (and, if applicable, fax number(s)) as the Company may hereafter designate by written notice to the Members.

(b) if given to any Member or the Limited Member, to the person and at the address (and, if applicable, fax number) set forth opposite its name on Exhibit E, or at such other address (and, if applicable, fax number) as such Member or Limited Member may hereafter designate by written notice to the Company and the other Company Members.

All such notices shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile, (ii) on the delivery date if delivered personally

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to the party to whom the same is directed, (iii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iv) five (5) business days after the mailing date, whether or not actually received, if sent by mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available addressed as required above.

14.2.        Amendments; No Waivers.

(a)           Subject to Section 2.5(b), any provision of this Agreement and the Exhibits A to E thereto may be amended or waived if and only if such amendment or waiver is in writing and signed, in the case of an amendment, by both Members and the Company, or in the case of a waiver, by the Member against whom the waiver is to be effective and the Company.

(b)           Any provision of Exhibit F may be amended or waived if and only if such amendment or waiver is in writing and signed, in the case of an amendment, by both Members, the Limited Member, and the Company, or in the case of a waiver, by the Member or Limited Member against whom the waiver is to be effective and the Company.

(c)           No waiver by a Member or the Company of any default or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.3.        Successors and Assignment. The rights and obligations under this Agreement may only be transferred together with the assignment of TIS Quota held by such Member. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

14.4.        Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Member shall have received a counterpart hereof signed by the other Member and the Company.

14.5.        Entire Agreement. This Agreement constitutes the entire agreement between the Members and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter of this Agreement.

14.6.        Term and Duration. This Agreement shall only come into force and be binding if this Agreement is (i) executed by all Parties listed above and (ii) if a satisfactory tax ruling is obtained from the Swiss tax authorities. This Agreement shall expire immediately at the 40th (fortieth) anniversary of the date of this Agreement, provided a Party notifies the other Parties two years prior to such 40th (fortieth) anniversary of its intention to terminate this Agreement. If

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no Party timely notifies the other Parties that it terminates the Agreement, the Agreement will be renewed for a subsequent term of 20 (twenty) years, such term being itself renewable. If one Member terminates the Agreement in accordance with this Section (“Terminating Member”), the other Member shall have the right to buy three months prior the date on which the termination becomes effective the TIS Quota held by the Terminating Member for a price of $2’000’000 (two million US dollars). If such right is exercised, the Terminating Member shall within thirty (30) days of receipt of such written notice transfer the TIS Quota in exchange for the payment by the other Member of $2’000’000 (two million US dollars). Such payment shall be made by a wire transfer of immediately available funds to an account identified by the Terminating Member for such purpose. In addition the Terminating Member shall be entitled to continue using the rights relating to the Marks granted to such Terminating Member prior to the transfer for an additional period following the date on which the termination becomes effective of (a) six (6) months for the purpose of marketing materials and (b) twelve (12) months for taking off the Marks from all of its products and neither the Company nor the other Member shall use the rights relating to the Marks exclusively granted to the Terminating Member prior to the transfer until the date which is five (5) years following such transfer without the consent of the Terminating Member.

14.7.        Relationship to Articles of Association; Discrepancies. In the event of a conflict or inconsistencies between the provisions of this Agreement and the Articles of Association or the Organizational Rules (bylaws) of the Board, this Agreement shall prevail in substance as contractual obligation between the Parties.

14.8.        Inspection Rights. Each Member or its duly authorized representatives shall have the right, during normal business hours and upon seven (7) days prior written notice to the Company, to inspect and copy the Company’s books and records or required any information about the Company’s books or activities in any event at the requesting Members expense.

14.9.        Responsibility. Each Party is severally liable for its Obligations and shall not be jointly liable with the other Parties.

14.10.      Severability. In case that any provision of this Agreement turns out to be invalid, illegal or unenforceable, the remaining provisions have to be regarded as severable and enforce-able in accordance with their terms. As far as possible, invalid, illegal or unenforceable provisions will be replaced by provisions which are as similar as possible and valid.

14.11.      Applicable Law. This Agreement and all disputes, including those concerning any statute of limitations, set-off claims, tort claims and interest claims, shall be governed by the laws of Switzerland excluding its conflict of laws rules.

14.12.      Arbitration. Any dispute, controversy or claim arising under, out of or relating to (i) a Deadlock or (ii) this Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, including any dispute as outlined in Section 8.7 not resolved as outlined in Section 8.7(a)-(d), shall be exclusively referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in force at the time when the arbitration is initiated. The place of arbitration shall be Zurich / Switzerland. The

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arbitration shall be conducted in the English language before three (3) arbitrators appointed in accordance with the ICC Rules; whereby each Member is entitled to nominate one arbitrator who each must have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney and experience in trademark matters so as to better understand the legal and business issues addressed in the arbitration. The parties understand and acknowledge that such arbitration will go beyond the resolution of issues of law in the strict sense but also relate to the future business conduct of the Company including but not limited to Deadlocks which relate to and will affect the future rights and duties of the Members. This agreement to arbitrate shall be the exclusive remedy for the resolution of all disputes under this Agreement or otherwise relating to the Company and shall be specifically enforceable. For the purposes of enforcement the Company Members and the Company hereby submit to the exclusive jurisdiction of the courts so selected, to the exclusion of any other court which might have had jurisdiction apart from this Section 14.12, waive any defense of lack of in personam jurisdiction of such courts and agree that service of process in any action before such courts may be made by mailing it to the party to be served at the address provided for in Section 14.1 hereof. Any determination made during such arbitration shall be final and binding on each party and their successors and assigns, and judgment thereon may be entered in any court in Zurich / Switzerland. The arbitrators shall have continuing jurisdiction to implement its decision. Each party shall initially be responsible for its own costs and attorney’s fees, and shall share the expenses of the arbitration equally; provided that the arbitrators shall award all expenses of the arbitration, costs and reasonable attorney’s fees to the prevailing party. Expeditious adjudication of the dispute is important to the parties. Unless agreed otherwise by the Parties, the Parties shall have thirty (30) days from the appointment of the last to be appointed of the three (3) arbitrators to present and/or submit their positions to the arbitrators, and the Parties shall have a hearing before the arbitrators within ten (10) business days of such submission. The arbitrators shall hear evidence by each Member and resolve each of the issues identified by the Members. The Members shall use all reasonable efforts to make witnesses available for the proceedings. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue which clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than thirty (30) days after conclusion of the hearing, unless otherwise agreed to by the Parties. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a third party by any participating party unless required to do so by law or by a competent regulatory body, provided that the arbitrators be furnished with details of the disclosure and a explanation of the reasons for it. Except in accordance with Section 8.7(f), each Member and the Company agree that injunctive relief shall not be available to any party outside arbitration proceedings provided for in this Section 14.12.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Tyco Electronics Services GmbH

By:
Name:
Title: Geschäftsführer

By:
Name:
Title: Geschäftsführer

Tyco International Services Holding GmbH

By:
Name:
Title: Geschäftsführer

By:
Name:
Title: Geschäftsführer

Halsey Group S.À.R.L.

By:
Name:
Title:

By:
Name:
Title:

31

Tyco International Services GmbH

By:
Name:
Title: Geschäftsführer

By:
Name:
Title: Geschäftsführer

32

Exhibit A

License Agreements

Exhibit B

Defined Terms

“Domain Names” with respect to each Member means domain names that (i) contain the term “Tyco”; or (ii) begin with the letter “t” where “t” is intended by the Member to stand for “Tyco”; that said Member is licensed to use pursuant to said Member’s License.

“Exclusive Fields of Use” means, with respect to a Member, the Licensed Fields of Use for which that Member has the exclusive right use that Member’s Licensed Marks under that Member’s License.

“Existing Fields of Use” means collectively those Fields of Use which appear on Schedule C or D of either Member’s License, as such schedules may be amended from time to time.

 “Existing Marks” means, as of any date, those Marks to which the Company has all right, title and interest as of such date.

“Fields of Use” means any industry, operating segment or business field comprising a related group of goods and/or services.

“Licensed Fields of Use” means, with respect to a Member, the Fields of Use in which that Member may use the Marks under that Member’s License.

“Licensed Marks” means, with respect to a Member, the Marks that Member is licensed to use under that Member’s License.

“Marks” shall have the meaning set forth in the Licenses.

“New Domain Names” has the meaning set forth in Section 5.4(b) hereof.

“New Fields of Use” has the meaning set forth in Section 5.2(a) hereof.

“New Marks” has the meaning set forth in Section 5.3(a) hereof.

“New Trade Names” has the meaning set forth in Section 5.4(b) hereof.

“Top-Level Domain” means any top-level Internet domain in existence on or after the Effective Date, including but not limited to: .com, .org, .net, .info, biz, .mobi, .jobs, .eu and .asia and all country code top-level domains (e.g., .ch, .us and .uk) and any related sub-domains (e.g., .co.uk).

“Trade Names” with respect to each Member means trade names that (i) contain the term “Tyco”; or (ii) begin with the letter “t” where “t” is intended by the Member to stand for “Tyco”; that said Member is licensed to use pursuant to said Member’s License

Exhibit C

ARTICLES OF ASSOCIATION

of

Tyco International Services GmbH

(Tyco International Services LLC)

(Tyco International Services Sàrl)

I.                                        NAME, REGISTERED SEAT, AND PURPOSE OF THE COMPANY

Article 1

Under the name of

Tyco International Services GmbH
(Tyco  International Services LLC)
(Tyco International Services Sàrl)

there exists a company with limited liability with domicile in Schaffhausen. Its duration is perpetual.

Article 2

The purpose of the Company is the acquisition, the administration and the protection of intellectual property which include the trademark “Tyco” and related marks.

The company has the right to conclude all kinds of businesses that are suitable to support the development of the Company and to achieve the company’s purpose.

II.                                    CAPITAL, SHARES, AND REGISTER

Article 3

The stated capital amounts to CHF 1’600’000.— and consist of one quota A of CHF 799’000.—, one quota B of CHF 799’000 and one quota C of CHF 2’000.

The stated capital is fully paid-in.

Article 4

A quota register will be kept regarding the names of the Members, the amounts of the capital quotas, the amounts of the individual contributions, each transfer of quotas as well as any other change of these facts.

Assignment of a quota in the capital shall only be effective vis-à-vis the Company, if the Company has been notified and the assignment has been entered into the share register. The entry may be made without the consent of any other Member. The sale or any other form of assignment of capital contribution or a portion of it does not requires the consent of any Member.

The division of a quota and the alienation of a fraction thereof are not permitted. If a Member becomes bankrupt or if the bankruptcy administration requests dissolution of the Company, then the majority of the remaining Members may exclude such bankrupt Member and redeem his quota at the real value of his Company contribution. The amount paid shall be delivered to the bankruptcy administration.

III.                                GOVERNING BODIES OF THE COMPANY

Article 5

The governing bodies of the company are:

a)                                     Meeting of the Members

b)                                    Meeting of the Geschäftsführer (Board)

Article 6

The Meeting of the Members is the highest governing body of the company. It has the following un-assignable powers.

a)                                     Determination and modification of the Articles of Association

b)                                    Determination and modification of the Organizational Rules (bylaws)

c)                                     Appointment and removal of Geschäftsführer (member of the Board)

d)                                    Acceptance of the profit and loss statement and the balance sheet

e)                                     Resolutions regarding the utilization of the net profit in accordance with these Articles of Association

f)                                       Discharge of the Geschäftsführer

g)                                    Distribution of equity

Article 7

An ordinary Meeting of all the Members shall take place annually within three months after the end of the business year.

Extraordinary Meetings of the Members shall take place upon request of a Member.

Article 8

Calling of a Meeting of the Members shall be done by giving notice a minimum of 20 days in advance by registered letter. In the notice, the agenda shall be given.

Article 9

If all Members are present and no objection is made, they can at any time constitute themselves as a universal meeting and validly decide about all matters falling within their responsibility. Instead of a meeting, resolutions of Members may be also taken by written vote. In such a case the documentation must be sent by registered mail to each Member and the returning vote must arrive at the Company within 20 days after sending otherwise such vote will not be counted.

Article 10

Voting rights are proportionate to the amount of capital contribution whereby each CHF 1,000.- is entitled to one vote.

Article 11

A meeting of the Geschäftsführer requires the presence of 50.01% of all voting rights. Resolutions in the Meeting of the Members are passed with an absolute majority of all votes cast consenting (meaning half of the voting rights plus one vote must consent) provided nothing otherwise is compulsorily provided by law.

Article 12

Minutes must be kept of the discussions and resolutions of the Members which are to be signed by the chairman and secretary who must not be a Partner.

Article 13

The Meeting of the Members shall appoint up to 5 (five) Geschäftsführer (members of the Board). They do not need to be Members. The Member holding the quota A is entitled to nominate two Geschäftsführer. The Member holding the quota B is entitled to nominate two Geschäftsführer. The Member holding the quota C is entitled to nominate one Geschäftsführer. The Geschäftsführer may engage in competing activities.

Article 14

The Geschäftsführer (Board) shall have all powers to which it is entitled by law or based on these Articles of Association. Each Geschäftsführer shall be entitled to one (1) vote on all matters on which the Board is entitled to vote. A meeting of the Geschäftsführer requires the presence of 60% of the Geschäftsführer then in office (physically or by telephone or by videoconference or comparable means). All actions to be taken by the Geschäftsführer shall be taken by a majority vote of 60% of the Geschäftsführer then in office (present or absent) and or by the majority written consent of 60% of the Geschäftsführer then in office.

Each Geschäftsführer shall have joint signatory rights (at 2). The Geschäftsführer may grant officers and additional persons joint signatory rights (at 2). The meeting of the Geschäftsführer is entitled to withdraw any power to act.

IV.                               CAPITAL CONTRIBUTIONS

Article 15

Each Member is obliged to make supplementary capital contributions beyond their company contribution for the stated capital. Such supplementary contributions are limited to a maximum yearly contribution of 50% of the stated nominal capital of the quota of each Member. Such payments may only be used to cover balance sheet deficits.

V.                                   AUDITING

Article 16

The Members’ Meeting may each year appoint an auditor. The auditing body shall have all the powers provided for by law.

VI.                               BALANCE SHEET AND REGULATIONS

Article 17

The beginning and the end of the Business year shall be fixed by Geschäftsführer.

Article 18

The annual balance sheet together with the profit & loss statements are to be prepared according to the principles of commercial accounting and subject to legal regulations.

Article 19

An amount equal to five per cent shall be levied from the net profit and shall be transferred to a general reserve fund until such fund has reached one-fifth of the nominal capital already paid in. Besides the compulsory reserve fund an extraordinary reserve fund may be established.

Article 20

The Members’ Meeting may or may not declare a dividend. If a dividend is declared, such dividend shall be declared based on the stated amount of each quota. The Member holding the quota of CHF 2’000 is not entitled to receive any dividend.

VII.                           ADDITIONAL MEMBERS’ RIGHT

Article 21

The Member holding the quota A shall be entitled to receive in exchange of an adequate price a license to use the trademark “Tyco” worldwide in the following fields: electronic components, including connectors, switches, relays, circuit protection devices, touch screens, magnetics, resistors, wire and cable, as well as fiber-optic and wireless components and systems.

The Member holding the quota B shall be entitled: in exchange of an adequate price a licence to use the trademark “Tyco” worldwide in the following fields: electronic security solutions for residential, business, and governmental customers, fire protection and sprinkler systems, and industrial valves and controls.

Such additional Members’ rights shall terminate at the dissolution of the Company

The Company may grant additional exclusive and non-exclusive licences.

VIII.                       DISSOLUTION AND LIQUIDATION

Article 22

The provisions of the Swiss Code of Obligations shall apply for the liquidation of the company.

IX.                               NOTICES AND PUBLICATIONS

Article 23

Notices to all Members shall be done by registered mail.

Public notices shall be made in the official Swiss Commercial Gazette.

X.                                   ARBITRATION

Article 24

Any dispute, controversy or claim arising under, out of or relating to relating to these Articles of Association shall be exclusively referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in force at the time when the arbitration is initiated. The place of arbitration shall be Zurich / Switzerland. The arbitration shall be conducted in the English language before three (3) arbitrators appointed in accordance with the ICC Rules; whereby each, the Member holding the quota A and the Member holding the quota B, is entitled to nominate one arbitrator who each must have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney and experience in trademark matters so as to better understand the legal and business issues addressed in the arbitration. The Members understand and acknowledge that such arbitration will go beyond the resolution of issues of law in the strict sense but also relate to the future business conduct of the Company. This agreement to arbitrate shall be the exclusive remedy for the resolution of such disputes and shall be specifically enforceable. For the purposes of enforcement the Members and the Company submit to the exclusive jurisdiction of the courts so selected, to the exclusion of any other court which might have had jurisdiction apart from this Section, waive any defense of lack of in personam jurisdiction of such courts. Any determination made during such arbitration shall be final and binding on each party and their successors and assigns, and judgment thereon may be entered in any court in Zurich / Switzerland. The arbitrators shall have continuing jurisdiction to implement its decision. Each party shall initially be responsible for its own costs and attorney’s fees, and shall share the expenses of the arbitration equally; provided that the arbitrators shall award all expenses of the arbitration, costs and reasonable attorney’s fees to the prevailing party. Expeditious adjudication of the dispute is important to the parties. Unless agreed otherwise by the Parties, the Parties shall have thirty (30) days from the appointment of the last to be appointed of the three (3) arbitrators to present and/or submit their positions to the arbitrators, and the Parties shall have a hearing before the arbitrators within ten (10) business days of such submission. The arbitrators shall hear evidence by each Member and resolve each of the issues identified by the Members. The Members shall use all reasonable efforts to make witnesses available for the proceedings. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue which clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than thirty (30) days after conclusion of the hearing, unless otherwise agreed to by the Parties. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a third party by any participating party unless required to do so by law or by a competent regulatory body, provided that the arbitrators be furnished with details of the disclosure and a explanation of the reasons for it. Each Member and the Company agree that injunctive relief shall not be available to any party outside arbitration proceedings provided for in this Section.

Exhibit D

Business Strategy and Operational Principles

1.              The CEO (to be elected) shall be authorized to retain counsel to advise on  legal issues that arise from time to time in connection with the operation of the Company.

2.              The Company shall maintain its activities to conduct quality control, registration and maintenance of the Marks, financial reporting, and any other functions incident to the operation of the Company’s business, subject to procurement of related support services.

3.              The Company’s minimal staff shall consist of the following employee:  a coordinator.

4.              The Company shall conduct quality control over the Marks subject to procurement of related support services from third parties (other than persons related to any shareholder), whereby the Company shall exercise reasonable supervision and control over third party activities. The cost of these quality control activities shall be considered overhead of the Company unless it can be allocated to a particular activity associated with one of the Member’s activity.

5.              Trademark registration and maintenance shall by conducted by the Company, subject to procurement of related support services from third parties (which can be also persons related to any shareholders) whereby the Company shall exercise reasonable supervision and control over the third party activities. The Company shall seek to charge the out-of-pocket costs of these registration and maintenance activities to the Licensees. . The costs of registration and maintenance activities that are to the benefit of both Licensees shall be borne by the Company and treated as overhead.

6.              Financial reporting and any other activities incident to the operation of the Company shall be conducted by the Company, subject to procurement of related support services from third parties (which can be also persons related to any shareholders), whereby the Company shall exercise reasonable supervision and control over the third party activities. The costs of these activities shall be borne by the Company.

7.              Any activity by the Company which under above principles must be funded by a Licensee shall be paid by such Licensee under a service agreement to be entered providing the Company a mark-up of 6% on the costs incurred by a Licensee and mark-up of 2% for external services.

8.              The Board will determine each year a budget taking into accounts above principles and adapt the royalty rate of the license agreements concerning the Marks accordingly. In case of balance sheet deficits the Board shall make a capital call for contribution by the shareholders as laid out in article 15 of the Articles of Association.

9.              The principles governing the enforcement of the Marks against third party infringers are set out in the respective license agreements.

10.       As outlined in the Agreement between Members, each Member is obliged to make supplementary capital contributions beyond their Company contribution for the stated capital in order to maintain the Fund Balance, as may be determined by the Board. This undertaking shall not be limited by the rule in the Articles of Association providing for supplementary contributions to a maximum yearly contribution of 50% of the stated nominal capital of the quota of each Member. With the consent of both Members, the Board may allocate certain expenses of the Company based on criteria other than Pro Rata Share (e.g. costs arising from an action principally benefiting one Member may be borne exclusively by such member).

Exhibit E

Addresses

Tyco Electronics Services GmbH, attn. CEO, Rheinstrasse 20, 8200 Schaffhausen / Switzerland

Tyco International Services Holding GmbH, attn. CEO, Bahnhofstrasse 29, 8200 Schaffhausen / Switzerland

Halsey Group S.À.R.L., Rte. de Longwy 174, L-1940 Luxembourg

Tyco International Services GmbH, attn. CEO, Bahnhofstrasse 29, 8200 Schaffhausen / Switzerland

EXHIBIT F

ESCROW AGREEMENT

dated June    , 2007

by and between

1.                                                Tyco Electronics Services GmbH, Rheinstrasse 20, 8200 Schaffhausen, Switzerland

“Electronics”

2.                                                Tyco International Services Holding GmbH, Bahnhofstrasse 29, 8200 Schaffhausen, Switzerland

“Topaz”

3.                                                Halsey Group S.À.R.L., Rte. de Longwy 174, L-1940 Luxembourg,

“Escrow Agent”

4.                                                Tyco International Services GmbH, Bahnhofstrasse 29, 8200 Schaffhausen, Switzerland

“Company”

regarding a Quota of CHF 2’000 of the Company

RECITALS

Each of Electronics and Topaz holds a 50% share in the Company and uses trademarks owned by the Company to run its business. Therefore, it is crucial for both Electronics and Topaz to avoid that the Company will remain deadlocked in case of a conflict between or the bankruptcy of one of its members.

For this reason, Electronics and Topaz intend to transfer a quota to the Escrow Agent to enable the Escrow Agent to vote together with either Electronics or Topaz (i) in favor of complying with an arbitral award resolving a deadlock of the Company or (ii) in favor of excluding a Bankrupt (as defined hereafter) member and redeeming its quota at the real value of his company contribution.

Definitions

Agreement                              shall mean this Escrow Agreement dated June    , 2007.

Bankrupt                                  shall mean that any action or proceeding has been instituted with respect to such member of the Company to seek bankruptcy, deferral of bankruptcy, provisional moratorium, moratorium, liquidation or arrangement for the benefit of the creditors.

Company                                  shall have the meaning as set forth in the caption of this Agreement.

Electronics                              shall have the meaning as set forth in the caption of this Agreement.

Escrow Agent                         shall have the meaning as set forth in the caption of this Agreement.

Escrow Share                         shall have the meaning as set forth in Section 0.

Material Action                      means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Escrow Agent be adjudicated Bankrupt or insolvent (including but not limited to any form of moratorium, to institute proceedings under any applicable insolvency law respecting the Escrow Agent, to seek any relief for the Escrow Agent under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against the Escrow Agent, to file a petition seeking, or consent to, reorganization or relief with respect to the Escrow Agent under any applicable law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Escrow Agent, to make any assignment for the benefit of creditors of the Escrow Agent, to admit in writing the Escrow

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Agent’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

Section                                     means a section of this Agreement.

Topaz                                        shall have the meaning as set forth in the caption of this Agreement.

Terms not defined in this Agreement shall have the meaning as defined in Article 1. of the “Agreement between Members of Tyco International Services GmbH, Schaffhausen/Switzerland”, dated January 15, 2007 as amended on June     2007.

Appointment of escrow agent

Appointment

Electronics and Topaz hereby jointly appoint the Escrow Agent as escrow agent according to the terms and conditions of this Agreement. The Escrow Agent herewith declares that it assumes all rights and duties as escrow agent according to the terms and conditions of this Agreement.

Fees

The services rendered by the Escrow Agent as escrow agent under this Agreement shall be compensated based on the amount of time spent at rates of EUR 75 and 450 (VAT excluded) per hour (plus reasonable out-of-pocket expenses). In addition, a flat rate of EUR 5’000 (VAT excluded) per calendar year is due if the Escrow Agent becomes and as long as it remains a member of the Company. If the Escrow Agent is a member of the Company for any period less than an entire calendar year, the flat rate shall be pro-rated.

Electronics, Topaz, and the Company shall be jointly and severally liable to pay the Escrow Agent’s fees under this Agreement, unless otherwise adjudicated in a final and enforceable order or award by a court or board of arbitrators of competent jurisdiction. The Escrow Agent shall have the right to receive an adequate fee retainer from any of the parties to this Agreement.

Internally, among the parties to this Agreement other than the Escrow Agent, the Escrow Agent’s flat rate of EUR 5’000 (VAT excluded) and hourly fees up to EUR 5’000 (VAT excluded) per calendar year shall be borne by the Company. The Escrow Agent’s hourly fees above EUR 5’000 (VAT excluded) per calendar year shall be borne, in case of Section 0(a), by the member responsible for the non-compliance with an arbitral ward, or in case of Section 0(b), by the Bankrupt member. In all other cases, including but not limited to the case of Section 0(c), the fees above EUR 5’000 per calendar year shall be borne equally by Electronics and Topaz.

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Indemnification for Liabilities

During the term of this Agreement and following its termination, Electronics, Topaz, and the Company shall jointly and severally, on Escrow Agent’s first demand, release and hold the Escrow Agent harmless (i) from all liabilities of whatever nature incurred by the Escrow Agent in the course of the due performance of this Agreement or pursuant to provisions of applicable law; and (ii) from all claims asserted against the Escrow Agent out of, or in connection with, this Agreement or the Escrow Agent’s office as escrow agent; provided however, that Electronics, Topaz, and the Company shall not be bound to release and hold the Escrow Agent harmless in case of Escrow Agent’s willful misconduct or gross negligence. The obligation of Electronics, Topaz, and the Company under this Section 0 shall include, but not be limited to, reimbursing or advancing the Escrow Agent all reasonable costs of proceedings, attorneys, and other fees and damages on first written demand of the Escrow Agent and subject to the Escrow Agent supplying invoices or other reasonably satisfactory documents.

Electronics, Topaz, and the Company shall assist the Escrow Agent in all legal proceedings and shall on Escrow Agent’s first written request take over such proceedings to the extent permitted by applicable procedural rules.

Internally, among the parties to this Agreement other than the Escrow Agent, the costs of proceedings, attorneys, and other fees and damages shall be borne by the party responsible for the damage. If no such party is responsible as set forth in the preceding sentence, the damage shall be borne equally by Electronics and Topaz.

Release from Liabilities

During the term of this Agreement and following its termination, Electronics, Topaz, and the Company shall neither directly or indirectly assert any claims against the Escrow Agent; provided, however, that Electronics, Topaz, and/or the Company may assert claims for willful misconduct or gross negligence. Except for the foregoing, Electronics, Topaz, and the Company hereby waive any claims against the Escrow Agent and release the Escrow Agent from any responsibility arising out of or in connection with the Escrow Agent’s actions or omissions in accordance with the Agreement.

Split and Transfer of Quotas

Topaz herewith undertakes to (i) split its quota of CHF 800’000 of the Company in a quota of CHF 799’000 and a quota of CHF 1’000; and (ii) to transfer a quota of CHF 1’000 to the Escrow Agent free of consideration.

Electronics herewith undertakes to (i) split its quota of CHF 800’000 the Company in a quota of CHF 799’000 and a quota of CHF 1’000; and (ii) to transfer a quota of CHF 1’000 to the Escrow Agent free of consideration.

The parties to this Agreement herewith consent to the splits and transfers set forth in the two preceding sentences and acknowledge that the Escrow Agent will hold a quota of CHF 2’000 of the Company (the “Escrow Share”). The Company consents

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to enter the transactions performed according to this Section 0 in the Company’s share register.

Duties of Escrow Agent

Custody Standard

The Escrow Agent shall hold the Escrow Share in safe custody and shall not sell, pledge, or otherwise encumber the Escrow Share.

The Escrow Agent undertakes to ensure on a best effort’s basis (subject to third party attachment and similar rights) that the Escrow Share will be released in accordance with (and only in accordance with) Section 0.

Rights and Obligations in the Escrow Share

According to Article 20 of the Company’s articles of association, the Escrow Share is not entitled to any dividend payments.

Except in the cases set forth in Section 0, the Escrow Agent has neither right nor obligation to manage, to represent, or to sign for the Company. The Escrow Agent shall abstain from voting in the meeting of the members except in the cases set forth in Section 0; and shall waive any preemptive rights in connection with the increase of the company capital.

Actions by Escrow AGent

In General

The Escrow Agent shall use its rights as a member of the Company, including but not limited to voting rights and the right to request the calling of a meeting of the members, to the extent necessary (and only to such extent) to

(a)                        ensure compliance of Electronics, Topaz, and/or the Company with a final and binding judgment or order of court, enforcement authority, or arbitral tribunal; provided however that the Escrow Agent shall only act under this Section 0(a) if the Escrow Agent has not, within thirty days after such judgment or order became final and binding, received written confirmation of both Electronics and Topaz that the judgment or order has been implemented; or

(b)                       exclude a Bankrupt member of the Company and redeem its quota at the real value of its company contribution; or

(c)                        comply with joint written instructions by Electronics and Topaz and refrain from acting on the instruction of any of Electronics and Topaz only.

The Escrow Agent shall be entitled to nominate a Geschäftsführer (member of the Board) to the extent necessary (and only to such extent) to accomplish the goals set forth in Section 0(a), 0(b), and/or 0(c) and shall instruct such Geschäftsführer (member of the Board) to act within the limits of this Section 0.

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Reassignment of Escrow Share

The Escrow Agent shall, within a maximum of 20 days upon receipt of joint written instructions by Electronics and Topaz, assign the Escrow Share in front a Swiss Civil Law Notary Public to one or more other members of the Company or to any third party according to such instructions.

Assignment of Escrow Share

The Escrow Agent will offer in a public deed to assign the Escrow Share to the Company. Such assignment is hereby accepted by the Company if the Escrow Agent becomes subject to Material Action.

Term and Termination

Term

The term of this Agreement shall be for an indefinite period of time and shall automatically end as soon as (i) the Escrow Agent will have effectively transferred the Escrow Share to one or more other members of the Company or to any third party in accordance with the terms of this Agreement; and (ii) all obligations of all parties under this Agreement have been fully satisfied.

Termination by Escrow Agent

0.1                                          The Escrow Agent may subject to the terms of Section 0.2 hereafter terminate his appointment as escrow agent under this Agreement by the end of any month by giving Electronics, Topaz, and the Company six months prior written notice. In such case, Electronics and Topaz shall, at the latest on the last day of the notice period, give joint written instructions to the Escrow Agent to assign the Escrow Share by notarial deed issued by a Swiss Civil Law Notary Public to those persons designated jointly by Electronics and Topaz. This Agreement terminates immediately thereafter according to Section 0 (i) and (ii).

If the Escrow Agent has not received joint written instructions by Electronics and Topaz after expiry of the notice period, the Escrow Agent shall in writing ask Topaz and Electronics to issue such instructions within an additional 10 days period. If the Escrow agent has not received joint written instructions by Electronics and Topaz after expiry of the additional 10 days period, the Escrow Agent shall ask the president of the Zurich Chamber of Commerce to designate a replacing escrow agent. Under no circumstances shall the Escrow Share be assigned to Electronics and/or Topaz.

0.2                                          The Escrow Agent may also terminate his appointment as escrow agent under this Agreement by the end of any month by giving Electronics, Topaz, and the Company one month prior written notice if the Escrow Agent’s acting under this Agreement will be or become unlawful under applicable law, on request of any regulatory authority or if such acting will or is likely to expose the Escrow Agent to reputational harm. In such case, Electronics and Topaz shall, at the latest on the

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last day of the notice period, give joint written instructions to the Escrow Agent to assign the Escrow Share by notarial deed issued by a Swiss Civil Law Notary Public to those persons designated jointly by Electronics and Topaz. This Agreement terminates immediately thereafter according to Section 0 (i) and (ii).

If the Escrow Agent has not received joint written instructions by Electronics and Topaz after expiry of the notice period, the Escrow Agent shall in writing ask Topaz and Electronics to issue such instructions within an additional 5 days period. If the Escrow agent has not received joint written instructions by Electronics and Topaz after expiry of the additional 5 days period, the Escrow Agent shall ask the president of the Zurich Chamber of Commerce to designate a replacing escrow agent. Under no circumstances shall the Escrow Share be assigned to Electronics and/or Topaz.

Miscellaneous

Co-operation

The parties to this Agreement undertake to sign, execute or perform such other documents, instruments, certificates or acts as may be reasonably required by each party to perform, complete, perfect and consummate the transactions contemplated in this Agreement.

Notices

All notices or other communications under this Agreement shall be made in writing and delivered by hand, registered mail, courier service, or sent by fax letter to the respective party’s address set forth in the caption of this Agreement, or to such other address as may be designated in the same manner.

Amendments

Neither this Agreement nor any provisions thereof can be modified, amended, or changed, except by an instrument in writing which shall be signed by all parties.

No forfeiture of rights

The failure by any party to this Agreement to enforce at any time or for any period of time any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every such provision of this Agreement.

Assignment

The Escrow Agent shall not be entitled to assign any rights or claims under this Agreement. Any of the parties other than the Escrow Agent shall only be entitled to assign its rights or claims under this Agreement under the conditions set forth in Article 14.3 of the “Agreement between Members of Tyco International Services GmbH, Schaffhausen/Switzerland”, dated January 15, 2007.

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Severability

If any provision or any portion of any provision contained in the Agreement is invalid, illegal or unenforceable, the remaining provisions, and if a portion of any provision is invalid, illegal or unenforceable, the remaining provision or portion of such provision shall, nevertheless, remain in full force and effect. The parties undertake to negotiate in good faith with a view to replace such invalid, illegal or unenforceable provision or part thereof with another provision not invalid, illegal or unenforceable with the same or similar effect.

Governing Law and Jurisdiction

This Agreement and all disputes including those concerning any statute of limitations, set-off claims, tort claims, and interest claims, shall be governed by the laws of Switzerland excluding its conflict of law rules.

Any dispute, controversy, or claim arising under, out of, or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be exclusively referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force at the time when the arbitration is initiated. The place of arbitration shall be Zurich / Switzerland. The arbitration shall be conducted in the English language. The number of arbitrators shall be three.

Place/Date:

Tyco Electronics Services GmbH

By:	By:
Name:	Name:
Title: Geschäftsführer	Title:	Geschäftsführer

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Place/Date:

Tyco International Services Holding GmbH

By:	By:
Name:	Name:
Title: Geschäftsführer	Title: Geschäftsführer

Place/Date:

Halsey Group S.À.R.L.

By:	By:
Name:	Name:
Title:	Title:

Place/Date:

Tyco International Services GmbH

By:	By:
Name:	Name:
Title: Geschäftsführer	Title: Geschäftsführer

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